Filed Pursuant to Rule 424(b)(3)

Registration No. 333-167087

QKL STORES INC.

37,937 Shares of Common Stock

Offered by Selling Stockholders

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 37,937 shares of our common stock comprising:

▪	15,878 shares of common stock held by selling stockholders; and

▪	22,059 shares of common stock that the selling stockholders may acquire on conversion of Series A Preferred Stock.

The Series A Preferred Stock was purchased by the selling stockholders in a private placement completed on March 28, 2008.   We are required by the terms of a registration rights agreement and a separate agreement to register the shares listed above.  The Series A Preferred Stock is convertible into common stock at the rate (subject to adjustment) of one share of common stock for 24 shares of Series A Preferred Stock.

Our common stock is listed on the Nasdaq Capital Market (“NASDAQ”) under the symbol “QKLS.”  On October 18, 2013, the last reported sale price of our common stock quoted on NASDAQ was $5.35 per share.

The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on NASDAQ or in private negotiated transactions.  Each selling stockholder will determine the prices at which it sells its shares.  Although we will incur expenses in connection with the registration of the common stock (estimated to be approximately $53,023), we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 for a discussion of certain risk factors that you should consider . You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2013

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

THE OFFERING	5

RISK FACTORS	6

ABOUT THIS PROSPECTUS	20

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS	20

OTHER REFERENCES	21

EXPLANATORY NOTE	21

SELLING STOCKHOLDERS	22

PLAN OF DISTRIBUTION	24

USE OF PROCEEDS	25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26

BUSINESS	39

PROPERTIES	51

LEGAL PROCEEDINGS	59

OUR HISTORY AND CORPORATE STRUCTURE	60

MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	67

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	69

DIRECTORS AND EXECUTIVE OFFICERS	70

EXECUTIVE COMPENSATION	74

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	77

DESCRIPTION OF SECURITIES TO BE REGISTERED	78

LEGAL MATTERS	79

EXPERTS	79

INTERESTS OF NAMED EXPERTS AND COUNSEL	79

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS	80

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	80

WHERE YOU CAN FIND MORE INFORMATION	81

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	81

INDEX TO FINANCIAL STATEMENTS

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PROSPECTUS SUMMARY

References to “QKL-China” are to Daqing Qing Ke Long Chain Commerce & Trade Co., Ltd., a People’s Republic of China retail company that we control through a series of contractual arrangements described in the section entitled “Our History and Corporate Structure.” Unless otherwise specified or required by context, references to “we,” “our,” “us” and the “Company” refer collectively to (i) QKL Stores Inc. (formerly known as Forme Capital, Inc.), (ii) the subsidiaries of QKL Stores Inc., which are Speedy Brilliant Group Limited, a British Virgin Islands company (“Speedy Brilliant (BVI)”), which is wholly owned by QKL Stores Inc., and Speedy Brilliant Commercial Consultancy Co., Ltd. (“Speedy Brilliant (Daqing)”), which is wholly owned by Speedy Brilliant (BVI), (iii) QKL-China, (iv) Daqing Qinglongxin Commerce & Trade Co., Ltd. (“QC&T”), a wholly owned subsidiary of QKL-China, and (v) Daqing Longqing Microcredit Co., Ltd. (“QKL-LQ”), a People’s Republic of China company that we control through contractual arrangements described in the section entitled “Our History and Corporate Structure”. For convenience, certain amounts in Chinese Renminbi (“RMB”) have been converted to United States dollars at an exchange rate of $1 = RMB 6.3161, the exchange rate on December 31, 2012. References to “IGA” are to the Independent Grocers Alliance, an international trade group and network of supermarkets that offers its members access to industry information, bargaining advantages with suppliers, and other benefits of affiliation with a large trade group. IGA reports that its member companies operate in 30 countries worldwide. Its website is www.IGA.com. References in this annual report to the “PRC” or “China” are to the People’s Republic of China.

In keeping with standard practice and the practice of the National Bureau of Statistics of China, references to “northeastern China” are to the three northeastern provinces of Heilongjiang, Jilin and Liaoning.

References to QKL-China’s “registered capital” are to the equity of QKL-China, which under PRC law is measured not in terms of shares owned but in terms of the amount of capital that has been or will be contributed to a company by a particular shareholder or all shareholders. The portion of a limited liability company’s total capital contributed by a particular shareholder represents that shareholder’s ownership of the company and the total amount of capital contributed by all shareholders is the company’s total equity. Capital contributions are made to a company by deposits into a dedicated account in the company’s name, which the company may access in order to meet its financial needs. When a company’s accountant certifies to PRC authorities that a capital contribution has been made and the company has received the necessary government permission to increase its contributed capital, the capital contribution is registered with regulatory authorities and becomes a part of the company’s “registered capital.”

All the information in this prospectus gives retroactive effect to a 1-for-3 reverse stock split of our common stock effected on June 11, 2012 and a 1-for-8 reverse stock split of our common stock effected on February 4, 2013.

Summary

We are a regional supermarket chain that currently operates 27 supermarkets, 14 hypermarkets and 4 department stores in northeastern China and Inner Mongolia. Our supermarkets and hypermarkets sell a broad selection of merchandise including groceries, fresh food and non-food items. A supermarket offers various daily necessities on a self-service basis and averages 2,500 square meters in sales area. A hypermarket is similar to a supermarket but has a larger operating scale, and is typically over 4,500 square meters in sales area. We currently have three distribution centers servicing our supermarkets.

We are the first supermarket chain in northeastern China and Inner Mongolia that is a licensee of the Independent Grocers Alliance, or IGA, a United States-based global grocery network. As a licensee of IGA, We are able to engage in group bargaining with suppliers and have access to more than 2,000 private IGA brands, including many that are exclusive IGA brands.

Our total revenues for the year ended December 31, 2012 was approximately $365.6 million, a decrease of $4.9 million, or 1.3%, compared to total revenues of $370.5 million for the year ended December 31, 2011. Our net loss excluding impairment charge for the year ended December 31, 2012 was approximately $4.3 million, a decrease of $6.9 million, from net income of approximately $2.6 million for the year ended December 31, 2011.

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Our Industry

We operate in the supermarket industry in China, which is a part of the country’s retail trade sector. We believe the retail market has benefited from compelling industry fundamentals such as rapid economic growth, urbanization and increasing disposable income.

According to a PRC government work report for 2010 by Premier Wen Jiabao, China’s economy has been experiencing consistent growth with nominal GDP growing from approximately $2.3 trillion in 2005 to approximately $5.9 trillion in 2010, a compound annual growth rate of approximately 16.9%. As a result of China’s rapid economic growth, the urban population has increased dramatically as people in rural and less developed areas migrate to cities in search of better jobs and higher living standards. During the period between 2005 and 2010, the total urban population in China increased by approximately 57.7 million. This growth has been accompanied by rising income levels of urban households where annual per capita disposable income increased from $1,587 in 2005 to $2,950 in 2010, a compound growth rate of 13.2%. A growing middle class combined with an increasing affluence and purchasing power has driven the rapid development of the retail sector and in turn driven a large increase in consumer spending.

Northeast China has a population of 133 million, or approximately 9% of China’s population. In December 2007, a major economic-development plan for northeastern China, the “Plan for Revitalizing Northeast China,” was announced by an office of the PRC’s State Council. We believe that the plan indicates a commitment by the PRC government to make economic development of northeastern China a high priority. We also believe that this development is likely to contribute to our growth.

Company History

On March 28, 2008, QKL Stores Inc. (formerly known as Forme Capital, Inc.) acquired control of QKL-China through a “reverse merger” transaction. Upon completion of the reverse merger transaction, QKL Stores Inc. ceased to be a shell company (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)).

Shares Issued To The Selling Stockholders

Placement Agent Warrants

On March 9, 2007, QKL entered into an engagement agreement with Kuhns Brothers, Inc. (“Kuhns Agreement”) for the provision of investment banking and other services as in contemplation of a reverse merger of the company or a company affiliated with the company with a publicly traded shell company and simultaneous $15.5 million financing transaction. On January 22, 2008, QKL terminated the engagement agreement and the parties executed a settlement agreement. Under the terms of the settlement agreement, Kuhns Brothers, Inc. was paid a cash fee equal to 8.5% of the gross proceeds invested in the financing by investors introduced to the Company by Kuhns Brothers, Inc. and was issued Series A Warrants to purchase 7,969 shares of our common stock and Series B Warrants to purchase 6,375 shares of our common stock. We believe that the designees to whom Kuhns Brothers, Inc. transferred the securities it received pursuant to the settlement agreement were employees or otherwise affiliated with Kuhns Brothers, Inc. and received their shares as consideration for their services to Kuhns Brothers, Inc.

Other Issuances in 2007

Robert Scherne, a selling stockholder, served as a director and Chief Financial Officer of Forme Capital from September 19, 2007 until March 28, 2008. In December 2007, Mr. Scherne received 875 shares of common stock as compensation for his services, of which he currently holds 709 shares of common stock that are being registered on this prospectus.

In December 2007, we issued 1,550 shares of our common stock to Menlo Venture Partners, LLC, as repayment of a working capital advance in the amount of $25,000.

Reverse Merger and Private Placement Transaction

On March 28, 2008, we acquired control of QKL-China through a “reverse merger” transaction. Through the reverse merger we ceased to be a shell company as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and then became in the business of operating supermarkets in northeastern China.

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At the same time as the closing of the reverse merger transaction, we closed a private placement of securities, in which we sold to certain accredited investors listed under “Investors In Private Placement” in the Selling Stockholders table included in the section of this prospectus entitled “Investors in Private Placement,” for gross proceeds to us of $15.5 million, 379,902 units at a purchase price of $40.80 per unit, each unit consisting of one share of Series A Preferred Stock (each of which is convertible into one share of our common stock), a 0.625 interest in a Series A Warrant and a 0.625 interest in a Series B Warrant. We received $13,523,530 as net proceeds from this financing. The closing of the private placement was conditioned on the closing of the reverse merger transaction.

On March 28, 2008, as part of a $15.5 million private placement, we entered into a registration rights agreement (as amended on May 8, 2008) with certain investors, pursuant to which we agreed to register for resale up to an aggregate of 854,779 shares of common stock, including shares of common stock underlying Series A Preferred Stock, Series A Warrants and Series B Warrants. The registration rights agreement provided that if the initial registration statement required to be filed thereunder was not declared effective by September 24, 2008, we would be required to pay certain liquidated damages to the investors. On March 9, 2009, the investors party to the registration rights agreement waived their right to such liquidated damages and on August 11, 2009, the initial registration statement covering 86,285 shares of the total shares registrable pursuant to the registration rights agreement was declared effective. We were not able to register the balance of the shares required to be registered pursuant to the registration rights agreement due to limits imposed by the Securities Exchange Commission’s interpretation of Rule 415 of Regulation C promulgated under the Securities Act of 1933, as amended (the “ Securities Act ”).

There are additional deadlines we are required to meet if the private placement investors request that we file one or more registration statements covering the remaining shares that we are obligated to register pursuant to the registration rights agreement. In the event that we are required to file an additional registration statements to cover securities that we have previously been unable to register, we will be required to file any such additional registration statement within 30 days of receipt of demand notice from certain of our stockholders. We will further be required to have any such additional registration statement declared effective within 150 days of its initial filing date, or 180 days from its initial filing date in the event that the registration statement is given a full review by the Securities and Exchange Commission. If we fail to meet one or more of those deadlines, we would, in the absence of an additional waiver, be required to pay the investors up to a maximum of $1,550,000 in liquidated damages. Payment of a significant amount of liquidated damages would harm our profitability and we may not have sufficient cash to pay them.

Other Issuances

Castle Bison, Inc., a selling stockholder, is a California corporation owned and controlled by Raul Silvestre. Mr. Silvestre was counsel to the Company from September 17, 2007 to March 28, 2008. On September 17, 2007, Castle Bison acquired its shares of our common stock from Synergy Business Consulting pursuant to a stock purchase agreement (“2007 Private Placement”) by and among the Company, Synergy Business Consulting and Lomond International, Inc., as agent for several buyers. Prior to March 28, 2008, Castle Bison owned approximately 9.19% of our outstanding common stock, or 5,742 shares. Therefore, Castle Bison could be deemed to have been our affiliate at that time.

Windermere Insurance Company, a selling stockholder, is a British Virgin Islands business development company. John Scardino has sole voting and dispositive power over the shares held by Windermere. Windermere acquired its shares of our common stock in the 2007 Private Placement. Prior to March 28, 2008, Windermere owned approximately 7.75% of our outstanding common stock, or 4,834 shares. Therefore, Windermere could be deemed to have been our affiliate at that time.

Each of Benjamin Hill, Fink Family Trust, Brandon Hill, Mark Bell M.D. Inc Retirement Trust, Larry Chimerine, Irv Edwards M.D. Inc. Employee Retirement Trust, and Marie Tillman acquired its shares of our common stock in the 2007 Private Placement.

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In December 2007, Robert Scherne, our former chief financial officer and director, acquired his shares of our common stock as compensation for his services.

For additional information regarding the Private Placement Transaction, please see the section of this prospectus entitled “Our History and Corporate Structure”.

The following table compares:

A. the number of shares of common stock issued and outstanding prior to our March 2008 private placement transaction, which were held by persons other than the selling shareholders, affiliates of the company, and affiliates of the selling shareholders;

B. the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in our registration statement No. 333-150800 previously filed with the SEC and declared effective on August 11, 2009 (the “2009 Registration Statement”);

C. the number of shares registered for resale in the 2009 Registration Statement by the selling shareholders or affiliates of the selling shareholders that continue to be held by the selling shareholders or affiliates of the selling shareholders;

D. the number of shares registered for resale in the 2009 Registration Statement that have been sold in resale transactions by the selling shareholders or affiliates of the selling shareholders; and

E. the number of shares registered for resale on behalf of the selling shareholders or affiliates of selling Shareholders pursuant to this Registration Statement.

A	B	C	D	E
6,127	86,285	46,265	40,020	37,937

Public Offering

In November 2009, we raised an aggregate of $39.7 million in a public offering of 287,500 shares of our common stock at a price of $138 per share.

Name Change

On June 18, 2008, we changed our name from Forme Capital, Inc. to QKL Stores Inc. On the same date, our name change was reflected on the Over-the-Counter Bulletin Board (“OTCBB”) and our common stock began trading under the stock symbol QKLS.OB. On October 21, 2009, our common stock was listed on NASDAQ under the symbol “QKLS.”

Executive Office

Our executive offices are located at 4 Nanreyuan Street, Dongfeng Road, Sartu District, Daqing, 163300 P.R.C. and our telephone number is (011) 86-459-4607987. Our corporate website is www.qklstoresinc.com .. Information contained on, or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

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The Offering

Offering by Selling Stockholders

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 37,937 shares of our common stock comprising:

▪	15,878 shares of common stock held by selling stockholders;

▪	22,059 shares of common stock that the selling stockholders may acquire on conversion of Series A Preferred Stock.

The shares being registered may be offered for sale by the selling stockholders from time to time. No shares are being offered for sale by the Company.

Common stock outstanding prior to Offering	1,522,326 as of October 18, 2013

Common stock offered by the Company	0

Total shares of common stock offered by selling stockholders	37,937

Common stock to be outstanding after the offering (assuming conversion of all of the Series A Preferred Stock being offered)	1,544,385

Total dollar value of common stock being registered	Our common stock is listed on the Nasdaq Capital Market (“NASDAQ”) under the symbol “QKLS.” On October 18, 2013, the last reported sale price of our common stock quoted on NASDAQ was $5.35 per share. Using this value the dollar value of the 37,937 shares of common stock (including the shares underlying the Series A Preferred Stock) being registered was $202,962.95.

Use of Proceeds	We will not receive any of the proceeds from the sales of the shares by the selling stockholders.

Our NASDAQ Trading Symbol	QKLS

Risk Factors	See “Risk Factors” beginning on page 6 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

If we do not receive prompt delivery of the goods we order, in good condition, and at the prices we expect, our ability to generate profits could be harmed.

As a retail company, our ability to keep our shelves stocked with a wide variety of merchandise is essential to our success and is dependent on the prompt delivery of the goods we order, in good condition, and at the prices we expect. Disruptions to our supply chain could cause us to reduce the variety or overall amount of goods we sell; to seek alternative sources for affected supplies; or to increase our prices, decrease our profit margins, or both. Any of these consequences could lead to our customers buying less, shopping elsewhere or criticizing our reputation. If this occurred, our income, profitability, reputation and competitive position would all suffer.

Our supply chain and costs could be disrupted by a wide variety of events. The most significant of these are described below:

▪	Problems with transportation infrastructure in and around northeastern China and Inner Mongolia

Delivery of our supplies depends on the smooth passage of commercial cargo through the railways, highways and waterways in and around northeastern China and Inner Mongolia. Transportation infrastructure in and around northeastern China and Inner Mongolia may suffer more breakdowns and offer fewer alternative routes than systems in many western countries.

▪	Bad harvests and severe weather could harm the agricultural production on which we depend, prevent customers from reaching our stores and disrupt our power supply

Severe storms could also reduce supplies of fresh foods by destroying crops and livestock and, in extreme cases, could reduce supplies of processed foods by reducing overall availability of the agricultural raw materials from which they are made, and cause shortages of, and price increases for, the affected supplies.

Poor yields of crops and livestock, whether due to bad weather, disease, errors in agricultural planning or other causes, could reduce the market supplies of fresh foods as well as processed foods that depend on agricultural products as raw materials. Such reductions could raise the cost of our supplies and cause the supply shortages.

▪	Quality control problems and operational difficulties among a small number of suppliers

We rely on suppliers to provide sufficient amounts of merchandise that meet our quality standards and government health and consumer-protection standards. A significant portion of our supplies (approximately 11.6% in 2010 and 14.7% in 2009) come from our top 10 suppliers, which are primarily large wholesalers and meat processors. We usually secure a primary vendor and a secondary vendor for each category of merchandise by entering into standard contracts with them, which typically have a term of one year and provide for payment at market prices. In case there are merchandise shortages, we utilize the secondary vendor. If one or more of these suppliers experiences quality control failures or is unable to secure its own supply of merchandise, whether self-produced or purchased from others, the merchandise that it delivers to us could fail to meet our or the government’s quality standards or arrive in insufficient amounts to meet our needs. If such risks do materialize, there is no guarantee we would succeed in securing replacement supplies meeting our and the government’s standards from other suppliers quickly and at reasonable prices, or at all, and we could suffer the consequences of supply chain disruption described above.

Under our supply contracts, our suppliers are responsible for damage that occurs during shipping and, under the PRC’s consumer protection laws, our suppliers must reimburse us for the cost of spoiled goods returned to us by customers for a refund. Nevertheless, significant spoilage could reduce the amount of fresh food we are able to offer, which could reduce our income.

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▪	Economic conditions

Economic conditions, in northeastern China in particular, affect the price and availability of our supplies. Inflation in prices of agricultural products and in general is a significant concern in China. If inflation develops and becomes a significant problem, many retailers in China, including us, will have to choose between increasing the prices we charge our customers and reducing the profit margins on our sales. In either case, our competitive position and operating results could be harmed, and the value of any investment in our common stock could be reduced.

In addition, the geographic concentration of our operations exposes us to the risks of the local economy. We operate in northeastern China and Inner Mongolia, and our near-term plans call for expansion only within the three provinces of northeastern China and the eastern region of Inner Mongolia. Our headquarters, warehouses and distribution facilities and all of our stores are located within a relatively limited geographic area. As a result, our business is more susceptible to regional conditions, including conditions affecting infrastructure, agriculture, inflation and employment, than our more geographically diversified competitors.

The supermarket industry in the PRC is becoming increasingly competitive and, unless we are able to compete effectively with domestic and foreign retailers, and restaurants and fast food chains, our profits could suffer.

The supermarket industry in the PRC is highly and increasingly competitive. Giant international retailers such as Wal-Mart and Carrefour have entered the market, national retailers such as Bailian and Lianhua have expanded, and local and regional competition has grown. Some of these companies have substantially greater financial, marketing, personnel and other resources than we do.

Our competitors could adapt more quickly than we do to evolving consumer preferences or market trends, have more success than we do in their marketing efforts, control supply costs and operating expenses more effectively than we do, or do a better job than we do in formulating and executing expansion plans. Increased competition may also lead to price wars, counterfeit products or negative brand advertising, all of which may adversely affect our market share and profit margins. Expansion of large retailers into new locations may limit the locations into which we may profitably expand. To the extent that our competitors are able to take advantage of any of these factors, our competitive position and operating results may suffer.

We also face heightened competition from restaurants and fast food chains, which are capturing an increasing portion of household food expenditures in the PRC.

Because we face intense competition, we must anticipate and quickly respond to changing consumer demands more effectively than our competitors. In order to succeed in implementing our business plan, we must achieve and maintain favorable recognition of our private label brands, effectively market our products to consumers, competitively price our products, and maintain and enhance a perception of value for consumers. We must also source and distribute our merchandise efficiently. Failure to accomplish these objectives could impair our ability to compete successfully and adversely affect our growth and profitability.

Our limited operating history makes it difficult to evaluate our future prospects and results of operations; our business could fail, and you could lose some or all of your investment.

We have a limited operating history and the PRC supermarket industry is young and continually growing. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early-stage companies in evolving markets. Some of these risks and uncertainties relate to our ability to:

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▪	Offer new products to attract and retain a larger customer base;

▪	Respond to competitive and changing market conditions;

▪	Maintain effective control of our costs and expenses;

▪	Attract additional customers and increase spending per customer;

▪	Increase awareness of our brand and continue to develop customer loyalty;

▪	Attract, retain and motivate qualified personnel;

▪	Raise sufficient capital to sustain and execute our expansion plan;

▪	Respond to changes in our regulatory environment;

▪	Manage risks associated with intellectual property rights; and

▪	Foresee and understand long-term trends.

Because we are a relatively new company, we may not be experienced enough to address all the risks in our business or in our expansion plan. If we are unsuccessful in addressing any of these risks and uncertainties, our business may fail.

Our internal control over financial reporting and our disclosure controls and procedures have been ineffective, and failure to improve them could lead to future errors in our financial statements that could require a restatement or untimely filings, which could cause investors to lose confidence in our reported financial information, and a decline in our stock price.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting for the company. Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting.

We conducted an evaluation, under the supervision and with the participation of our CEO and CFO, of the effectiveness of the design and operation of our disclosure controls and procedures (as such term is defined in Rules 13a15 (e) and 15d15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of December 31, 2012. Based on such evaluation, our CEO and CFO have concluded that, as of  the end of such period, our disclosure controls and procedures and our internal controls over financial reporting were not effective.  The conclusion that our internal controls over financial reporting were not effective was based on material weaknesses we identified in relation to our financial closing process and the timely filing of current reports on Form 8-K.

As a result of the ineffectiveness of our disclosure controls and procedures and internal controls over financial reporting described above, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Economic conditions that affect consumer spending could limit our sales and increase our costs.

Our results of operations are sensitive to changes in overall economic conditions that affect consumer spending, including discretionary spending. Inflation and adverse changes to employment levels, business conditions, interest rates, energy and fuel costs and tax rates can, in addition to causing the supply chain cost challenges described above, reduce consumer spending and change consumer purchasing habits.

As of the date of this prospectus, we have not been significantly negatively impacted by the economic downturn in the PRC. The recession in the PRC to date has mainly impacted the export sector based in southeastern China. Northeastern China and Inner Mongolia, where our stores are located, have not been affected to the same extent. Should the economic downturn worsen and spread to northeastern China and Inner Mongolia, where we are based, a general reduction in the level of consumer spending in the region would likely result, which would reduce our sales revenues and profits.

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Much of our income comes from sales of perishable merchandise, which can lose its value quickly; such losses could harm our operating results.

We could suffer spoilage if supply chain disruptions occur, if our refrigerators and freezers malfunction or if we suffer lapses of quality control inspection and supervision. If our inspections fail to discover spoilage in a shipment of fresh food or if we fail to routinely inspect perishable merchandise on our shelves, we could inadvertently offer spoiled food for sale, which could harm our reputation, competitive position and operating results. Moreover, if we fail to accurately predict future customer demand for perishable food, we would be forced to discard unsold perishable food once it spoils, which would also negatively affect our operating results.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our high-margin products, which would negatively impact our profits.

Our sales results could be harmed if consumers lose confidence in the safety and quality of our fresh food products. Consumers in the PRC are becoming increasingly conscious of food safety and nutrition. Consumer concerns about, for example, the safety of meat, fish, or dairy products, or about the safety of food additives used in processed food products, could discourage them from buying these relatively high-margin products and cause our profit margins to fall and our results of operations to suffer.

We rely on the performance of our individual stores, individual store managers, regional managers and our operating director for our sales, and should any or all of them perform poorly for any reason, our sales results, reputation and competitive position would suffer.

We sell all of our products through our individual stores. Each supermarket is managed by a store manager who reports directly to one of our four regional managers. Each regional manager manages around 10 stores and reports to our operating director, who reports to our COO, Ms. Xishuang Fan. Regional managers spend their time in stores to work together with each individual store manager. Each region holds teleconferences every week. Although all purchasing decisions as to vendors and costs are made by company management and not store managers, the store manager makes the decision as to order quantities and is responsible for the daily operation of the store. If factors either in or out of a store manager’s control reduce a store’s business — for example, disruption of customer traffic by nearby construction or customer dissatisfaction with store employees — the individual store’s income could fall, which would negatively impact our sales. Also, if our managers and operating director fail to adequately manage store employees and day-to-day operations in a manner that pleases our customers, our reputation and competitive position will suffer.

We may fail to identify or anticipate trends in consumer preferences, which could result in decreased demand for our merchandise, and lower revenues and profits.

Our continued success in the retail market depends on our ability to anticipate the changing tastes, dietary habits and lifestyle preferences of customers. If we are not able to anticipate and identify new consumer trends and stock our shelves accordingly, our sales may decline and our operating results may be adversely affected. For example, we believe meat and dairy products have strong growth potential in northeastern China and Inner Mongolia. Accordingly, we have increased our focus on sales of these products, which tend to have higher profit margins than our other products. If the market for these products in the PRC does not grow as we expect, our income may not grow as we expect and our operating results may suffer.

Our profit margins could narrow and as a result the value of any investment in our common stock could be reduced.

Profit margins in the grocery retail industry are narrow. In order to increase or maintain our profit margins, we are developing strategies to reduce costs by attempting to increase efficiencies and increase sales of higher-margin items such as private label merchandise, prepared-in-store foods, and meat and dairy products, but we can offer no assurance that such strategies, or our execution of such strategies, will be successful. We also implement promotional price reductions as part of our competitive strategy that may further affect our profit margin. Thus, there is no guarantee that our current profit margin will not decline, which would negatively impact our profitability.

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We rely heavily on information technology systems, which could fail, causing damage to our operations.

We have a large and complex information technology system that we rely on to keep track of inventory and sales, determine our ordering of supplies, and communicate among stores, our distribution center and our corporate headquarters. Like any electronic data management system, ours is subject to malfunction. In such a case, our operations could be significantly disrupted as we work to fix the problem, upgrade our system or adopt a new system.

In addition, despite our efforts to secure our computer network, the security of our network could be compromised, confidential information could be misappropriated and other system disruptions could occur. This could lead to loss of sales and diversion of corporate resources from operations and planning.

 If we have difficulties finding and leasing new retail space for new stores or retaining existing retail space, our operations could be disrupted and we will be unable to grow as planned, which would negatively affect our stock price.

We currently lease the majority of our store locations. Typically our supermarket leases have initial 10-20 year lease terms and may include renewal options for up to an additional 10 or 20 years. Our revenues and profitability would be negatively impacted if we are unable to renew these leases at reasonable rates.

We completed the initial steps in the execution of our expansion plan in March 2008, when we raised financing through the combination of our reverse merger and private placement and also raised additional financing in our public offering in the fourth quarter of 2009. Under our expansion plan, we opened:

•	ten new stores in 2008 that have in the aggregate approximately 42,000 square meters of space
•	seven new stores in 2009 that have, in the aggregate, approximately 32,000 square meters of space
•	nine new stores in 2010 that have in the aggregate approximately 74,189square meters of space
•	fourteen new stores in 2011 that have in the aggregate approximately 101,000 square meters of space
•	one new store in 2012 that has approximately 5,700 square meters of space

Our success in executing our expansion plan depends on our ability to open or acquire new stores in existing and new retail areas and to operate these stores successfully. We may also choose to continue to expand through acquisitions. We must find suitable locations for those stores and reach reasonable terms with building owners and other interested parties, which could be difficult as we face intense competition from other retailers for such sites. If we cannot find suitable locations at a reasonable cost, our ability to grow will be compromised, which would negatively affect our stock price.

Our insurance coverage may be inadequate and, if any of the products we sell causes personal injury or illness, we could be exposed to significant losses resulting from negative publicity and harm to our reputation. This exposure could harm our business.

The sale of food products for human consumption involves an inherent risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties, contamination, including by bacteria, insecticides, fertilizers and other substances, spoilage and mislabeling. Although we and our suppliers are subject to governmental inspections and regulations, consumption of our products could still cause a health-related illness in the future and we could be subject to claims or lawsuits relating to such events. Under certain circumstances, we could be required to recall products. Unlike most supermarket companies in the United States, but in line with industry practice in the PRC, we do not maintain product liability insurance, and we cannot predict the extent of liability we could face if such events were to occur.

Although the standard contracts we sign with our suppliers include a provision that shifts liability to our suppliers if a consumer is injured by a supplier’s product, the negative publicity surrounding any assertions that merchandise we carry caused personal injury or illness could adversely affect our reputation and competitive position. In addition, our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties. Except for property, accident and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

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We do not maintain a reserve fund for potential warranty or defective products claims. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, our results of operations and financial condition would suffer.

Our company name and private label merchandise may be subject to counterfeiting or imitation, which could damage our reputation and brand image, and lead to higher administrative costs.

We regard brand positioning as an important element of our competitive strategy, and intend to position our private label brands to be associated with low prices, high quality, convenience and a positive shopping experience. There have been frequent occurrences of counterfeiting and imitation of products in the PRC in the past. Imitation of our company name or logo could occur in the future and there is no guarantee that we will be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could damage our corporate and brand image.

If we do not effectively manage our growth, our expansion efforts could fail, which would negatively affect our stock price.

There is no guarantee that our expansion plan will be successfully implemented. In order to fully implement these plans, we will have to hire a large number of additional employees, secure new retail locations, and integrate new stores and distribution routes into our existing business. There is no guarantee that we will meet all or any of these needs and therefore no guarantee that we will succeed in our efforts to expand.

Moreover, our future expansion will depend both on the profitability of our business and our ability to raise capital from outside sources.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. We may not have the requisite experience to manage and operate a larger network of stores and distribution centers. In addition, we may face challenges in integrating acquired businesses with our own. These events would increase demands on our existing management, workforce and facilities. Failure to satisfy these increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

If our expansion plans are not fulfilled, our stock price will decline.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to implement our business objectives could be limited. Difficulties with hiring, employee training and other labor issues could disrupt our operations.

Our operations depend on the work of more than 6,000 employees. We may not be able to retain those employees, successfully hire and train new employees or integrate new employees into the programs and policies of the Company. Any such difficulties would reduce our operating efficiency and increase our costs of operations, and could harm our overall financial condition.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them within a reasonable time, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could limit our future growth and reduce the value of our common stock.

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We may have difficulty establishing adequate management, legal and financial controls in the PRC, which may result in a material misstatement of our annual or interim consolidated financial statements.

Companies in the PRC have not historically adopted a western style of management and financial reporting concepts and practices, or a modern western style of banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of employees qualified in these areas to work for our operating company in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data, preparing financial statements, books of account and corporate records, and instituting business practices relating to our PRC operations that meet western standards. Any such difficulty could result in a material misstatement of our annual or interim consolidated financial statements.

We could be required to pay liquidated damages to our investors under the registration rights agreement entered into with our investors and such payment could harm our financial condition.

On March 28, 2008, as part of a $15.5 million private placement, we entered into a registration rights agreement (as amended on May 8, 2008) with certain investors, pursuant to which we agreed to register for resale up to an aggregate of 1,728,969 shares of common stock, including shares of common stock underlying Series A Preferred Stock, Series A Warrants and Series B Warrants. The registration rights agreement provided that if the initial registration statement required to be filed thereunder was not declared effective by September 24, 2008, we would be required to pay certain liquidated damages to the investors. On March 9, 2009, the investors party to the registration rights agreement waived their right to such liquidated damages and on August 11, 2009, the initial registration statement covering 86,285 shares of the total shares registrable pursuant to the registration rights agreement was declared effective. We were not able to register all of the 1,728,969 shares in the initial registration statement due to limits imposed by the Securities Exchange Commission’s interpretation of Rule 415 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

There are additional deadlines we are required to meet if the private placement investors request that we file one or more registration statements covering the remaining shares that we are obligated to register pursuant to the registration rights agreement. In the event that we are required to file an additional registration statement to cover securities that we have previously been unable to register, we will be required to file any such additional registration statement within 30 days of receipt of demand notice from certain of our stockholders.  We will further be required to have any such additional registration statement declared effective within 150 days of its initial filing date, or 180 days from its initial filing date in the event that the registration statement is given a full review by the Securities and Exchange Commission. If we fail to meet one or more of those deadlines, we would, in the absence of an additional waiver, be required to pay the investors up to a maximum of $1,550,000 in liquidated damages. Payment of a significant amount of liquidated damages would harm our profitability and we may not have sufficient cash to pay them.

If our lease agreements for certain stores are nullified due to title deficiencies of our landlords, our business may be adversely affected.

The PRC real property laws and regulations require landlord to be the legal owner of the relevant leased properties, otherwise the lease agreement may be nullified. We have not received or confirmed documentation evidencing our landlord’s legal ownership for 10 of our stores. If any of these landlords do not legally own the leased properties, the actual legal owners could force the affected stores to relocate and operation of the stores concerned may be temporarily terminated until such stores are relocated.

In addition, the PRC real property laws and regulations require landlords to obtain prior consent from the legal owner of the relevant leased properties before the execution of any sublease agreements; otherwise the sublease agreement may be nullified if the legal owner refuses to rectify his consent. We have not independently confirmed whether consents authorizing our subleases for our supermarkets and distribution centers have been obtained. If the legal owners of the stores claim that the subleases were invalid, operation of the supermarkets or distribution centers concerned may be terminated until the supermarkets or distribution centers are relocated.

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Some of our stores may not be in full compliance with legal requirement on their sector approvals and business licenses and may therefore be subject to punishment imposed by the relevant PRC authorities.

The PRC laws and regulations require that store operators obtain a Public Site Hygiene License and, if applicable, a Food Hygiene License if there are edible products being processed or distributed in the store. Store operators are also required to indicate “store operation” on the Public Site Hygiene License and to specify each category of edible product (i.e., vegetables, fresh seafood, etc.) distributed. Failure to do so may expose the store to administrative punishments imposed by the relevant government authorities. Punishments include administrative penalty up to RMB20,000 (approximately US$3,000), confiscation of income generated from the excluded business items and, in extreme cases, revocation of the business license of the violating store.

Several of our stores have either not obtained the Public Site Hygiene License or are distributing edible products without specifying the product category on their Food Hygiene License. Such stores may be subject to sanction as discussed above, which may be imposed at the sole discretion of PRC authorities.

In addition, several of our stores are distributing products salt, alcohol, audio-video products and tobacco which are not permitted on their business license. While such stores have not been sanctioned for such discrepancy, we cannot guaranty that the relevant PRC authority will not impose administrative penalties on such stores in the future, which penalties could be up to RMB100,000 (approximately US$15,000) per store.

We are not current in our payment of social insurance and housing accumulation fund for our employees and such shortfall may expose us to relevant administrative penalties.

The PRC laws and regulations require all the employers in China to fully contribute their own portion of the social insurance premium and housing accumulation fund for their employees within a certain period of time. Failure to do so may expose the employers to make rectification for the accrued premium and fund by the relevant labour authority. Also, an administrative fine may be imposed on the employers as well as the key management members. Speedy Brilliant (Daqing), QKL-China and QT&C have failed to fully contribute the social insurance premium and housing accumulation fund. Therefore, they may be subject to the administrative punishment as mentioned above.

Risks Related to Our Corporate Structure

We control QKL-China through a series of contractual arrangements, which may not be as effective in providing control over the entity as direct ownership and may be difficult to enforce.

We operate our business in the PRC through our variable interest entity, QKL-China. QKL-China holds the licenses, approvals and assets necessary to operate our business in the PRC. We have no equity ownership interest in QKL-China and rely on contractual arrangements with QKL-China and its shareholders that allow us to substantially control and operate QKL-China. These contractual arrangements may not be as effective as direct ownership in providing control over QKL-China because QKL-China or its shareholders could breach the arrangements.

Our contractual arrangements with QKL-China are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. If QKL-China or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to:

▪	incur substantial costs to enforce such arrangements, and

▪	rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages.

The legal environment in the PRC is not as developed as in the United States and uncertainties in the Chinese legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

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If the PRC government determines that the contractual arrangements through which we control QKL-China do not comply with applicable regulations, our business could be adversely affected.

Although we believe our contractual relationships through which we control QKL-China comply with current licensing, registration and regulatory requirements of the PRC, we cannot assure you that the PRC government would agree, or that new and burdensome regulations will not be adopted in the future. If the PRC government determines that our structure or operating arrangements do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

The controlling shareholders of QKL-China have potential conflicts of interest with us, which may adversely affect our business.

The controlling shareholders of QKL-China are also beneficial holders of our common shares. They are also directors of both QKL-China and us. These shareholders hold a larger interest in QKL-China when compared to their beneficial ownership in our shares. Conflicts of interest between their dual roles as shareholders and directors of both QKL-China and us may arise. We cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of the Company or that conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause QKL-China to breach or refuse to renew the existing contractual arrangements that allow us to receive economic benefits from QKL-China. Currently, we do not have existing arrangements to address potential conflicts of interest between these individuals and our company. We rely on these individuals to abide by the laws of the State of Delaware, which provide that directors owe a fiduciary duty to the Company, and which require them to act in good faith and in the best interests of the Company, and not use their positions for personal gain. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of QKL-China, we would have to rely on legal proceedings, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

Risks Related to Doing Business in the People’s Republic of China

Our business operations are conducted entirely in the PRC. Because China’s economy and its laws, regulations and policies are different from those typically found in western countries and are continually changing, we will face risks including those summarized below.

The PRC is a developing nation governed by a one-party government and may be more susceptible to political, economic, and social upheaval than other nations; any such upheaval could cause us to temporarily or permanently cease operations.

China is a developing country governed by a one-party government that imposes restrictions on individual liberties that are significantly stricter than those typically found in western nations. China has an extremely large population, significant levels of poverty, widening income gaps between rich and poor and between urban and rural residents, large minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems to be found in other countries. China has also experienced rapid economic growth over the last decade, and its legal and regulatory systems have changed rapidly to accommodate this growth. These conditions make China unique and may make it susceptible to major structural changes. Such changes could include a reversal of China’s movement to encourage private economic activity, labor disruptions or other organized protests, nationalization of private businesses, internal conflicts between the police or military and the citizenry, and international political or military conflict. If any of these events were to occur, it could damage China’s economy and impair our business.

We are subject to comprehensive regulation by the PRC legal system, which is uncertain. As a result, it may limit the legal protections available to you and us and we may not now be, or remain in the future, in compliance with PRC laws and regulations.

QKL-China, our operating company, is incorporated under and is governed by the laws of the PRC; all of our operations are conducted in the PRC; and our suppliers and the agricultural producers on whom they depend are all located in the PRC. The PRC government exercises substantial control over virtually every sector of the PRC economy, including the production, distribution and sale of our merchandise. In particular, we are subject to regulation by local and national branches of the Ministries of Agriculture, Commerce and Health, as well as the General Administration of Quality Supervision, the State Administration of Foreign Exchange, and other regulatory bodies. In order to operate under PRC law, we require valid licenses, certificates and permits, which must be renewed from time to time. If we were to fail to obtain the necessary renewals for any reason, including sudden or unexplained changes in local regulatory practice, we could be required to shut down all or part of our operations temporarily or permanently.

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QKL-China is subject to PRC accounting laws, which require that an annual audit be performed in accordance with PRC accounting standards. The PRC foreign-invested enterprise laws require that our subsidiary, Speedy Brilliant (Daqing), submit periodic fiscal reports and statements to financial and tax authorities and maintain its books of account in accordance with Chinese accounting laws. If PRC authorities were to determine that we were in violation of these requirements, we could lose our business license and be unable to continue operations temporarily or permanently.

The legal and judicial systems in the PRC are still rudimentary. The laws governing our business operations are sometimes vague and uncertain and enforcement of existing laws is inconsistent. Thus, we can offer no assurance that we are, or will remain, in compliance with PRC laws and regulations.

PRC regulations also involve complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

The New M&A Rules also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies and special anti-monopoly submissions for parties meeting certain reporting thresholds. We may grow our business in part by acquiring other retail companies. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The new regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. We may grow our business in part by acquiring other retail companies. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

In addition, on February 2, 2010, our Chief Executive Officer, Mr. Wang, acquired all of the shares of Winning State (BVI), which currently owns 795,096 shares (approximately 52.2%) of our common stock, through a call option. While it is the case that our PRC counsel Deheng Law Firm believes that this arrangement was lawful under PRC laws and regulations, there are substantial uncertainties regarding the interpretation and application of the current or future PRC laws and regulations, including regulations governing the validity and legality of such call options. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel.

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

We do not currently have any equity interest in QKL-China or its subsidiary, but instead enjoy economic benefits and control over these entities substantially similar to equity ownership through contractual arrangements among our wholly owned subsidiary in China, Speedy Brilliant (Daqing), QKL-China and their respective shareholders. Consistent with the provisions of Financial Accounting Standard Board “FASB” Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51”, we consolidated QKL-China from its inception.

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There are substantial uncertainties regarding the interpretation and application of the current or future PRC laws and regulations, including regulations governing the validity and enforcement of such contractual arrangements. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel and Albert Wong & Co., LLP that we have properly consolidated QKL-China from its inception.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses, proscribing remittance of profits offshore and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found to be in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Anti-inflation measures could harm the economy generally and could harm our business.

The PRC government exercises significant control over the PRC economy. In recent years, the PRC government has instituted measures to curb the risk of inflation. These measures have included devaluations of the RMB, restrictions on the availability of domestic credit, and limited re-centralization of the approval process for some international transactions. These measures may not succeed in controlling inflation, or they may slow the economy below a healthy growth rate and lead to economic stagnation or recession; in the worst-case scenario, the measures could slow the economy without curbing inflation, causing “stagflation.” The PRC government could adopt additional measures to further combat inflation, including the establishment of price freezes or moratoriums on certain projects or transactions. Such measures could harm the economy generally and hurt our business by limiting the income of our customers available to purchase our merchandise, by forcing us to lower our profit margins, and by limiting our ability to obtain credit or other financing to pursue our expansion plan or maintain our business.

Governmental control of currency conversions could prevent us from paying dividends.

All of our revenue is earned in RMB and current and future restrictions on currency conversions may limit our ability to use revenue generated in RMB to make dividend or other payments in United States dollars. Although the PRC government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including the restriction that foreign-invested enterprises like us may buy, sell or remit foreign currencies only after providing valid commercial documents at a PRC bank specifically authorized to conduct foreign-exchange business.

In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign-exchange accounts for capital account items. There is no guarantee that PRC regulatory authorities will not impose additional restrictions on the convertibility of the RMB. These restrictions could prevent us from distributing dividends and thereby reduce the value of our stock.

Fluctuation in the exchange rate of the RMB against the United States dollar could result in foreign currency exchange losses.

In 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the United States dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the RMB against the United States dollar of approximately 17.5% from July 1, 2005 through September 1, 2009. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the United States dollar.

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The value of our common stock will be affected by the foreign exchange rate between United States dollars and RMB. For example, to the extent that we need to convert United States dollars we receive from an offering of our securities into RMB, appreciation of the RMB against the United States dollar could reduce the value in RMB of our proceeds. Conversely, if we decide to convert our RMB into United States dollars for the purpose of declaring dividends on our common stock or for other business purposes, and the United States dollar appreciates against the RMB, the United States dollar equivalent of our earnings from our business would be reduced. In addition, the depreciation of significant United States dollar-denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

The RMB is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support our business operations in the future.

We receive all of our revenues in RMB. The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB are to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.

The PRC government could restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.

Our PRC stockholders are required to register with SAFE; their failure to do so could cause us to lose our ability to remit profits out of the PRC as dividends.

SAFE has promulgated several regulations, including Circular No. 75 (“Circular 75”), which became effective in November 2005, requiring PRC residents, including both PRC legal person residents and PRC natural person residents, to register with the competent local SAFE branch before establishing or controlling any company outside of the PRC for the purpose of equity financing with assets or equities of PRC companies, referred to in the Circular 75 as an “offshore special purpose company.” PRC residents that have established or controlled an offshore special purpose company, which has finished a round-trip investment before the implementation of Circular 75, are required to register their ownership interests or control in such “special purpose vehicles” with the local offices of SAFE. Under Circular 75, the term “PRC legal person residents” as used in Circular 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in Circular 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The term “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, and the term “round-trip investment” refers to the direct investment in PRC by PRC residents through “special purpose vehicles,” including without limitation, establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets.

In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend his/her/its SAFE registration with the local SAFE branch upon (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity not involving a round-trip investment, such as changes in share capital, share transfers and long-term equity or debt investments or, already organized or gained control of offshore entities that have made onshore investments in the PRC before Circular 75 was promulgated must register with their shareholdings in the offshore entities with the local SAFE branch on or before March 31, 2006.

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Under Circular 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under the Circular 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

To further clarify the implementation of Circular 75, SAFE issued Circular No. 106 (“Circular 106”) on May 9, 2007, which is a guidance that SAFE issued to its local branches with respect to the operational process for SAFE registration that standardizing more specific and stringent supervision on the registration relating to the Circular 75. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. If these shareholders and/or beneficial owners fail to comply, the PRC subsidiaries are required to report such failure to the local SAFE authorities and, if the PRC subsidiaries do report the failure, the PRC subsidiaries may be exempted from any potential liability to them related to the stockholders’ failure to comply. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the Circular 75 and Circular 106 or the failure of future shareholders and/or beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the Circular 75 and Circular 106 may subject such shareholders, beneficial owners and/or our PRC subsidiaries to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries ability to distribute dividends to our company or otherwise adversely affect our business.

These regulations apply to our stockholders who are PRC residents. In the event that our PRC-resident stockholders do not follow the procedures required by SAFE, we could (i) be exposed to fines and legal sanctions, (ii) lose the ability to contribute additional capital into our PRC subsidiaries or distribute dividends to our company, (iii) face liability for evasion of foreign-exchange regulations, and/or (iv) lose the ability to consolidate the financial statements of our PRC subsidiaries and of QKL-China under applicable accounting principles.

Mr. Wang, our Chief Executive Officer, is required to register with the competent SAFE branch prior to exercise of his call option, and he completed such registration on October 10, 2009. Mr. Wang has exercised his call option and all of the shares of Winning State (BVI) were transferred from Mr. Yap to Mr. Wang on February 2, 2010.

Enforcement against us or our directors and officers may be difficult and you could be unable to collect amounts due to you in the event that we or any officer or director violates applicable law.

Our operating company, QKL-China, is located in the PRC and substantially all of our assets are located in the PRC. Most of our current officers and directors are residents of the PRC, and most of their assets are located in the PRC. As a result, it could be difficult for investors to effect service of process on us or those persons in the United States, or to enforce a judgment obtained in the United States against us or any of these persons.

Health problems in the PRC could negatively affect our operations.

A renewed outbreak of severe acute respiratory syndrome, or SARS, or another widespread public health problem in the PRC, such as bird flu, could have an adverse effect on our ability to receive and distribute merchandise, the ability of our employees and customers to reach our stores, and other aspects of our operations. Public-safety measures such as quarantines or closures of some stores could disrupt our operations. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business.

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Risks Related to an Investment in Our Common Stock

Our Chief Executive Officer beneficially owns a significant portion of our common stock and will be able to exert significant influence over us through his position and stock ownership; his interests may differ from yours, and he could cause us to take actions that are contrary to your interests and that could reduce the value of your stock.

Our Chief Executive Officer, Mr. Wang, owns all of the shares of Winning State (BVI), which currently owns 795,096 shares (approximately 52.2%) of our common stock. Even assuming conversion of all of the outstanding Series A Preferred Stock and the exercise of all of the Series A Warrants and Series B Warrants, Mr. Wang will own a significant portion of our outstanding common stock. As a result, Mr. Wang will be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions such as business combinations. In any such stockholder vote, Mr. Wang’s interests may differ from that of other stockholders, and he could cause us to take actions that are contrary to your interests and that could reduce the value of your stock.

We do not intend to pay cash dividends in the foreseeable future; this may affect the price of our stock.

We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from Speedy Brilliant (Daqing). Speedy Brilliant (Daqing) may, from time to time, be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into United States dollars or other hard currency and other regulatory restrictions. (See “Risks related to doing business in the People’s Republic of China” above.) In addition, under the terms of the securities purchase agreement relating to the private placement, as long as any Series A Preferred Stock remains outstanding, the Company cannot pay any dividends on the common stock unless such dividends are also paid to the holders of the Series A Preferred Stock.

Our common stock is illiquid and subject to price volatility unrelated to our operations and could lose some or all of its value even if our business is strong.

The market price of our common stock could fluctuate substantially in the future due to a variety of factors, including the market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. The failure to establish and maintain an active trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short periods of time, or at all. Trading of our common stock has been sporadic and our common stock has experienced, and may experience in the future, significant price and volume fluctuations. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

The resale in the public market of the shares underlying the Series A Preferred Stock issued in the March 2008 private placement and of the shares acquired prior to the private placement may cause the market value of our common stock to fall.

In August 2009, we registered for resale 86,285 shares of our common stock by certain selling stockholders. As of October 18, 2013, there were issued and outstanding (i) 1,522,326 shares of common stock, and (ii) 529,412 shares of Series A Preferred Stock (convertible into 22,059 shares of common stock). Assuming conversion of all of the Series A Preferred Stock, there will be 1,544,385 shares of common stock outstanding. Many of our shares, including all of the shares underlying the Series A Preferred Stock, are currently eligible for resale under Rule 144.

Also, as a result of our public offering in the fourth quarter of 2009 of 287,500 shares of common stock, there is a significant number of new shares of common stock in the market. Sales of substantial amounts of common stock, or the perception that such sales could occur under Rule 144 or otherwise, could reduce the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder.

The selling stockholders are offering to sell and seeking offers to buy shares of our common stock including shares they may acquire on conversion of their Series A Preferred Stock, only in jurisdictions where offers and sales are permitted. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plan,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, future performance, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur and you should not place undue reliance on these forward-looking statements.

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OTHER REFERENCES

In keeping with standard practice and the practice of the National Bureau of Statistics of China, references to “northeastern China” are to the three northeastern provinces of Heilongjiang, Jilin and Liaoning.

Source: Society for Anglo-Chinese Understanding, http://www.sacu.org/provmap.html

EXPLANATORY NOTE

The registration statement on Form S-1 of which this prospectus forms a part is being filed by QKL Stores Inc., formerly known as Forme Capital, Inc., in order to register shares of our common stock so that they may be sold to the public by (i) investors who purchased them (or Series A Preferred Stock convertible into such shares) from us in connection with a private placement transaction completed on March 28, 2008 and (ii) stockholders who acquired their shares prior to the private placement. In the private placement we sold to certain accredited investors, for gross proceeds to us of $15.5 million, 379,902 units at a purchase price of $40.80 per unit, each unit consisting of one share of Series A Preferred Stock (each of which is convertible (subject to adjustment) into one share of our common stock), a 0.625 interest in a Series A Warrant and a 0.625 interest in a Series B Warrant. The Series A Warrants have an exercise price of $81.60 per share (subject to adjustment) and the Series B Warrants have an exercise price of $102.00 per share (subject to adjustment). Both the Series A Warrants and the Series B Warrants expired on March 28, 2013. We received $13,523,530 as net proceeds from this financing. In order to induce the investors in the private placement to purchase our securities, we agreed to register their stock for resale with the SEC. We have filed the registration statement of which this prospectus forms a part with the SEC in order to meet our obligations under that agreement. At the same time as the private placement transaction closed, we completed a separate transaction, or set of transactions, through which we acquired control of an operating company in China. We refer to this separate set of transactions as the “reverse merger.” The closing of the private placement transaction was conditioned on the closing of the reverse merger. Through the reverse merger, we ceased to be a shell company as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”) and are now in the business of operating supermarkets in northeastern China.

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SELLING STOCKHOLDERS

This prospectus relates to the offer and sale of our common stock by the selling stockholders identified in the table below.

As of October 18, 2013, there were 1,522,326 shares of our common stock issued and outstanding, of which 719,793 shares of our common stock comprise our public float, which is the number of shares of common stock held by our non-affiliates.

None of the selling stockholders is a broker dealer or an affiliate of a broker dealer. None of the Selling Stockholders had any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase. Except as disclosed herein, none of the selling stockholders has been an officer, director or affiliate of the Company or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with the Company. None of the selling stockholders is currently an officer, director or affiliate of the Company.

Each selling stockholder may offer for sale all or part of its shares included in this prospectus from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Other than as described in this prospectus, we have not in the past three years engaged in any securities transaction with any of the selling stockholders, any affiliates of the selling stockholders or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

Other than as described in this Selling Stockholders section or in “Our History and Corporate Structure”, we do not have any agreement or arrangement with any selling stockholder with respect to the performance of any current or future obligations.

The information in the table and the footnotes to the table have been provided to us by the selling stockholders. The last column of this table assumes the sale of all of the shares of common stock offered by this prospectus.

Names of Selling Stockholders	Number of Shares of Common Stock, and number of shares of Common Stock underlying Series A Preferred Stock, owned prior to the offering	Number (and percent) of shares of Common Stock, and number of shares of Common Stock underlying Series A Preferred Stock, beneficially owned prior to the offering (1)(2)		Maximum number of shares of Common Stock to be sold in offering	Number (and percent) of shares of Common Stock, and number of shares of Common Stock underlying Series A Preferred Stock, beneficially owned after the offering (1)(2)
Stockholders who Acquired their shares prior to Reverse Merger and Private Placement
Castle Bison, Inc. (3)	5,742	5,742	(*)	5,742	0	(*)
Windermere Insurance Company Ltd. (4)	4,802	4,802	(*)	4,802	0	(*)
Benjamin Hill	539	539	(*)	539	0	(*)
Fink Family Trust (5)	760	760	(*)	760	0	(*)
Brandon Hill	323	323	(*)	323	0	(*)
Mark Bell M.D. Inc. Retirement Trust (6)	404	404	(*)	404	0	(*)
Irv Edwards M.D., Inc. Employee Retirement Trust (7)	404	404	(*)	404	0	(*)
Marie Tillman	323	323	(*)	323	0	(*)
Robert Scherne	709	709	(*)	709	0	(*)
Menlo Venture Partners, LLC (8)	1,551	1,551	(*)	1,551	0	(*)

Investors in Private Placement
GB Global Private Balanced Fund I (9)	12,255	12,255	(*)%	12,255	0	(*)
China Private Equity Partners Co., Limited (9)	9,804	22,059	(1.4)%	22,059	0	(*)
James Fuld, Jr.	321	321	(*)	321	0	(*)

Total	37,937	37,937		37,937

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* Less than 1%.

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person as the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)	As of October 18, 2013 there were 1,522,326 shares of our common stock issued and outstanding. In determining the percent of common stock beneficially owned by a selling stockholder on October 18, 2013 (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of October 18, 2013), and (b) the denominator is the sum of (i) the 1,522,326 shares outstanding on October 18, 2013 and (ii) the number of shares of common stock which such selling stockholder has the right to acquire within 60 days of October 18, 2013.

(3)	Raul Silvestre, the President of Castle Bison, Inc. has sole voting and dispositive power over the shares.

(4)	John Scardino has sole voting and dispositive power over the shares held by Windermere Insurance Company Ltd.

(5)	Marvin Fink has sole voting and dispositive power over the shares held by the Fink Family Trust.

(6)	Mark Bell has sole voting and dispositive power over the shares held by the Mark Bell M.D. Inc. Retirement Trust.

(7)	Irv Edwards has sole voting and dispositive power over the shares held by the Irv Edwards M.D., Inc. Employee Retirement Trust.

(8)	Mr. Ariel Coro has sole voting and dispositive power of the shares held by Menlo Venture Partners, LLC.

(9)	The securities to be offered by GB Global Private Balanced Fund I consist of 12,255 shares of common stock issuable upon the conversion of Series A Preferred Stock. The securities to be offered by China Private Equity Partners Co., Limited, its affiliate, consist of 9,804 shares of common stock issuable upon the conversion of Series A Preferred Stock. Edward James Hahn has the sole voting and dispositive power over the shares beneficially owned by each of these funds.

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PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

▪	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

▪	a combination of any of these methods of sale; and

▪	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

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None of the selling stockholders is a broker dealer or an affiliate of a broker dealer. The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus (estimated to be approximately $29). However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale of shares by the selling stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, our fiscal years ended December 31, 2012 and December 31, 2011 are referred to as fiscal 2012 and 2011, respectively. The following management’s discussion and analysis should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion contains certain forward-looking information. See “Special Note Regarding Forward Looking Statements” above for certain information concerning those forward looking statements.

Overview

We are a regional supermarket chain that currently operates 27 supermarkets, 14 hypermarkets and 4 department stores in northeastern China and Inner Mongolia. Our supermarkets and hypermarkets sell a broad selection of merchandise including groceries, fresh food and non-food items. A supermarket offers various daily necessities on a self-service basis and averages 2,500 square meters in sales area. A hypermarket is similar to a supermarket but has a larger operating scale, and is typically over 4,500 square meters in sales area. We currently have three distribution centers servicing our supermarkets.

We are the first supermarket chain in northeastern China and Inner Mongolia that is a licensee of the Independent Grocers Alliance, or IGA, a United States-based global grocery network. As a licensee of IGA, We are able to engage in group bargaining with suppliers and have access to more than 2,000 private IGA brands, including many that are exclusive IGA brands.

Our expansion strategy emphasizes growth through geographic expansion in northeastern China and Inner Mongolia, where we believe local populations can support profitable supermarket operations, and where we believe competition from large foreign and national supermarket chains, which generally have resources far greater than ours, is limited.  Our strategies for profitable operations include buy-side initiatives to reduce supply costs; focusing on merchandise with higher margins, such as foods we prepare ourselves and private label merchandise; and increasing reliance on the benefits of membership in the international trade group IGA.

We completed the initial steps in the execution of our expansion plan in March 2008, when we raised financing through the combination of our reverse merger and private placement and also raised additional financing in our public offering in the fourth quarter of 2009. Under our expansion plan, we opened:

•	ten new stores in 2008 that have in the aggregate approximately 42,000 square meters of space

•	seven new stores in 2009 that have, in the aggregate, approximately 32,000 square meters of space

•	nine new stores in 2010 that have in the aggregate approximately 74,189 square meters of space

•	fourteen new stores in the 2011 that have in the aggregate approximately 101,000 square meters of space

•	one new store in 2012 that has approximately 5,700 square meters of space

We are making improvements to our logistics and information systems to support our supermarkets. We expect to finance our expansion plan from funds generated from operations, bank loans and proceeds from our public offering in the fourth quarter of 2009.

On March 28, 2012, QKL-China formed QKL-LQ for money lending business. Currently, the business activity of QKL-LQ is immaterial.

On June 11, 2012, we completed a 1-for-3 reverse stock split of our common stock (the “2012 Stock Split”), such that for each three shares outstanding prior to the 2012 Stock Split there was one share outstanding after the 2012 Stock Split.

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On February 4, 2013, we completed a 1-for-8 reverse stock split of our common stock (the “2013 Stock Split”), such that for each eight shares outstanding prior to the 2013 Stock Split there was one share outstanding after the 2013 Stock Split.

Our Operations in China

We operate our business in the PRC through our variable interest entity (“VIE”), QKL-China. QKL, Speedy Brilliant (BVI) and Speedy Brilliant (Daqing) did not have significant operations and their major assets are cash and pledge deposits. Total cash held by entities apart from the consolidated VIE was $144,797 and $127,262 as at December 31, 2012 and December 31, 2011, respectively. Total pledge deposits held by entities apart from the consolidated VIE was $253 as at December 31, 2012 and December 31, 2011. QKL-China holds the licenses, approvals and assets necessary to operate our business in the PRC.

Our headquarters and all of our stores are located in the provinces of northeastern China and Inner Mongolia. The economy of this area has grown rapidly over the last four to five years and we believe that the national government is committed to enhancing economic growth in the region. In December 2003, a major economic-development plan for northeastern China, the “Plan for Revitalizing Northeast China,” was announced by an office of the national government’s State Council.

Based on our own research, we believe there are approximately 200 to 300 small and medium-sized cities in northeast China without modern supermarket chains. We believe the number of supermarket customers and the demand for supermarkets in these cities are likely to grow significantly over the next several years as the region continues to experience urbanization.

Our Corporate Structure

We have no equity ownership interest in QKL-China and rely on contractual arrangements with QKL-China and its shareholders that allow us to substantially control and operate QKL-China. These contractual arrangements may not be as effective as direct ownership in providing control over QKL-China because QKL-China or its shareholders could breach the arrangements. For example, the VIE may be unwilling or unable to perform their obligations under our contractual arrangements with it, including payments under the consigned management and technology service agreements as they become due. The legal environment in the PRC is not as developed as in the United States and uncertainties in the Chinese legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

Our contractual arrangements with QKL-China are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. Although we believe our current business operations are in compliance with the current laws in China, we cannot be sure that the PRC government would view our contractual arrangements to be in compliance with PRC regulations that may be adopted in the future. If we are determined not to be in compliance, the PRC government could levy fines, revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our business, corporate structure or operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business. As a result, our business in the PRC could be materially adversely affected, which in turn may result in the deconsolidation of the VIE.

Our Strategy for Growth and Profitability

Our strategic plan includes the following  principal components:  expanding by opening stores in new strategic locations, improving profitability by decreasing the cost through origin sourcing, setting up distribution centers and increasing the percentage of our sales attributable to private label merchandise, membership sales and gift card sales.

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Expanded Operations

As of June 30, 2013, we operated 27 supermarkets, 14 hypermarkets, 4 department stores, and 3 distribution centers, one in Daqing, one in Shenyang and one in Harbin. We are making improvements to our logistics and information systems to support our supermarkets. We expect to finance our expansion plan from funds generated from operations and bank loans.

Private Label Merchandise

Some of the merchandise we sell is made to our specifications by manufacturers using the QKL brand name.  We refer to such merchandise as “private label” merchandise.  With private label merchandise, we entrust the manufacturer to make the product and to select the name and design.  Under our agreements with the private label manufacturer, the private label manufacturers cannot sell the product to any other party. Sales of private label merchandise accounted for approximately 6.0% of our total revenues for the six months ended June 30, 2013 and 2012. In June 2008, we established a specialized department for designing and purchasing private label merchandise, in which 7 full-time employees currently work. Our goal is to increase private label sales to 20% of our total revenues.

Principal Factors Affecting Our Results

The following factors have had, and we expect they will continue to have, a significant effect on our business, financial condition and results of operations.

Seasonality – Our business is subject to seasonality, with increased sales in the first quarter and fourth quarter, due to increases in shopping and consumer activity as a result of the holidays such as New Year (January 1), Chinese Lunar New Year (January or February), Women’s Day (March 8), the Back to School Day (March 1), National Day (October 1), Mid-Autumn Festival (September or October) and Christmas (December 25).

Timing of New Store Openings  – Growth through new store openings is a fundamental part of our strategy. Our new stores typically operate at a loss for approximately three months due to start-up inventory and other costs, promotional discounts and other marketing costs and strategies associated with new store openings, rental expenses and costs related to hiring and training new employees.  Our operating results, and in particular our gross margin, have and will continue to vary based in part on the pace of our new store openings.

Locations for New Stores  – Good commercial space that meets our standards, in locations that meet our needs, may be scarce in some of the cities we wish to enter. One option for entering certain target markets within our intended timeframe may be to begin operations in a location that is not optimal and wait for an opportunity to move to a better location. Alternatively, we may seek to enter into a target market through acquisitions. As such, the timing and costs associated with entry into new markets can be difficult to predict.  Identifying and pursuing opportunities will be a resource-intensive challenge, and if we do not perform or if actual costs of entering new markets exceed our expectations, our total revenues, cash flows, and liquidity could suffer.

Logistics of Geographic Expansion – Opening additional stores in cities further from our headquarters in Daqing will mean that the transportation of our supplies and personnel among our stores will become more difficult and subject to disruption. To alleviate this, we have opened a new distribution center in Shenyang in November 2011. We started using our regional purchasing systems in 2008. All fresh food is ordered by individual stores based on their needs from local vendors designated by our headquarters or regional purchasing department and is delivered directly by the local vendors to individual stores. A portion of our non-perishable food and non-food items are distributed from our distribution center to our different stores, and the remaining portion is purchased by our regional purchasing department or headquarters and delivered directly to individual stores. Long-distance transportation for both food and non-food items from our distribution center to our stores can be challenging in the winter as the roads can be covered with snow. As we expand in territories further from our existing or planned distribution facilities, the costs of delivering food and merchandise may become less predictable and more volatile.

Hiring – In our experience, it takes approximately three months to train new employees to operate a new store. Training and supervision is organized by experienced teachers in our training school. The management team for a new store is hired first and is trained in our training school, where they learn our culture and operations. Employees are hired afterwards, and are trained by both our teachers and the management team. In addition, the management team and the employees are sent to existing stores to get practical training from the employees and management team members in those stores. Eventually, local employees must learn to perform the training and supervisory roles themselves. If we do not perform well in response to these challenges, our operating costs will rise and our margins will fall.

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Shortages of Trained Staff in Our New Locations – Opening stores in locations with little or no competition from other large supermarkets is a major part of our strategy. However, there are disadvantages to this approach, which relate to hiring. Where competitors operate supermarkets nearby, their trained staff is a potential source for our own hiring needs, especially if we offer a superior compensation package. Cities that have no large supermarkets also have no sources of trained employees. Although we believe we have a good training school, from time to time we have to send experienced management team members from our headquarters or other stores to new stores to provide assistance. This increases our cost of operating and decreases our gross margin.

Critical Accounting Policies and Estimates

Our critical accounting estimates are included in our significant accounting policies as described in Note 2 of the consolidated financial statements included in the Financial Statements of this prospectus. Those consolidated financial statements were prepared in accordance with GAAP. Critical accounting estimates are those that we believe are most important to the portrayal of our financial condition and results of operations. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense. Our estimates are evaluated on an ongoing basis and drawn from historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. Actual results may differ from our estimates. Management believes that the following accounting estimates reflect the more significant judgments and estimates we use in preparing our consolidated financial statements.

Revenue Recognition

We earn revenue by selling merchandise primarily through our retail stores. Revenue is recognized when merchandise is purchased by and delivered to the customer and is shown net of estimated returns during the relevant period. The allowance for sales returns is estimated based upon historical experience.

Cash received from the sale of cash card (aka “gift card”) is recorded as a liability, and revenue is recognized upon the redemption of the cash card or when it is determined that the likelihood of redemption is remote (“cash card breakage”) and no liability to relevant jurisdictions exists. We determine the cash card breakage rate based upon historical redemption patterns and recognizes cash card breakage on a straight-line basis over the estimated cash card redemption period.  We recognized approximately nil in cash card breakage revenue for fiscal 2012 and 2011, respectively.

We record sales tax collected from our customers on a net basis, and therefore excludes it from revenue as defined in ASC 605, Revenue Recognition.

Included in revenue are sales of returned merchandise to vendors specializing in the resale of defective or used products, which accounted for less than 0.5% of net sales in each of the periods reported.

Inventories

Inventories primarily consist of merchandise inventories and are stated at lower of cost or market and net realizable value. Cost of inventories is calculated on the weighted average basis which approximates cost.

Management regularly reviews inventories and records valuation reserves for damaged and defective returns, inventories with slow-moving or obsolescence exposure and inventories with carrying value that exceeds market value. Because of its product mix, we have not historically experienced significant occurrences of obsolescence.

Inventory shrinkage is accrued as a percentage of revenues based on historical inventory shrinkage trends. The Company performs physical inventory counts of its stores once per quarter and cycle counts inventories at its distribution center once per quarter. The reserve for inventory shrinkage represents an estimate for inventory shrinkage for each store since the last physical inventory date through the reporting date.

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These reserves are estimates, which could vary significantly, either favorably or unfavorably, from actual results if future economic conditions, consumer demand and competitive environments differ from expectations.

Long-lived Assets

We review long-lived assets for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Long-lived assets are reviewed for recoverability at the lowest level in which there are identifiable cash flows, usually at the store level. The carrying amount of a long-lived asset is not considered recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. If the asset is determined not to be recoverable, it is considered to be impaired and the impairment to be recognized is the amount by which the carrying amount of the asset exceeds the fair value of the asset, determined using discounted cash flow valuation techniques, as defined in ASC 360, Property, Plant, and Equipment.

We determined the sum of the undiscounted cash flows expected to result from the use of the asset by projecting future revenue and operating expense for each store under consideration for impairment. The estimates of future cash flows involve management judgment and are based upon assumptions about expected future operating performance. The actual cash flows could differ from management’s estimates due to changes in business conditions, operating performance and economic conditions.

Our evaluation resulted in no long-lived asset impairment charges during fiscal 2012 and 2011.

Goodwill

We perform an annual goodwill impairment test as of December 31 each year in accordance with ASC subtopic 350-20, Goodwill (formerly SFAS No. 142), and update the test between annual tests if events or circumstances occur that indicate an impairment might exist. We perform the annual review for goodwill impairments.

Reporting units are determined based on the organizational structure at the date of the impairment test. A separate goodwill impairment test is performed for each reporting unit on the goodwill that has been allocated to it.

Reporting units are the component business units from our operating segment where discrete financial information exists for them. Management regularly reviews their operating results. Also, for each reporting unit, their economic characteristics are dissimilar from each other. Currently, we have 12 reporting units under goodwill impairment testing.

We recorded $43,863,929 in goodwill in connection with our acquisitions of businesses in the years of 2010 and 2008.

The annual test of the potential impairment of goodwill requires a two-step process. Step one of the impairment test involves comparing the estimated fair values of reporting units with their aggregate carrying values, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss. If the carrying amount is less than fair value, further testing of goodwill impairment is not performed.

Step two of the goodwill impairment test involves comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill. Under step two, determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill. The goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

For purposes of the step one analyses, determination of reporting units’ fair value is based on the income approach, which estimates the fair value of our reporting units based on discounted future cash flows.

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We determined the fair value of each reporting unit using the income approach, which utilizes a discounted cash flow model, as we believe that this approach best approximates the reporting unit’s fair value at this time. Judgments and assumptions related to revenue, operating income, future short-term and long-term growth rates, weighted average cost of capital, interest, capital expenditures, cash flows, and market conditions are inherent in developing the discounted cash flow model.

In 2012 and 2011, we recorded an impairment loss in the amount of $26,697,561 and $19,219,870, respectively reducing goodwill attributed to our acquisition of business operations in 2010 and 2008 from a carrying amount of $45,566,812 to a fair value of nil and $26,346,942 in fiscal 2012 and 2011, respectively. The circumstances leading to the impairment are attributed to the changes in the competitive environment and forecasted results of our business operations. The material assumptions used for the income approach for 2012 were a discount rate of 19.5% and a long-term growth rate of 8% for the first 5 years and 3% hereafter. We considered historical rates and current market conditions when determining the discount and growth rates to use in our analyses. If these estimates or their related assumptions change in the future, we may be required to record further impairment charges for goodwill.

We believe the difference between the market capitalization and the carrying value of our net assets is to due (a) a control premium that should be applied to the market capitalization in determining the fair value of the entire Company and (b) a temporary decline in the stock price suffered by Chinese companies that are public in the U.S. as a result of negative press surrounding accounting practices and reverse mergers of certain Chinese companies.

Recently Issued Accounting Guidance

See Note 2 to consolidated financial statements included in the Financial Statements of this prospectus.

Results of Operations

Three months ended June 30, 2013 compared with three months ended June 30, 2012

The following table sets forth selected items from our condensed consolidated statements of income by dollar and as a percentage of our net sales for the periods indicated:

	(Unaudited) Three Months Ended June 30, 2013		(Unaudited) Three Months Ended June 30, 2012
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$58,995,918	100.0%	$83,221,544	100.0%
Cost of sales	48,862,015	82.8	68,653,106	82.5
Gross profit	10,133,903	17.2	14,568,438	17.5
Selling expenses	9,879,874	16.7	12,417,898	14.9
General and administrative expenses	2,080,136	3.5	2,089,501	2.5
Operating income (loss)	(1,826,107)	(3.1)	61,039	0.1
Interest income	261,991	0.4	78,243	0.1
Interest expense	226,280	0.4	101,739	0.1
Income (loss) before income taxes	(1,790,396)	(3.0)	37,543	0.0
Income taxes	(336,185)	(0.6)	27,932	0.0
Net income (loss)	$(1,454,211)	(2.5)%	$9,611	0.0%

Net Sales – Net sales decreased by $24.2 million, or 29.1%, to $59.0 million for the three months ended June 30, 2013 from $83.2 million for the three months ended June 30, 2012. The change in net sales was primarily attributable to the following:

§	Same store sales represent sales from stores that were opened for at least one year before the beginning of the comparison period, or by April 1, 2012. Same store (44 stores) sales generated approximately $57.4 million sales in the second quarter of 2013, a decrease of $16.1 million, or 21.8% compared with $73.5 million net sales in the second quarter of 2012.

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§	New store sales decreased, reflecting the opening of one new store since April 1, 2012. The one store generated approximately $1.6 million sales in the second quarter of 2012.

§	The number of stores including supermarkets/hypermarkets and department stores at June 30, 2013 was 45 versus 53 at June 30, 2012.

Cost of Sales – Our cost of sales for the three months ended June 30, 2013 was approximately $48.9 million, representing a decrease of $19.8 million, or 28.8%, from approximately $68.7 million for the same period in 2012. The decrease was due to the decrease in volume of sales. Our cost of sales primarily consists of the cost for our merchandise; it also includes costs related to packaging and shipping and the distribution center costs.

Gross Profit – Gross profit, or total revenue minus cost of sales, decreased by $4.4 million, or 30.3%, to $10.1 million, or 17.2% of net sales, in the second quarter of 2013 from $14.6 million, or 17.5% of net sales, in the second quarter of 2012. The change in gross profit was primarily attributable to net sales decreased by $24.2 million in the second quarter of 2013 compared to the second quarter of 2012. The decrease in gross margin was primarily attributable to the increase in competition in Daqing area.

We believe that our gross margin is likely to be between 17.0% and 17.5%, over the next few business quarters. New stores tend to be less profitable during their early months of operation. In addition, China’s retail industry in general, and its supermarket industry in particular, are becoming more competitive every year. In this competitive marketplace, it is likely that we will focus on providing our customers with low prices in order to increase our market share and long-term sales volume.

Selling Expenses – Selling expenses decreased by $2.5 million, or 20.2%, to $9.9 million, or 16.7% of net sales, in the second quarter of 2013 from $12.4 million, or 14.9% of net sales, in the second quarter of 2012. The change in selling expenses was mainly due to a decrease in labor costs resulting from a decrease in the number of store employees, and a decrease in rent expense in the three months ended June 30, 2013 compared to the same period in 2012. In specific, labor costs decreased by $1.2 million or 24.4%, to $3.8 million in the second quarter of 2013 from $5.0 million in the second quarter of 2012. Rent expenses decreased by $0.5 million, or 22.0%, to $1.6 million in the second quarter of 2013 from $2.1 million in the second quarter of 2012.

General and Administrative Expense –General and administrative expenses decreased by $9,365, or 0.4%, to $2.1 million, or 3.5% of net sales, in the second quarter of 2013 from $2.1 million, or 2.5% of net sales, in the second quarter of 2012. There is no significant change to our general and administrative expense.

Income Taxes –The provision for income taxes was ($0.3) million for the second quarter of 2013 compared with $0.03 million for the second quarter of 2012.

Net Income – For the three months ended June 30, 2013, our net loss was $1.4 million, or $0.955 per diluted share, compared to net income of $9,611, or $0.006 per diluted share, for the three months ended June 30, 2012.  The number of shares used in the computation of diluted EPS was 1,522,326 and 1,543,304 for the second quarter of 2013 and 2012, respectively.

Six months ended June 30, 2013 compared with six months ended June 30, 2012

The following table sets forth selected items from our condensed consolidated statements of income by dollar and as a percentage of our net sales for the periods indicated:

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	(Unaudited) Six Months Ended June 30, 2013		(Unaudited) Six Months Ended June 30, 2012
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$156,053,109	100.0%	$195,260,160	100.0%
Cost of sales	129,279,758	82.8	161,636,596	82.8
Gross profit	26,773,351	17.2	33,623,564	17.2
Selling expenses	23,204,087	14.9	27,548,786	14.1
General and administrative expenses	4,598,472	2.9	4,465,275	2.3
Operating income (loss)	(1,029,208)	(0.7)	1,609,503	0.8
Interest income	455,564	0.3	104,771	0.1
Interest expense	(523,888)	(0.3)	395,648	0.2
Income (loss) before income taxes	(1,097,532)	0.7	1,318,626	0.7
Income taxes	(46,591)	(0.0)	478,414	0.2
Net income	$(1,050,941)	(0.7)%	$840,212	0.4%

Net Sales – Net sales decreased by $39.2 million, or 20.1%, to $156.1 million for the six months ended June 30, 2013 from $195.3 million for the six months ended June 30, 2012. The change in net sales was primarily attributable to the following:

▪	Same store sales represent sales from stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2012. Same store (44 stores) sales generated approximately $151.2 million sales in the first half of 2013, a decrease of $19.2 million, or 11.3% compared with $170.4 million net sales in the first half of 2012.

▪	New store sales increased, reflecting the opening of one new store since January 1, 2012. The one store generated approximately $1.5 million sales in the first half of 2012.

▪	The number of stores including supermarket/hypermarket and department stores at June 30, 2013 was 45 versus 53 at June 30, 2012.

Cost of Sales – Our cost of sales for the six months ended June 30, 2013 was approximately $129.3 million, representing a decrease of $32.3 million, or 20.0%, from approximately $161.6 million for the same period in 2012. The decrease was due to the decrease in volume of sales. Our cost of sales primarily consists of the cost for our merchandise; it also includes costs related to packaging and shipping and the distribution center costs.

Gross Profit – Gross profit, or total revenue minus cost of sales, decreased by $6.8 million, or 20.5%, to $26.8 million, or 17.2% of net sales, in the first half of 2013 from $33.6 million, or 17.2% of net sales, in the first half of 2012. The change in gross profit was primarily attributable to net sales decreased by $39.2 million in the first half of 2013 compared to the first half of 2012.

We believe that our gross margin is likely to be between 17.0% and 17.5%, over the next few business quarters. New stores tend to be less profitable during their early months of operation. In addition, China’s retail industry in general, and its supermarket industry in particular, are becoming more competitive every year. In this competitive marketplace, it is likely that we will focus on providing our customers with low prices in order to increase our market share and long-term sales volume.

Selling Expenses – Selling expenses decreased by $4.3 million, or 15.6%, to $23.2 million, or 14.9% of net sales, in the first half of 2013 from $27.5 million, or 14.1% of net sales in the first half of 2012. The change in selling expenses was mainly due to a decrease in labor costs resulting from a decrease in the number of store employees, and a decrease in rent expense in the six months ended June 30, 2013 compared to the same period in 2012. In specific, labor costs decreased by $2.2 million or 21.6%, to $8.2 million in the first half of 2013 from $10.4 million in the first half of 2012. Rent expenses decreased by $1.2 million, or 22.7%, to $4.2 million in the first half of 2013 from $5.4 million in the first half of 2012.

General and Administrative Expense –General and administrative expenses increased by $0.1 million, or 3.0%, to $4.6 million, or 2.9% of net sales, in the first half of 2013 from $4.5 million, or 2.3% of net sales, in the first half of 2012. There is no significant change to our general and administrative expense.

Income Taxes –The provision for income taxes was ($46,591) for the first half of 2013 compared with $0.5 million for the first half of 2012.

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Net Income – Net loss for the first half of 2013 was $1.1 million, or $0.693 per diluted share compared with net income of $0.8 million, or $0.544 per diluted share, in the prior year period. The number of shares used in the computation of diluted EPS was 1,516,140 and 1,543,319 for the first half of 2013 and 2012, respectively.

Fiscal 2012 compared to fiscal 2011

The following table sets forth selected items from our consolidated statements of operations by dollar and as a percentage of our net sales for the periods indicated:

	Year Ended December 31, 2012		Year Ended December 31, 2011
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$365,624,781	100.0%	$370,500,420	100.0%
Cost of sales	303,198,690	82.9	306,770,553	82.8
Gross profit	62,426,091	17.1	63,729,867	17.2
Selling expenses	59,084,865	16.2	51,651,713	13.9
General and administrative expenses	9,231,987	2.5	8,543,023	2.3
Operating (loss) income	(5,890,761)	1.6	3,535,131	1.0
Impairment of goodwill	26,697,561	7.3	19,219,870	5.2
Decrease in fair value of warrants	-	-	-	-
Interest income	259,713	0.1	676,186	0.2
Interest expenses	1,014,145	0.3	121,425	0.0

Loss income before income taxes	33,342,754	9.1	15,129,978	4.1
Income taxes	(2,300,214)	0.6	1,453,403	0.4

Net loss	$31,042,540	8.5%	$16,583,381	4.5%

Net Sales – Net sales decreased by $4.9 million, or 1.3%, to $365.6 million for fiscal 2012 from $370.5 million for fiscal 2011. The change in net sales was primarily attributable to the following:

▪	Comparable stores are stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2011. Those 35 stores generated approximately $294.0 million sales in fiscal 2012, an increase of $1.0 million, or 0.3% compared with $293.0 million sales in fiscal 2011.

▪	New store sales increased, reflecting the opening of 12 new stores since January 1, 2011. One store opened in fiscal 2012 generated approximately $2.0 million for fiscal 2012, and eleven stores opened in 2011 generated $48.6 million for fiscal 2012 and $38.4 million for fiscal 2011, respectively.

 Cost of Sales –  Our cost of sales for fiscal 2012 was approximately $303.2 million, representing an decrease of $3.6 million, or 1.2%, from approximately $306.8 million for fiscal 2011. The decrease was due to the decrease in volume of sales. Our cost of sales consists primarily of the cost for our merchandises. It also includes related costs of packaging and shipping costs and the distribution center cost.

Gross Profit  – Gross profit, or total revenue minus cost of sales, was decreased by $1.3 million, or 2.0%, to $62.4 million, or 17.1% of net sales, in fiscal 2012 from $63.7 million, or 17.2% of net sales, in fiscal 2011. The change in gross profit was primarily attributable to net sales decreased by $4.9 million in fiscal 2012 compared to fiscal 2011.

We believe that our gross margin is likely to be between 16.8% and 17.3%, over the next few business quarters. New stores tend to be less profitable during their early months of operation. In addition, China’s retail industry in general, and its supermarket industry in particular, are becoming more competitive every year. In this competitive marketplace, it is likely that we will focus on providing our customers with low prices in order to increase our market share and long-term sales volume.

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Selling Expenses – Selling expenses increased by $7.4 million, or 14.4%, to $59.1 million, or 16.2% of net sales, in fiscal 2012 from $51.7 million, or 13.9% of net sales, in fiscal 2011. The change in selling expense was mainly due to increases in labor costs, depreciation, rent expense, and utilities and other operating costs for fiscal 2012 compared with fiscal 2011. In particular, labor costs increased by $0.8 million or 3.7%, to $22.6 million in fiscal 2012 from $21.8 million in fiscal 2011.  Depreciation decreased by $0.5 million, or 8.9%, to $5.1 million in fiscal 2012 from $5.6 million in fiscal 2011. Rent expenses decreased by $2.2 million, or 25.7%, to $6.3 million in fiscal 2012 from $8.5 million in fiscal 2011. Utilities increased by $0.4 million, or 6.0%, to $7.7 million in fiscal 2012 from $7.3 million in fiscal 2011.

General and Administrative Expense – General and administrative expenses increased by $0.7 million, or 8.2%, to $9.2 million, or 2.5% of net sales, in fiscal 2012 from $8.5 million, or 2.3% of net sales, in fiscal 2011. The increase was mainly due to general inflation.

Impairment of goodwill – In fiscal 2012 and 2011, we recognized non-cash impairment charge of $26,697,561 and $19,219,870 respectively related to the goodwill of our acquired businesses in 2008 and 2010. The circumstances leading to the impairment are attributed to the increasing competitive environment and the impact of changes in the forecasted results of the acquired businesses.

Income Taxes – The provision for income taxes was ($2.3) million in fiscal 2012 compared with $1.5 million in fiscal 2011. Excluding the effect of impairment of goodwill and changes in fair value of warrants, our effective tax rate was 26.9 and 35.5% for fiscal 2012 and 2011, respectively. This increase was primarily due to higher taxable income resulting from higher non-deductible expenses relating to stock based compensation expenses in the fiscal 2012.

Net Income

We had a net loss of $31.0 million in fiscal 2012 compared with net loss of $16.6 million in fiscal 2011. Excluding the impairment of goodwill, adjusted net loss for fiscal 2012 changed to $4.3 million, or $3.31 (*$0.41) per diluted share, from adjusted net income of $2.6 million, or $2.07 (*$0.26) per diluted share for fiscal 2011. The number of shares used in the computation of diluted EPS (excluding the impairment of goodwill) increased by 3.37% to 1.31 (*10.50) million shares in fiscal 2012 from 1.27 (*10.17) million shares in fiscal 2011.

*Reflecting the data before the 1-for-8 Reverse Stock Split effected on February 4, 2013

About Non-GAAP Financial Measures

The Company uses “adjusted net income” to provide information about its operating trends. Investors are cautioned that adjusted net income and the decrease in adjusted net income are not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”). The Company defines adjusted net income as net income excluding non-recurring items as well as special non-cash charges. The adjusted net income numbers presented may not be comparable to similarly titled measures reported by other companies. Adjusted net income, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. The non-GAAP measures in this annual report have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Non-GAAP Net Income Calculation” below.

Non-GAAP Net Income Calculation

Reconciliation of Net Income (Loss) to Adjusted Net Income

(Unaudited)

Years Ended December 31	2012	2011

Net (loss) income	$(31,042,540)	$(16,583,381)
Add back (deduct):
Impairment of goodwill	26,697,561	19,219,870

Adjusted net (loss) income	$(4,344,979)	$2,636,489

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Liquidity and Capital Resources

We are a holding company and conduct our operations through our PRC subsidiary (Speedy Brilliant (Daqing)) and variable interest entity (QKL-China) in China. We may transfer funds to Speedy Brilliant (Daqing) by means of shareholder's loans or capital contributions. We may also transfer funds to QKL-China by means of Loan Agreement among Speedy Brilliant (Daqing) and all of the shareholders of QKL-China. Earnings of QKL-China may be transferred to Speedy Brilliant (Daqing) in the form of payments under the consigned management and technology service agreements, which in turn give Speedy Brilliant (Daqing) the ability to pay dividends to our offshore company (Speedy Brilliant (BVI)).

Our principal liquidity requirements are for working capital, capital expenditures and cash dividends. We fund our liquidity requirements primarily through cash on hand, cash flow from operations and borrowings from our revolving credit facility. We believe our cash on hand, future funds from operations and borrowings from our revolving credit facility will be sufficient to fund our cash requirements for at least the next twelve months. There is no assurance, however, that we will be able to generate sufficient cash flow or that we will be able to maintain our ability to borrow under our revolving credit facility.

Our ability to pay dividends is primarily dependent on our receiving distributions of funds from Speedy Brilliant (Daqing), our operating subsidiary, which is restricted by certain regulatory requirements. Relevant PRC statutory laws and regulations permit payments of dividends by QKL-China and Speedy Brilliant (Daqing) only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, QKL-China and its subsidiary are required to set aside at least 10% of their after-tax profit, after deducting any accumulated deficit, each year to its general reserves until the cumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. As investment holding companies, our off-shore subsidiary, Speedy Brilliant (BVI), does not have material cash obligations to third parties. Therefore, the dividend restriction does not impact the liquidity of these companies. As of December 31, 2012 and December 31, 2011, restricted retained earnings were $8.3 million and $7.3 million, respectively. Unrestricted retained earnings as of December 31, 2012 and December 31, 2011 were ($9.7) million and $24.0 million, respectively, which were the amounts ultimately available for distribution if we were to pay dividends.

In accordance with relevant PRC laws and regulations, Speedy Brilliant (Daqing), QKL-China and its subsidiaries are restricted from transferring funds to our off-shore companies in the form of cash dividends, loans or advances, except for the unrestricted retained earnings described above. Therefore, as of December 31, 2012 and December 31, 2011, restricted net assets comprising statutory reserve funds of our PRC operating subsidiary and variable interest entity were $8.3 million and $7.3 million, respectively.

As of December 31, 2012 and 2011, our PRC subsidiary, variable interests entity and its subsidiaries had cash and cash equivalents of approximately $8.3 million and $8.9 million, respectively and did not have any restricted cash. Dividend distribution from our PRC subsidiaries and variable interest entity to our non-PRC entities would be subject to a 10% PRC withholding taxes under current PRC tax laws. Currently, we do not have the intention to transfer funds from our PRC entities to our non-PRC entities.

At June 30, 2013, we had $21.7 million of cash compared to $26.0 million at June 30, 2012. The following table sets forth a summary of our cash flows for the periods indicated:

	(Unaudited) Six Months Ended June 30,
	2013	2012
Net cash provided by operating activities	$29,458,919	$22,439,721
Net cash used in investing activities	(538,595)	(2,354,873)
Net cash used in financing activities	(16,005,275)	(3,164,707)
Effect of foreign currency translation	295,196	83,083
Net increase in cash	$13,210,245	$17,003,224

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At December 31, 2012, we had $8.5 million of cash on hand compared to $9.0 million at December 31, 2011. The following table sets forth a summary of our cash flows for the periods indicated:

Years Ended December 31	2012	2011

Net cash provided by operating activities	$3,040,123	$3,337,089
Net cash used in investing activities	(8,464,153)	(23,407,890)
Net cash provided by financing activities	4,746,955	10,998,162
Effect of foreign currency translation	118,938	650,155

Net change in cash	(558,137)	(8,422,484)

The seasonality of our business historically provides greater cash flow from operations during the holiday and winter selling season, with the fourth fiscal quarter net sales traditionally generating the strongest profits of our fiscal year. Typically, we use operating cash flow and borrowings under our revolving credit facility to fund inventory increases in anticipation of the holidays and our inventory levels are at their highest in the months leading up to Chinese Spring Festival. As holiday sales significantly reduce inventory levels, this reduction, combined with net income, historically provides us with strong cash flow from operations at the end of our fiscal year.

Cash Flows from Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2013 and 2012 was $29.5 million and $22.4 million, respectively. The increase in cash provided by operating activities for the six months ended June 30, 2013 compared to the same period in 2012 primarily reflects the decrease of inventories for the six months ended June 30, 2013.

Net cash provided by operating activities was $3.0 million and $3.3 million for fiscal 2012 and 2011, respectively. The decrease in cash provided by operating activities for fiscal 2012 compared to fiscal 2011 primarily reflects the decrease in prepaid expenses. The decrease in prepaid expenses resulted from slowdown of expansion.

Cash Flows from Investing Activities

Net cash used in investing activities for the first six months of 2013 was $0.5 million and net cash used in investing activities for the first six months of 2012 was $2.4 million. Capital expenditures represented substantially all of the net cash used in investing activities for each period. Our capital spending is primarily for store-related remodeling.

Net cash used in investing activities for fiscal 2012 and 2011 was $8.5 million and $23.4 million, respectively. Capital expenditures represented substantially all of the net cash used in investing activities for new store openings, store-related remodeling and corporate headquarters.

Cash flows From Financing Activities

Net cash used in financing activities for the first six months of 2013 and 2012 was $16.0 million and $3.2 million, respectively. Cash used in financing activities was used to repay short-term bank loans.

Net cash provided by financing activities for fiscal 2012 and 2011 was $4.7 million and $11.0 million, respectively. Cash provided by financing activities was used to acquire and open new stores, and a distribution center, store renovations and relocations.

Loan Facility – On July 6, 2011, QKL Chain entered into a working capital agreement with Longjiang Commercial Bank. Under this agreement, QKL Chain has a credit line up to approximately $7.7 million (RMB50.0 million). The term of any loan under the agreement is one year after the date the loan is issued, with the current annual interest rate of 6.941%. The loan under this financing agreement is secured by buildings with appraisal value of approximately $11.9 million (RMB 77.0 million).

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On July 6, 2011, Qinglongxin Commerce also entered into a working capital agreement with Longjiang Commercial Bank. Under this agreement, Qinglongxin Commerce has a credit line up to approximately $7.7 million (RMB50.0 million). The term of any loan under the agreement is one year after the date the loan is issued, with the current annual interest rate of 7.544%. The loan under this financing agreement is guaranteed by QKL Chain.

Future Capital Requirements – We had cash on hand of $21.7 million as of June 30, 2013. We expect capital expenditures for the remainder of 2013 primarily to fund the opening of new stores, store-related remodeling and relocation.

We believe we will be able to fund our cash requirements, for at least the next twelve months, from cash on hand, operating cash flows and borrowings from our revolving credit facility. However, our ability to satisfy our cash requirements depends upon our future performance, which in turn is subject to general economic conditions and regional risks, and to financial, business and other factors affecting our operations, including factors beyond our control. There is no assurance that we will be able to generate sufficient cash flow or that we will be able to maintain our ability to borrow under our revolving credit facility.

If we are unable to generate sufficient cash flow from operations to meet our obligations and commitments, or if we are unable to maintain our ability to borrow sufficient amounts under our existing revolving credit facility, or successfully negotiate and enter into a new revolving credit facility to replace our current facility, we will be required to refinance or restructure our indebtedness or raise additional debt or equity capital. Additionally, we may be required to sell material assets or operations, suspend or further reduce dividend payments or delay or forego expansion opportunities. We might not be able to implement successful alternative strategies on satisfactory terms, if at all.

Off-Balance Sheet Arrangements and Contractual Obligations – Our material off-balance sheet arrangements are operating lease obligations. We excluded these items from the balance sheet in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Information regarding our operating leases is available in the section, Properties and Note 14, Operating Leases, of the notes to consolidated financial statements included in the section, Financial Statements, of this prospectus.

Operating lease commitments consist principally of leases for our retail store facilities and distribution centers. These leases frequently include options which permit us to extend the terms beyond the initial fixed lease term. With respect to most of those leases, we intend to renegotiate those leases as they expire.

In the ordinary course of business, we enter into arrangements with vendors to purchase merchandise in advance of expected delivery. Because most of these purchase orders do not contain any termination payments or other penalties if cancelled, they are not included as outstanding contractual obligations.

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BUSINESS

We are a regional supermarket chain that currently operates 27 supermarkets, 14 hypermarkets and 4 department stores in northeastern China and Inner Mongolia. Our supermarkets and hypermarkets sell a broad selection of merchandise including groceries, fresh food and non-food items. A supermarket offers various daily necessities on a self-service basis and averages 2,500 square meters in sales area. A hypermarket is similar to a supermarket but has a larger operating scale, and is typically over 4,500 square meters in sales area. We currently have three distribution centers servicing our supermarkets.

We are the first supermarket chain in northeastern China and Inner Mongolia that is a licensee of the Independent Grocers Alliance, or IGA, a United States-based global grocery network. As a licensee of IGA, We are able to engage in group bargaining with suppliers and have access to more than 2,000 private IGA brands, including many that are exclusive IGA brands.

Our expansion strategy emphasizes growth through geographic expansion in northeastern China and Inner Mongolia, where we believe local populations can support profitable supermarket operations, and where we believe competition from large foreign and national supermarket chains, which generally have resources far greater than ours, is limited. Our strategies for profitable operations include buy-side initiatives to reduce supply costs; focusing on merchandise with higher margins, such as non-food items, foods we prepare ourselves and private label merchandise; and increasing reliance on the benefits of membership in the international trade group IGA.

We completed the initial steps in the execution of our expansion plan in March 2008, when we raised financing through the combination of our reverse merger and private placement and also raised additional financing in our public offering in the fourth quarter of 2009. Under our expansion plan, we opened:

•	ten new stores in 2008 that have in the aggregate approximately 42,000 square meters of space

•	seven new stores in 2009 that have, in the aggregate, approximately 32,000 square meters of space
•	nine new stores in 2010 that have in the aggregate approximately 74,189 square meters of space
•	fourteen new stores in 2011 that have in the aggregate approximately 101,000 square meters of space
•	one new store in 2012 that has approximately 5,700 square meters of space

We are also making improvements to our logistics and information systems to support our supermarkets. We expect to finance our expansion plan from funds generated from operations and bank loans.

Our Competitive Advantages

We believe that our competitive advantages include our low prices, the quality of our meat and produce, our breadth of products, and the location of our stores.

The location of our stores is also essential to our competitiveness, and our current competition strategy focuses on locating our stores within the three provinces of northeastern China and the eastern region of Inner Mongolia. Within those areas, we try to locate our stores in small- and medium-sized cities/counties where we expect to face limited competition from large foreign or national supermarket chains.

In addition to the competitive advantages described above, we believe we have specific and distinct advantages over our domestic and foreign competitors.

Compared with local supermarkets, we believe we have the following advantages:

▪	Strong relationships with local suppliers;

▪	Membership in the international trade group IGA, which provides access to purchasing discounts for packaged goods and access to IGA’s exclusive brands;

▪	Superior management, especially in inventory management, information management systems, and sales and marketing programs;

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▪	A focus on human-resource management, including formal employee training programs; and

▪	A management team with global experiences in the supermarket industry.

Compared with large foreign supermarkets, we believe we have the following advantages:

▪	A familiarity with Chinese and local circumstances and culture, religion and customs, and a corresponding understanding of local customer needs and consumption patterns, which we believe are especially helpful in the areas of raw food and meat sales;

▪	Our supermarkets are positioned within their respective markets as stores that provide goods and services at low prices in a manner that is convenient to our communities. By contrast, we believe that Wal-Mart and other foreign retailers are perceived in Daqing and other medium-sized cities in northeastern China as places for higher priced and more extravagant purchases;

▪	Strong relationships with local suppliers; and

▪	Certain advantages under Chinese law, such as the right to sell cigarettes, a right foreign competitors do not enjoy.

Business Strategy

Our strategy is to expand our current market share and to benefit from the anticipated growth in China’s retail industry. Our operating strategy consists of the following key elements:

▪	Emphasizing growth through geographic expansion in the three northeastern provinces and Inner Mongolia where there is an emerging market for our retail operations and where competition is limited.

▪	Reducing cost of goods sold by (i) acquiring more merchandise directly from manufacturers, cutting out middlemen and distributors, and otherwise reducing supply costs, and (ii) building a larger distribution center to enable us to purchase larger orders from vendors at lower prices, and (iii) taking advantage of the purchasing power of collective ordering of supplies through IGA.

▪	Increasing our profit margins by (i) offering and selling more self-prepared foods, which have higher profit margins, including baked goods made in our bakery, and cooked meats such as fried chicken legs and roast chicken, (ii) offering and selling more private label goods, which also have higher profit margins, and (iii) increasing non-food section in newly opened stores to increase gross margin.

In both 2012 and 2011, we acquired approximately 40.0% of our merchandise directly from manufacturers (not including private label merchandise). We estimate that approximately 6.0% of our total revenue in 2012 and 2011 was due to sales of self-prepared foods.

Our strategy is to increase our sales of these cost-saving and higher-margin categories of merchandise — direct-from-manufacturer, self-prepared food, private label and IGA-related merchandises. In addition to emphasizing sales of these categories, we also emphasize sales of other higher-margin items, such as fashionable clothing and cosmetics, and seasonal items like gloves, coats, sun-block and swimsuits, etc.

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Our Stores and Merchandise

Our stores are spread throughout northeastern China and Inner Mongolia with a concentration in Heilongjiang Province. The map below shows the location of all of our current locations within Northeast China and Inner Mongolia.

Map of locations —Northeast China and Inner Mongolia

Our Supermarkets

Our supermarkets generated approximately 98.6% of our revenues in both 2012 and 2011, respectively. As of December 31, 2012, our supermarkets had a total area of approximately 297,806 gross square meters, which includes all rental space as opposed to 177,149 square meters of retail space. All supermarkets share the same general format and sell from the same inventory; however, the larger stores carry a greater variety of items than the smaller stores.

Our supermarkets are designed to provide our customers with quality merchandise at a low price and carry a broad selection of grocery, meat, produce, liquor and tobacco, clothing, household items, small electronics, jewelry and general merchandise.

Our supermarkets carry merchandise divided into three major categories: grocery, fresh food, and non-food items.

The table below sets forth our total revenues for our sales of grocery, fresh food and non-food items for the years ended December 31, 2012 and 2011.

	Percentage of Store sales for the Year Ended December 31,
	2012	2011
Grocery	37.4%	34.3%
Fresh food	47.8%	47.2%
Non-food items	14.7%	18.5%

Grocery items include:

▪	Prepared or packaged foods, including instant foods, canned foods, packaged rice and wheat powder, and crackers and chips;

▪	Bulk (unpackaged) grains including rice and ground wheat;

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▪	Bottled water and beverages;

▪	Cigarettes; and

▪	Certain non-food items such as cleaning products, cosmetics, and disposable razors.

Fresh-food items include:

▪	Fresh raw meat, which we cut and package;

▪	Cooked meats;

▪	Fresh seafood;

▪	Fresh bakery items, including breads, buns, dumplings, and other self-prepared foods;

▪	Fresh noodles and pastas;

▪	Fresh milk, yogurt, and eggs (supplied fresh every day); and

▪	Packaged dumplings (supplied fresh every day).

Non-food items include all non-food items, except cleaning and cosmetic items included in grocery; specifically:

▪	Clothing and shoes;

▪	Books and stationery;

▪	Bedding and home furnishings;

▪	Small electronics and household use items like irons, electric shavers, hair dryers, massage machines; and

▪	Office supplies, toys, sporting goods and other items.

Our target rate for loss due to spoilage and breakage of perishable and breakable items is 0.4% of total revenue. This was also our approximate rate of loss for spoilage and breakage in both 2012 and 2011.

Private Label

Some of the merchandise we sell in our supermarkets is made to our specifications by manufacturers, using our QKL brand name. We refer to such merchandise as “private label” merchandise. With private label merchandise, we entrust the manufacturer to make the product and to select the name and design. Under our agreements with the private label manufacturers, the private label manufacturers cannot sell the product to any other company. Average profit margins from private label products are typically 20%-30%, with certain products having a profit margin of 30-50%, and are generally higher than profit margins for other grocery items which are typically 12-13%.

Sales of private label merchandise represented approximately 6.0 % of our total sales revenue for both 2012 and 2011. In June 2008, we established a specialized department for designing and purchasing private label merchandise. Seven full-time employees currently work in this department. We plan to increase the proportion of private label merchandise sold over the next several quarters. Our goal is to increase private label sales to 20% of our total revenues in the long term.

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Our Department Stores

As of the date of this prospectus, we operate four department stores through QKL-China’s subsidiary, Daqing Qinglongxin Commerce & Trade Co., Ltd. (“QC&T”). Our department stores generated 1.3% and 1.1% of our total revenues in 2012 and 2011, respectively. Our department stores are located in the same buildings as our supermarkets and are licensed to sell all of the non-food products sold by our supermarkets. Our department stores sell brand-name and luxury clothing and accessories, cosmetics, small electronics, jewelry, books, home furnishings, and bedding, and contain a movie theater and a traditional beauty salon.

Our first department store opened in September 2006 and is located in Ranghulu District of Daqing. It has a total area of 19,000 square meters, including approximately 3,000 square meters occupied by our supermarket on the ground floor of the building.

On September 28, 2008, we opened a new supermarket store and a department store in Taikang, a county in Heilongjiang Province located approximately 30 kilometers from Daqing. It is the Company’s second unit comprised of a supermarket and department store. It occupies roughly 10,000 square meters of leased space (the supermarket is approximately 2,800 square meters and the department store is nearly 7,200 square meters) in the commercial center of the city.

On September 29, 2010, we opened Jian Department Store, situated in Jian County, Jilin Province. Jian County is the fourth largest port city in China and is an important goods distribution center in Northeast China’s Changbai Mountain region. The store is located in the center of the business district in Jian county serving over 50,000 customers within the business community. The department store occupies the first six stories of the building and has an area of approximately 19,000 square meters. One of our supermarkets occupies the basement of the building.

The Company’s 4th department store, situated in Shuangcheng city, Heilongjiang Province,was opened on April 24th, 2011. Shuangcheng City, with a population of approximately 820,000 residents, is well known for its food industry,represented by Nestle, Wahaha, and Huiyuan factories, among others. The store is located in the central business district in Shuangcheng city serving over 300,000 potential customers. The department store occupies the first four stories of the building and utilizes approximately 17,000 square meters of gross space.

Our department store business model is different from our supermarket business model. The department stores operate on a concession and rent basis, with the selling space occupied by retail partners who either sublet their space from, or pay concession fees for use of the space to, QC&T. We do not own the merchandise sold in the department stores, yet we do receive the proceeds of the sales of merchandise in the department stores. The merchandise is owned by our retail partners, we render the revenue we collected to them by deducting our percentage of fees. In 2012 and 2011, approximately 57.5% and 78.0%, respectively, of our department store revenue came from concession fees and approximately 42.5% and 22.0%, respectively, came from rent.

Our department store business model also differs from our supermarket business model, in that our retail partners conduct their own purchasing operations (in consultation with QC&T employees) and do not use our purchasing department. Our retail partners receive their merchandise by delivery from distributors and do not use our distribution center, delivery vehicles or logistics resources. Each of the three above-ground floors in each of the department stores (but not the ground floor, which houses a QKL-China supermarket) is occupied by a number of stores, each operated by a retail partner. Each floor has one floor manager who is employed by QC&T and who oversees the workings of that floor. The employees charged with the logistical operation of the stores are employees of our retail partners. Compared to our supermarket operations, our department store operations are simpler and are less demanding of our resources, including time, labor and purchasing effort.

Our Distribution Centers

We currently distribute grocery products to our supermarkets from our three distribution centers, located in Daqing, Harbin and Shenyang. Our Harbin distribution center supplies almost 100% of the non-food items and 60% of the grocery items sold in our supermarkets. We opened our new Shenyang distribution center in November 2011.  The Shenyang distribution center has approximately 9,000 square meters of space and is approximately 650 kilometers from our headquarters in Daqing.

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Size of Our Supermarkets

The table below sets forth the size of our stores in net square meters, which includes retail space as opposed to all rental space, and the average monthly sales per square meter of each of our supermarkets during 2012 and 2011.

Store #	Store Name	Date Opened	Retail Space Square Meters	Average Monthly Sales (In RMB) per Square Meter, 2012	Average Monthly Sales (In RMB) per Square Meter, 2011
1	Xincun Store	01/23/99	4,408	2,286	2,646
3	Chengfeng Store(1)	05/12/01	2,706	860	1,493
4	Hengmao Store	11/16/02	1,906	3,309	3,536
5	Yixi Store	01/18/03	1,557	3,058	3,268
6	Wanbao Store	04/26/03	1,290	1,702	1,860
7	Xizhai Store(2)	06/28/03	3,118	-	-
8	Zhaoyuan Store	03/29/08	2,246	1,941	1,937
9	Zhaodong Store	12/07/03	1,669	3,232	3,284
10	Wanli Store	04/18/04	1,541	2,077	2,171
11	Hubin Store	12/25/04	1,163	2,046	2,181
12	Donghu Store	09/24/05	2,315	3,095	3,174
13	Yichun Store	01/23/06	3,160	1,624	1,673
14	Jixi Store(3)	09/17/06	2,500	1,680	2,056
15	Acheng Store	05/20/06	4,035	2,351	2,297
16	Lusejiayuan Store(4)	04/30/06	760	2,575	2,851
20	Central Street Store	09/27/08	4,968	2,502	2,546
21	Suihua Store	07/12/08	1,883	2,064	2,392
22	Taikang Store	09/14/08	1,560	2,791	2,893
23	Zhaodong Dashijie	05/27/09	2,587	2,330	2,514
24	Lindian	04/01/09	2,196	2,482	2,623
25	Jian Store	09/29/10	2,949	694	720
26	Boli Store	12/21/08	4,045	714	1,244
27	Xinguangtiandi Store	04/28/09	2,066	1,398	1,960
28	Hailaer Store	12/28/08	4,606	1,515	1,652
29	Anda Store	11/22/08	1,595	3,194	3,135
30	Fuyu Store	11/29/08	1,630	2,025	2,359
31	Nehe Store	11/11/08	1,774	2,458	2,599
33	Zhalaiteqi Store	12/13/09	1,727	1,519	1,190
34	Tongjiang Store	9/30/09	2,115	1,574	1,776
35	Datong Store	11/07/09	2,590	2,207	2,047
36	Nongan Store	12/20/09	4,987	601	543
38	Tangyuan Store	03/24/10	3,142	921	928
39	Hongyun Store(5)	03/31/10	1,840	1,584	2,018
40	Zhalannuoer Store	09/30/11	3,598	704	961
41	Yitong Store	11/10/10	5,067	404	421
42	Shuangcheng 2 Store	04/23/11	2,540	902	774
43	Arongqi Store	01/26/11	1,540	992	1,147
44	Manzhouli Store	12/30/10	6,000	651	492
45	Muling Store	01/18/11	2,960	570	621
46	Dehui Store	01/20/11	4,121	640	628
47	Hailin Store	04/15/11	3,436	1,019	956
48	Siping Store	01/11/11	3712	476	508
49	Taian Store (7)	10/20/10	4,500	370	404
50	Changtu Store	11/15/10	5,000	675	562
51	Liaoyang Store(6)	04/20/11	4,940	327	478
53	Kaiyuan Store	08/22/12	2,750	388	-
54	Shuangcheng 1 Store	03/20/11	2,418	863	869
55	Fujin Store	10/25/10	4,500	475	531
56	Yinlang Store	04/08/11	2,329	1,291	1,142
58	Mulan Store	01/25/11	2,235	1,127	986
59	Da’an Store	09/28/11	4,725	433	740
62	Juxian Store(7)	12/24/11	2,556	329	1,968

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(1)	This store closed in March 2012.
(2)	This store has been temporarily closed for refurbishment and is expected to open before the end of 2013.
(3)	This store closed in September 2012.
(4)	This store closed in April 2012.
(5)	This store closed in September 2012.
(6)	This store closed in October 2012.
(7)	These stores closed in December 2012.

Recent Developments

Kaiyuan Store

We opened a new supermarket in Kaiyuan City, Liaoning Province on August 22, 2012. The supermarket is located in Kaiyuan City, serving over 580,000 potential Chinese customers. This supermarket occupies approximately 5,700 square meters of gross space.

Renovations

Xizhai Store

We temporarily closed our Xizhai store in Daqing on June 1, 2009 due to a renovation of the building by the landlord. After the renovation the size of the store will be increased to 7,000 square meters.  We anticipate that the store will be reopened before the end of` 2013.

Our Equipment

The equipment we use in operating our business includes standard equipment for our industry, such as display cases, freezers and ovens, delivery trucks, and the computer hardware and software used in our electronic information, inventory and logistics system. All of our equipment is owned outright by us and was acquired by cash purchase.

Advertising and Publicity

We advertise in many ways, including direct-marketing circulars (bi-weekly, weekly and 3 days on weekends), local newspaper advertisements and coupons, membership cards and member promotions, and general promotions such as discounts and prize lotteries.

Our marketing and advertising activities are conducted by our marketing department, which has ten employees. The department’s responsibility covers a wide range of issues, including our brand strategy and brand promotion, sales promotion, design of advertising materials, design of décor of stores, and management of our club membership. They are also engaged in market and price investigation. We base our advertising on our analysis and observations of the market and our competitors. The head of the marketing department works closely with the purchasing department in determining purchasing and sales patterns.

Under contracts we have with our suppliers, our suppliers are responsible for the costs of most of the discounts and promotions.

Customers and Pricing

Our pricing strategy is to offer merchandise of a quality comparable to that of our competitors and at a competitive price.

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In general, all customers pay the same price for our merchandise. However, the following discounts are available to some customers as part of our promotional marketing strategy.

▪	We have a program where bulk buyers may receive discounts by negotiation. These discounts are typically up to 5.0% of our retail price, depending on what our annual gross margin targets allow. Sales to these customers represented 2% of our total revenues for both 2012 and 2011.

▪	Membership card holders may receive discounts on select products during promotional periods. Sales to these customers represented 63.1% of our total revenues in 2012 and 62.5% of our total revenues in 2011.

The rest of our customers, including large customers such as school cafeterias, pay our standard price.

Payment methods for customers include cash, bank cards, and two kinds of store cards: gift cards, which can be charged in advance and used as cash, and membership cards, which can deposit money in, accumulate points and provide discounts for membership products.

In recent years, the pricing of our merchandise has changed as the price of our supplies has changed. For example, in 2007, the price of pork rose significantly and store prices rose correspondingly, until they were partially offset by government subsidies. The price of imported products, primarily including wine, beer and liquor, has changed as the RMB exchange rate has changed. We do not believe any price changes have had a significant effect on our business to date.

Suppliers

Our 10 largest suppliers of merchandise in 2012 were, from largest to smallest:

▪	Daqing Lvlei Economic and Trade Co., Ltd;

▪	Heilongjiang Longjiangfu Food and Oil Ltd;

▪	Daqing Hongtaiyuan Economic and Trade Ltd;

▪	Harbin Hongyang Economic and Trade, Ltd ;

▪	DaqingLiangjia Economic and Trade Company;

▪	Daqing Tianyi Food, Ltd;

▪	Harbin Yiyuan Spice Distribution Company;

▪	Daqing Xingingxin Paper Co., Ltd;

▪	Daqing Haobaili Economic and Trade, Ltd.; and

▪	Daqing Dezhongyu Economic and Trade, Ltd.

Customers have the right under PRC law to return defective or spoiled products to us for a full refund. Pursuant to the same law, our suppliers are required to fully reimburse us for these returns.

Choosing Suppliers

We typically have two or more suppliers for each product we sell. Even for special brands, including western beverages, we have several distributors from whom we can order. We choose among competing suppliers on the basis of price and the strategic needs of our business.

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Shipping from Suppliers

We receive most of our merchandise from suppliers, which are often large distribution companies, which deliver goods by their own trucks sent either to our distribution center (in the case of grocery and non-food items) or directly to our stores (in the case of fresh food items).

We receive some merchandise direct from agricultural producers or manufacturers, which arrive by train or truck and ships to a convenient location where we transfer it to our delivery trucks. Our Harbin distribution centers also receive train shipments directly through train tracks on the premises.

 Distribution to Our Supermarkets and Department Stores

For distribution from our distribution centers to our supermarkets, we use our own trucks to deliver merchandise in the Daqing and Harbin areas.  We hire third-party shipping companies to deliver goods to stores more distant from Daqing and Harbin.  We follow a delivery schedule determined by our electronic information, inventory and logistics system.

Distribution to our department stores is arranged by our retail partners, as described under “Our Department Stores” above.

Pricing and Terms of Payment to Suppliers

We have three kinds of payment arrangements with our suppliers: cash payment, pre-payment and payment in arrears. The terms of these arrangements are negotiated individually with each supplier and formalized in written contracts.

Employees

As of December 31, 2012, we had approximately 6,039 employees, all of whom are full-time employees. Approximately 5,663 of our employees work in operations and approximately 376 work in management. We have signed standard labor employment contracts with all our employees, including our executive officers, which have terms of 2-5 years, and we have an employee manual that sets forth relevant policies. We also hire temporary employees, typically for a term of three months.

Under each of our employment contracts, we are required to comply with applicable labor laws and are obligated to:

▪	Provide a safe and sanitary working environment;

▪	Provide regular breaks for employees;

▪	Comply with mandated limits on each employee’s weekly working hours;

▪	Obey applicable minimum wage standards;

▪	Provide necessary training for technical or specialized tasks;

▪	Make required payments to retirement, unemployment and medical insurance plans;

▪	Provide 30 days’ notice of termination to an employee, except in special circumstances; and

▪	Terminate an employee’s employment only for certain reasons, specifically, if the employee:

▪	Proves unsuitable for employment during a probation period;

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▪	Seriously neglects employment duties, causing harm to our interests;

▪	Forces us to terminate or amend a labor contract against our will by means of deception, coercion or taking advantage of difficulties experienced by us;

▪	Simultaneously enters an employment relationship with another employer that seriously affects the employee’s ability to complete the tasks of the Company, or refuses to remedy the situation after we point out the problem;

▪	Seriously violates our disciplinary policy; or

▪	Is guilty of criminal acts and/or is subject to criminal prosecution.

Employee benefits include five state-mandated insurance plans:

▪	Retirement insurance: We withhold a portion of each employee’s monthly salary, which is determined by the provincial government, and is generally 8.0%, and contribute to a pooled fund an additional amount determined by law, up to approximately 20.0% of the employee’s monthly salary.

▪	Medical insurance: We withhold approximately 2.0% of each employee’s salary and contribute to a pooled fund an additional amount totaling approximately 8.0% of total payroll expense.

▪	Unemployment insurance: We withhold approximately 1.0% of each employee’s salary and contribute to a pooled fund an additional amount totaling approximately 2.0% of total payroll expense.

▪	Worker’s compensation insurance: We pay 5% of base amount salary of RMB 1,140 for each employee and contribute to a pooled fund. We do not withhold employees’ salary to pay for such insurance.

▪	Maternity insurance: We pay 0.7% of base amount of RMB 1,140 for each employee and contribute to a pooled fund. We do not withhold employees’ salary to pay for such insurance.

In 2012 our average compensation per employee per month was RMB 2,236 (approximately $354) compared to RMB 1,876 (approximately $290) in 2011. We also pay benefits in the form of social security insurance fees for each of our employees.

We have a system of human resource performance review and incentive policies that allow personnel reviews to be carried out monthly, quarterly or annually.

Training

We have a business school and training center at our headquarters in Daqing, which includes a lecture hall where we provide professional advancement and management courses, training in company policies and compliance with regulations, and lectures by outside members of the business community.

There are also monthly meetings with all the store managers, led by our CEO or COO. There are regional training conferences once per week, which provide opportunities for sharing experiences and improving our business performance, as well as for developing the skills and judgment of our store managers.

Intellectual Property

We have registered the name “Qingkelong” as a trademark in the PRC, details of which are set forth below:

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Trademark	Certificate No.	Category	Owner	Valid Term
Qingkelong	No. 1995020	No. 35: “sales promotion (for others)”	Qingkelong	4/7/13 – 4/6/23

Insurance

Vehicle Insurance

We have a standard commercial vehicle insurance policy in place for all of our delivery trucks.

Comprehensive (“All-Risk”) Property Insurance

A number of comprehensive property insurance policies are held by us covering losses to our retail stores and distribution center. Our “all-risk” policies range in coverage amounts from RMB 250,732 (approximately $37,922) to RMB 28.7 million (approximately $4.3 million) at related premiums that range between RMB 28,731 (approximately $4,345) to RMB 201 (approximately $30), respectively, for the one-year periods they cover.

Public Liability Insurance

Each of our stores carries a public liability insurance policy, covering losses relating to claims of loss or damage due to injuries occurring on our premises. Our public liability policies typically have a coverage amount of RMB 2 million (approximately $302,489) and a premium of RMB 3,000 (approximately $454), with the exception of our Shidailijing store, which has a premium of RMB 2,400 (approximately $363), for the one-year periods they cover.

Research and Development Activities

We are not presently engaged in any research and development activities. However, for self-prepared products (e.g. baked goods), our fresh foods department and bakery department perform continuing market investigations in order to determine how other companies are making prepared foods and whether we can improve on those methods. Our cooking personnel and head chef work with the purchasing department to develop formulas for use in our stores.

Government Regulation of Our Operations

Our operations are subject to a wide range of regulations covering every aspect of our business. The most significant of these regulations are set forth below. In each case, we have passed the most recent required inspections and have received appropriate and up-to-date licenses, certificates and authorizations, as set forth in the next subsection of this annual report.

▪	Circular of State Administration of Industry and Commerce Concerning the Relevant Issues for the Administration of Registration of Chain Stores in effect on May 30, 1997, which sets forth the conditions for the establishment for chain stores and branches, and the procedures for applying for a business license.

▪	Circular Concerning the Relevant Issues on the Management of Specific Goods by Chain Stores (collectively promulgated by PRC State Economic and Trade Commission, Ministry of Domestic Trade, Ministry of Culture, Ministry of Posts and Telecommunication, General Administration of Press and Publication, State Administration for Industry and Commerce and State Tobacco Monopoly Bureau) in effect on June 25, 1997, which provides that chain stores must obtain a license from relevant government authorities for the management of specific goods, such as tobacco, pharmaceutical products, food products and audio-video products.

▪	Relevant Opinions on the Promotion for the Development of Chain Stores, promulgated by PRC State Commission for Economic Restructuring and State Economic and Trade Commission, in effect on September 27, 2002, which provides relevant opinions on the promotion for the development of chain stores, such as simplifying the administrative approval procedures.

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Approvals, Licenses and Certificates

We require a number of approvals, licenses and certificates in order to operate our business. We believe we are in compliance in all material respects with all laws relevant to the operation of our business.

Competition

Competitive Environment

The supermarket industry in China is intensely competitive, with many companies, both local and foreign, competing as retailers of food, groceries and other merchandise, using a variety of business strategies.

Our main competitors are local, regional and national chain supermarkets, and national and foreign chain retailers operating “big box” or hypermarket stores of the kind made famous by Wal-Mart and Carrefour. We also face competition from traditional street markets and markets where customers can purchase live poultry and fish, convenience stores, tobacco and liquor retailers, restaurants, specialty retailers and large drugstore chains.

We do not believe we currently face significant direct competition from China’s large national supermarket chains as we have decided not to compete in the areas in which they focus their operations, which are China’s biggest cities and surrounding suburbs-Shanghai, Shenzhen, Guangzhou, Beijing, and Chongqing-all areas outside of northeastern China and Inner Mongolia. Instead, we have decided to focus on China’s less-populated “second tier” and “third tier” cities and surrounding areas in northeastern China and Inner Mongolia, which we believe provide ample opportunity for expansion.

Among the large foreign supermarket chains currently doing business in China, we believe that Wal-Mart, Carrefour, Tesco are currently the significant direct competitors to several of our stores. This is also primarily due to our choice of store locations. Although Carrefour, Metro, Tesco and other foreign companies also operate in China and compete with local supermarkets in their locations, they do not have a significant number of stores in northeastern China or Inner Mongolia, where our stores are located. In addition, our expansion plan targets small and medium-sized cities and counties, which we believe are not being targeted by these large international retailers. We believe that these plans will allow us to avoid intense competition from these retailers.

Our Competitors — Domestic Supermarkets

We believe that the two supermarket companies listed below are our most significant direct domestic competitors based in China:

▪	Dashang Supermarkets is a national supermarket chain consisting of approximately 125 supermarkets located in 35 cities across China. Its headquarters are located in Dalian City, Liaoning Province. The chain is managed by Dashang Group Co., Ltd., one of China’s largest retailers, which operates more than 180 mid- to large-sized retail outlets, including department stores, shopping malls and specialty stores. We believe that as of the date of this report, Dashang has approximately eleven supermarkets located near enough to our own stores to be in competition with them.

▪	Mankelong Supermarkets is a local supermarket chain in Jilin and Heilongjiang Province. Its headquarters are located in Changchun City, Jilin Province. We believe that as of the date of this report, Mankelong has approximately three supermarkets located near enough to our own stores to be in competition with them.

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Our Competitors — Foreign Supermarkets

According to http://www.wal-martchina.com/english/index.htm, Wal-Mart is the world’s largest retailer and has 189 stores in 101 cities and 50,000 employees in China as of August 5, 2010. Of its China stores, more than 100 are in its supermarket or hypermarket format, six are in its Sam’s Club format, two are in its neighborhood market format, and approximately 100 are operated under the name of its partially-owned PRC affiliate, Trust-Mart.  We believe that approximately six of our stores compete directly with one Wal-Mart store, which is about 200 meters from our Xincun Store.

National and foreign retailers have greater resources and a greater geographic range than we do, and their stores are often bigger (hypermarkets often have an area of 14,000 square meters of retail space, compared to the average 2,240 square meters of retail space of our stores), which may enable them to offer a greater variety of products. This may give them advantages in terms of pricing, ability to expand, advertising budgets, efficiencies in distribution, bargaining power, and other areas.

Properties

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a “land use right,” which we sometimes refer to informally as land ownership. There are four ways of acquiring land use rights in the PRC:

▪	Grant of the right to use land;

▪	Assignment of the right to use land;

▪	Lease of the right to use land; and

▪	Allocation of the right to use land.

Granted land use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease and transfer the land within the term of the grant. Land is granted for a fixed term, generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike in western nations, granted land must be used for the specific purpose for which it was granted.

Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user unless otherwise approved by the competent government authorities. Allocated land can be reclaimed by the government at any time. Allocated land use rights may be converted into granted land use rights upon the payment of a grant fee to the government.

We have land use rights to two of our stores; we lease our 52 other stores locations, our headquarters and our distribution centers. Most of our lease agreements have a typical term of 8 to 20 years, and most of our leased properties have a fixed rent based on a price per square meter, which cannot be raised during the term of the lease.

Our land use rights are set forth below:

Land Use Rights Acquired through Grants from Land Management Authority

Land No.	No. 1*	No.2*
Land Use Right Certificate No.	Daqing Guo Yong (2006) No. 001485	Daqing Guo Yong (2006) No. 001488
User of the Land	Qingkelong	Qingkelong
Location	North Building 3-23, East Jing Qi Street, Dongfeng Xincun Village	Building 3-36A East Jing Qi Street, Dongfeng Xincun Village, Sartu District
Usage	Commercial Use	Commercial Use
Area (square meters)	3193.70	34.30
Form of Acquisition	From related land authority	From related land authority
Expiration Date	2044-6-27	2044-6-27
Encumbrances	None	None

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Land Use Rights Acquired by Transfer

Land No.	No. 1	No.2*	No.3*
Land Use Right Certificate No.	Daqing Guo Yong (2008) No. 02-31415	Daqing Guo Yong (2008) No. 02-31383	Daqing Guo Yong (2008) No. 02-31396
User of the Land	Qingkelong	Qingkelong	Qingkelong
Location	No. 44 of Jingqi Street, Dongfeng Xincun, Sartu District	No. 44 of Jingqi Street, Dongfeng Xincun, Sartu District	Shangfu No.4 Building 7, Wanbao No. 2 Community Sartu District
Usage	Commercial Use	Commercial Use	Commercial Use
Area (square meters)	68.5	503.6	1,242.58
Form of Acquisition	Transferred Land	Transferred Land	Transferred Land
Expiration Date	2043-6-19	2043-6-19	2048-3-10
Encumbrances	None	None	None

* There are mortgages on this land, which encumber the land use rights.

Owned Premises

	1	2	3	4
Certificate No.	Qing Fang Quan Zheng Sartu District Zi No. NA337278	Qing Fang Quan Zheng Sartu District Zi No. NA337270	Qing Fang Quan Zheng Sartu District Zi No. NA229912	Qing Fang Quan Zheng Sartu District Zi No. NA221332
Owner	Qingkelong	Qingkelong	Qingkelong	Qingkelong
Location	Shangfu No.4, Building 7, Wanbao No. 2 Community, Sartu District	No. 44 of Jing Qi Street, Dongfeng Xincun, Sartu District	No. 44 of Jing Qi Street, Sartu District	No.5, 6, 7, Ground Floor, 3-36A, Dongfeng Xincun, Sartu District
Category	Owned by Joint Stock Company	Owned by Joint Stock Company	Owned by joint stock company	Private
Area (square meters)	1,872.62	1,500	6,674.43	137.57
Encumbrances	Mortgaged to Daqing Commercial Bank with the guaranty value of RMB 4,369,010 from December 12, 2008 to November 20, 2010.	Mortgaged to Daqing Commercial Bank with the guaranty value of RMB 4,549,545 from December 12, 2008 to November 20, 2010	Mortgaged to Daqing Commercial Bank with the guaranty value of RMB 27,600,000 from June 18, 2009 to June 18, 2011	Mortgaged to Daqing Commercial Bank with the guaranty value of RMB 481,445 from December 12, 2008 to November 20, 2010

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Leased Premises

No.	Lessor	Location of Building	Term	Rent per Year (Yuan)
1(1)	Daqing Longfeng Shopping Center Company Limited	First Floor of Longfeng Shopping Center	5-1-2000 to 5-1-2010	200,000
2(1)	Daqing Hongyun Shopping Center	Department Store of Chengxin En Cum Second Community of Chengxin, Ranghu Road	2-1-2009 to 1-31-2012	400,000
3(1)	Nonggongshang Branch of Transportation Company	Xizhai Market of Longnan Qiushi Road (2,650m2 , additional 137 m2 )	2003-2-15 to 2011-2-15	700,000 for years 1-2; 750,000 for years 3-6; 800,000 for years 7-8.
4(1)	Hengmao Company of Daqing Oilfield	Cheng Bei Qi Street, Rang District, Daqing	2002-12-15 to 2010-12-15	350,000

No.	Lessor	Location of Building	Term	Rent per Year (Yuan)
5(1)	Yixi Huayou Store	Operation Area, warehouse, three rooms for Office, West of Huayou Road, Yixi Xinghua Street, Longfeng District	2003-1-1 to 2013-1-1	283,500
6	Petro China Daqing Petro Chemical Company	Second and third Floor of Yixi Huayou Shopping Center (1,620 m2 )	2008-1-1 to 2018-1-1	180,000
7(1)	Yigeng Property Management Company of Daqing Development Zone	Shidai Lijing Building 107# (135 m2 )	2003-4-20 to 2011-4-20	Free for first 2 years, 30,000 for last 6 years
8	Zhaodong Yibai Company Limited	South of Xinjian Yibai Building, Nanerdao Street, East of Zhengyang Street, Zhaodong	2004-1-1 to 2014-1-1	400,000
9	Haibo Zhao	Room 201, 2nd Floor, Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	20,000
10	Hui Hu	Room 326, 2nd Floor, Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	10,000
11	Yajuan Ren	No.15 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000
12	Yajuan Ren	No.14 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000
13	Yingtian Li	No.9 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000
14	Shuzhi Liang	No.13 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000
15	Runzhi Chen	No.10 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000
16	Xiaoguang Qin	No. (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000

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No.	Lessor	Location of Building	Term	Rent per Year (Yuan)
17	Qing Xiao & Hong Xiao	No. (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000
18(1)	Logistics Company of Daqing Oilfield	N0.7 Qinfen East Road, Sartu District, Daqing	2006-1-1 to 2010-12-31	252,000/year, (total fee: 1,260,000)
19	Daqing Beichen Real Estate Development Company Limited	First Floor of Lüse Jiayuan Guild Hall, Xuewei Road, Daqing (1,450.22 m2 )	2005-12-1 to 2015-12-1	Free for first to third year and 114,300 for fourth to tenth years
20	Yichun Mengke Shopping Center	First Floor of Basement, Mengke Shopping Center No. 62, Tonghe Road, Yichun	2006-3-5 to 2021-3-5	Free for first year 200,000 for second year, 300,000 for third to fifth year, 400,000 for sixth to tenth years and 500,000 for eleventh to fifteenth years

No.	Lessor	Location of Building	Term	Rent per Year (Yuan)
21	Jixi Green Sea Consuming Goods Market	Ground Floor, Jixi Green Sea Square	2006-6-11 to 2016-6-11	700,000
22	Mengke Real Estate Development Company Limited	Buildings and facilities at Jiyuan Culture Square, Yanchuan South Street, ACheng	2006-8-20 to 2021-8-20	350,000 for first to fifth year, and 400,000 for sixth to tenth years, and 2,100,000 for the remaining years.
23	Guifen Zhao	Basement 1 of Dongfeng Garden 3, Donfeng Road, Jiguan District, Jixi (2,700 m2 )	2007-1-1 to 2017-1-1	600,000
24(1)	Daqing Factory for SINOFECT	Zone 8, Xinhua Village, Longfeng District (2,800 m 2 )	2006-12-14 to 2010-12-13	260,000
25	Heilongjiang Beidahuang Food and Oil Wholesale Company Limited	No. 41 Xiangdian Street, Xiangfang District, Harbin (2,950 m2 )	2006-10-15 to 2016-10-14	720,000 for years 1-3, 735,000 for years 4-6, and 750,000 for years 7-10
26	Qiquan Zhou	Songjiang Mingzhu Shopping Center, West of Zhongyang St. Zhaoyuan County, Heilong jiang	2008-4-10 to 2018-4-09	70,000 for 1st to 3rd years; 74,375 for 4th to 6th year; 78,750 for 7th to 10th years

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No.	Lessor	Location of Building	Term	Rent per Year (Yuan)
27	Suihua Fudu Construction and Installation Ltd.	Zhongxing East Road, Suihua No. 79-81 Zhongyang Blvd. Ranghu District, Daqing, China	2008-7-1 to 2018-6-30	800,000 for 1t to 3rd years, 850,000 for 4th to 6, 900,000 for 7th to 10th years.
28	Beiya Construction and Development Ltd. Of Qitaihe	Kanghua St. Boli County, Heilongjiang, China	2008-10-30 to 2023-10-30	1,100,000 for 1st to 5th years, 1,200,000 for 6th to 15th years.
29	Mo Xu	No. 78 Zhongyang Blvd. Ranghulu District, Daqing	5-20-2008 to 6-20-2016	530,000 for 1st to 3 rd years 560,000 for 4th to 8th years
30.	Shujun Wang	No. 78 Zhongyang Blvd. Ranghulu District, Daqing	5-20-2008 to 6-20-2016	530,000 for 1st to 3 rd years 560,000 for 4th to 8th years
31.	Lexi Xu	No. 78 Zhongyang Blvd. Ranghulu District, Daqing	6-20-2008 to 6-20-2016	540,000 for 1st to 3rd years 580,000 for 4th to 8th years

No.	Lessor	Location of Building	Term	Rent per Year (Yuan)
32.	Yusheng Cheng	No. 78 Zhongyang Blvd.Ranghulu District, Daqing	5-20-2008 to 6-20-2016	74,000 per year
33.	Alateng Shopping Center Co. Ltd.	Alateng Shopping Center	9-1-2008 to 8-31-2023	700,000
34.	Zhaodong Huafu Pharmaceutical Co. Ltd.	South of the Crossing between No. 9 Street and Zhengyang Street, Zhaodong	11-01-2008 to 10-31-2018	1,800,000 for 1st to 2nd years 900,000 since 3rd year
35.	Lin Dian Lianyi Commerce Co. Ltd.	The crossing between Hexiang Road and Daqi Street, Lidian County	1-1-2009 to 12-31-2024	using area x 0.4/m 2 x 365 for 1st to 5th years using area x 0.45/m 2 x 365 for 6th to 10th years using area x 0.5/m 2 x 365 for 11th to 15th years
36.	Daqing Wanbao Property Management Co. Ltd.	Third Community of Wanbao Zone, Sartu District, Daqing	4-10-2003 to 10-4-2013	90,000 for 1st year 110,000 for 2nd year 120,000 for 3rd year 150,000 for 4th to 10th years

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No.	Lessor	Location of Building	Term	Rent per Year (Yuan)
37	Longyuan Real Estate Development Co., Ltd.	Wenxinjiayuan Community, Rang District, Daqing.	06-30-2010 to 06-29-2030	Free for the first three years; using area x 0.5/m 2 x 365 for 4th to 10th years; using area x 0.55/m 2 x 365 for 11th to 15th years; using area x 0.6/m 2 x 365 for 16th to 20th years
38	Peizhou Wang	Songjiang Mingzhu Shopping Center, West of Zhongyang St. Zhaoyuan County, Heilong jiang	4-10-2008 to 4-09-2018	140,000 for 1st to 3rd years; 150,000 for 4th to 6th year; 160,000 for 7th to 10th years
39(1)	Daqing Hengxin Real Estate Development Co., Ltd.	West of Petroleum Square, Donghu Community, Rang District, Daqing.	02-01-2008 to 02-01-2013	200,000
40(1)	Daqing Hengxin Real Estate Development Co., Ltd.	West of Petroleum Square, Donghu Community, Rang District, Daqing.	04-20-2009 to 02-01-2013	800,000
41	Heilongjiang Oriental Xitiandi Commercial Co., Ltd.	Intersection of Tonggang Road and Tongjiang Street, Tongjiang City.	04-10-2009 to 04-09-2024	650,000 for 1st to 5th years; 750,000 for 6th to 10th year; 880,000 for 11st to 15th years
42	Harbin Shentong Logistics Eastern Base Co., Ltd.	No.0 Xianfeng Road, Daowai District, Harbin City	03-01-2010 to 04-01-2017	4,700,000 for 1st to 3rd years; 3,700,000 for 4th to 7th year
43	Daqing Ningjin Real Estate Development Co., Ltd.	No. 212, Chongyang Road, Datong District, Daqing City	06-30-2009 to 06-30-2024	Free for the first year,750,000 for 2nd to 5th; 800,000 for 6th to 10th year; 850,000 for 11st to 15th years
44	Nongan Town Longxiang Shopping Center Co., Ltd	The second floor of Longxiang Shopping Center Co., Ltd	10-01-2009 to 01-31-2030	1,600,000
45	Tangyuan Xintiandi Commercial Co., Ltd.	Middle of Hazhao Road, Tangyuan Town.	04-01-2010 to 01-04-2030	400,000 for 1st to 10th years; 500,000 for 11st to 20th years
46	Daqing Chengfeng Shopping Center Co., Ltd.	The Fifth Street, Chengfeng Community, Rang District, Daqing City.	02-20-2010 to 20-23-2020	1,000,000 for 1st year, and an annual increase of 10,000 from 2nd to 10th years.
47	Xinganwantia Real Estate Development Co., Ltd.	Xintiandi Shopping Center, Central Street, Zhalaiteqi.	05-01-2009 to 04-30-2024	using area x 0.4/m 2 x 365 for 1st to 5th years using area x 0.45/m 2 x 365 for 6th to 10th years using area x 0.5/m 2 x 365 for 11st to 15th years
48	Xiangdong Zhang	1 Nanreyuan Street, Dongfeng Road, Sartu District, Daqing City.	06-28-2010 to 12-20-2018	Free from 06-28-2010 to 12-19-2010; 1,200,000/year from 12-20-2010 to 12-20-2018.
49	Inner Mongolia Fada Real Estate Development Co., Ltd.	9 Zhongsu Street, Manzhouli City	07-01-2010 to 08-31-2030	using area x 0.5/m 2 x 365 for 1st to 20th years

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50	Taian Jiahemei Commercial Co., Ltd.	The north of Zhenxing Road, Taian County	07-01-2010 to 08-31-2030	using area x 0.6/m 2 x 365 for 1st to 5th years using area x 0.65/m 2 x 365 for 6th to 10th years using area x 0.7/m 2 x 365 for 11th to 15th years; using area x 0.75/m 2 x 365 for 16th to 20th years
51	Kaiyuan Jiamei Real Estate Development Co., Ltd.	The South of People’s Park, Wenhua Road, Kaiyuan City.	12-31-2010 to 02-28-2031	using area x 0.7/m 2 x 365 for 1st to 5th years using area x 0.75/m 2 x 365 for 6th to 10th years using area x 0.8/m 2 x 365 for 11th to 15th years; using area x 0.85/m 2 x 365 for 16th to 20th years.
52	Tonghua Greatwall Real Estate Company	Jian Greatwall Shopping Center.	08-31-2010 to 11-30-2030	4,600,000
53	Dehui Fengzeyuan Business Clubhouse	The intersection of Dehui Road and Xinhe Street.	09-01-2010 to 12-31-2026	2,600,000 for 1st to 3rd years; 3,000,000 for 4th to 13rd years,3,400,000 for 14th to 16th
54	Liyan Shan	Aimin Community, Bamiantong Town, Muling City.	04-15-2010 to 07-14-2025	Free for first three months; using area x 0.5/m 2 x 365 for 1st to 5th years using area x 0.55/m 2 x 365 for 6th to 10th years using area x 0.6/m 2 x 365 for 11th to 15th years; using area x 0.65/m 2 x 365 for 16th to 20th years
55	Mudanjiang Yinbang Real Estate Company	Xinhua Road, Mudanjiang City.	06-30-2010 to 01-01-2030	Free for first six months; 33,000 x 0.55/m 2 x 365 per year
56(1)	Yitong Yiren Real Estate Development Company	Yongning Street, Yitong County.	05-01-2010 to 07-31-2010	Total amount of 1,550,000 from 05-01-2010 to 07-31-2012; 1,550,000/year for the last years.
57	Harbin Shenghui Real Estate Development Co., Ltd.	Jinrong Building, Shenghui Center.	06-01-2010 to 09-30-2025	17,568 x 0.65/m 2 x 365 for 1st to 5th years; 17,568x 0.7/m 2 x 365 for 6th to 10th years; 17,568 x 0.75/m 2 x 365 for 11th to 15th years

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58	Arongqi Naji Town Shopping Center	Arongqi Naji Town Shopping Center	11-01-2010 to 12-31-2030	using area x 0.45/m 2 x 365 for 1st to 5th years using area x 0.5/m 2 x 365 for 6th to 10th years using area x 0.55/m 2 x 365 for 11th to 15th years; using area x 0.6/m 2 x 365 for 16th to 20th years.
59	Lirong Gong	Fuyu Road, Hailin	06-01-2010 to 09-30-2030	1,200,000 from 1st to 10th years; 1,280,000 from 11st to 20th years.
60	Lirong Gong	Fuyu Road, Hailin	09-01-2010 to 09-30-2030	50,000/year
61	Lu Liu	Fuyu Road, Hailin	06-01-2010 to09-30-2030	Total amount of 5,000 for first four months, 30,000 from 1st to 4th years;
62	Guangtong Meng	Fuyu Road, Hailin	09-01-2010 to 09-30-2030	45,000/year
63	Siping Sanda Eco-City Development Co., Ltd	South of Jiujing Street, Tiedong District, Siping City	11-01-2010 to 08-24-2030	1,550,000/year
64	Changtu Jiahemei Commercial Co., Ltd.	Binhe Community, the North street, Changtu County.	06-01-2010 to 08-31-2030	7,064 x 0.85/m 2 x 365 for 1st to 5th years; 7,064x 0.9/m 2 x 365 for 6th to 10th years; 7,064 x 0.95/m 2 x 365 for 11th to 15th years; 7,064 x 1.0/m 2 x 365 for 16th to 20th years
65	Liaoyang Jianda Real Estate Development Co., Ltd.	No.50, West Street, Wensheng District, Siping City	11-01-2010 to 03-31-2031	using area x 0.65/m 2 x 365 per year
66	Tianlin Real Estate Development Co., Ltd	Jianshe Street, Mulan County.	12-01-2010 to 03-19-2031	600,000 for 1st to 5th years; 650,000 for 6th to 10th year; 700,000 for 11st to 15th years; 750,000 for 16th to 20th years;170,000 for warehouse per year.
67	Heilongjiang Oriental Xitiandi Commercial Co., Ltd	Xiangyang Road, Fujin City.	06-10-2010 to 09-30-2025	6,200 x 0.95/m 2 x 365 for 1st to 10th years 6,200 x 1.045/m 2 x 365 for 11th to 20th years
68	Wanfeng Gu	399 Zhengxing Street, Dehui	1-1-2011 to 12-31-2026	RMB 2,600,000 for years 1-3, RMB 3,000,000 for years 4-13, RMB 3,400,000 for years 14-16

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69	Shufeng Huang	Cross of Tongjiang Road and Anping Street, Mulan County	3-20-2011 to 3-19-2031	RMB 600,000 for years 1-5, RMB 650,000 for years 6-10, RMB 700,000 for years 11-15, RMB 750,000 for years 16-20
70	Harbin Hanlong Real Estate Development Co., Ltd.	19 Heping Street, Shuangcheng City	3-20-2011 to 3-19-2021	RMB 0.9/sqm/day
71	Liaoyang Jianda Real Estate Development Co., Ltd.	Cross of Wusheng Road and Wudao Street, Liangyang City	4-1-2011 to 3-31-2031	RMB 0.45/sqm/day
72	Xiulan Yi	Youtian Road, Da'an City	5-1-2011 to 4-30-2031	RMB 1,900,000 for years 1-5, RMB 2,300,000 for years 6-10, RMB 2,700,000 for years 11-15, RMB 3,100,000 for years 16-20
73	Manzhouli Lande Real Estate Development Co., Ltd.	Cross of Renmin Road and Zhongyang Street, Zhalannuoer, Manzhouli City	12-18-2011 to 12-17-2026	RMB 1,000,000 for years 1-5, RMB 1,100,000 for years 6-10, RMB 1,200,000 for years 11-15
74	Lina Chen	2 Juxian Street, Daqing City	1-1-2012 to 12-31-2031	RMB 0.8/sqm/day
75	Yu Yan-Long	Daqing City Ranghulu Xibin the West Road Fengzeyuan district, Block B mall	1-1-2013 to 2-1-2033	RMB 0.6/sqm/day for years 1-5, RMB 0.65/sqm/day for years 6-10, RMB 0.7/sqm/day for years 11-15, RMB 0.75/sqm/day for years 16-20
76	The Panjin Kunlun Real Estate Development Co., Ltd.	The Panjin City Tin Town Kunlun commercial buildings	1-6-2013 to 5-31-2033	RMB 0.6/sqm/day for years 1-5, RMB 0.65/sqm/day for years 6-10, RMB 0.7/sqm/day for years 11-15, RMB 0.75/sqm/day for years 16-20

(1) These lease agreements have expired.

Legal Proceedings

Neither we nor any of our subsidiaries is a party to any pending legal proceedings.

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OUR HISTORY AND CORPORATE STRUCTURE

Organizational History of QKL Stores Inc.

Prior to June 18, 2008, QKL Stores Inc. was known as Forme Capital, Inc.

Forme Capital, Inc. (“Forme”) was incorporated in Delaware on December 2, 1986. Prior to 1989, Forme’s only activity was the creation and spinning off to its stockholders of nine blind pool companies, or companies with no specified business plan. From 1989 to 1998, Forme was a real estate company. From 1999 to 2000, Forme invested in fine art. From 2000 to 2007, Forme had no operations or substantial assets. Accordingly, Forme was deemed to be a “blank check” or shell company, that is, a development-stage company that has no significant non-cash assets and either has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or other acquisition with an unidentified company.

On November 13, 2007, Forme filed an Amended and Restated Certificate of Incorporation to change the number of shares of stock that it was authorized to issue to 100,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. The change became effective on December 5, 2007.

We have no operations or substantial assets other than those of QKL-China, over which we acquired control in the reverse merger transaction discussed below. Prior to the reverse merger transaction, our business plan was to seek out and obtain candidates with which we could merge or whose operations or assets could be acquired through the issuance of common stock and possibly debt.

On June 11, 2012, we completed a 1-for-3 reverse stock split of our common stock (the “2012 Stock Split”), such that for each three shares outstanding prior to the 2012 Stock Split there was one share outstanding after the 2012 Stock Split.

On February 4, 2013, we completed a 1-for-8 reverse stock split of our common stock (the “2013 Stock Split”), such that for each eight shares outstanding prior to the 2013 Stock Split there was one share outstanding after the 2013 Stock Split.

All shares of common stock and amount per share referenced in this prospectus have been adjusted retroactively to reflect the 2012 Stock Split and the 2013 Stock Split.

The Reverse Merger Transaction

On March 28, 2008, we completed a number of related transactions through which we acquired control of QKL-China: (i) a restructuring transaction which granted control of QKL-China to another PRC entity, Speedy Brilliant (Daqing), and (ii) a share exchange transaction, which transferred ownership and control of Speedy Brilliant (Daqing) to us.

We refer to the restructuring transaction and the share exchange transaction together as the “reverse merger transaction.” The purpose of the reverse merger was to acquire control of QKL-China. We did not acquire QKL-China directly by either issuing stock or paying cash for QKL-China (or for Speedy Brilliant (Daqing)) because under PRC law it is uncertain whether a share exchange would be legal, and the terms of a cash purchase would not have been favorable. Speedy Brilliant (Daqing) did not acquire QKL-China directly, by either issuing its own stock or paying cash for QKL-China, because under PRC law it is uncertain whether such a share exchange would be legal, and the terms of a cash purchase would not have been favorable to Speedy Brilliant (Daqing).

We instead chose to acquire control of QKL-China through the contractual arrangements described below because alternative methods of acquisition — specifically, the acquisition of QKL-China outright either by share exchange or by cash payment — was not available or advisable as described above. Acquisition of QKL-China by share exchange was not available to Speedy Brilliant (Daqing) because (i) Speedy Brilliant (Daqing) is wholly owned by Speedy Brilliant (BVI), a British Virgin Islands company, and is therefore a wholly foreign-owned entity under PRC law, (ii) wholly foreign-owned entities are, under PRC law, treated as foreign entities for relevant regulatory purposes, and (iii) under PRC laws that became effective on September 8, 2006, it is uncertain both what procedures must be used in order for a foreign entity to acquire a PRC entity by share exchange and whether such an acquisition would have binding legal effect in the PRC. Acquisition of QKL-China for cash was not advisable for Speedy Brilliant (Daqing) because the terms of such a cash acquisition, including (i) a purchase price for QKL-China determined under PRC law and (ii) the terms of a financing transaction in which we would raise the funds to pay the purchase price, would not have been favorable to Speedy Brilliant (Daqing).

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PRC Restructuring Agreements

The PRC restructuring transaction was effected by the execution of five agreements between Speedy Brilliant (Daqing), on the one hand, and QKL-China (and in some cases the shareholders of QKL-China), on the other hand. Those five agreements and their consequences are described below.

Consigned Management Agreement

The Consigned Management Agreement among Speedy Brilliant (Daqing), QKL-China and all of the shareholders of QKL-China, provides that Speedy Brilliant (Daqing) will provide financial, business management and human resources management services to QKL-China that will enable Speedy Brilliant (Daqing) to control QKL-China’s operations, assets and cash flow, and in exchange, QKL-China will pay a management fee to Speedy Brilliant (Daqing) equal to 4.5% of QKL-China’s annual revenue. The management fee for each year is due by January 31 of the following year. The agreement will remain effective until Speedy Brilliant (Daqing) or its designees have acquired 100% of the equity interests of QKL-China or substantially all of the assets of QKL-China.

Technology Service Agreement

The Technology Service Agreement among Speedy Brilliant (Daqing), QKL-China and all of the shareholders of QKL-China, provides that Speedy Brilliant (Daqing) will provide technology services, including the selection and maintenance of QKL-China’s computer hardware and software systems and training of QKL-China employees in the use of those systems, and in exchange QKL-China will pay a technology service fee to Speedy Brilliant (Daqing) equal to 1.5% of QKL-China’s annual revenue. The technology service fee for each year is due by January 31 of the following year. The agreement will remain effective until Speedy Brilliant (Daqing) or its designees have acquired 100% of the equity interests of QKL-China or substantially all of the assets of QKL-China.

Loan Agreement

The Loan Agreement among Speedy Brilliant (Daqing) and all of the shareholders of QKL-China, provides that Speedy Brilliant (Daqing) will make a loan in the aggregate principal amount of RMB 77 million (approximately $11.2 million) to the shareholders of QKL-China, each shareholder receiving a share of the loan proceeds proportional to its shareholding in QKL-China, and in exchange each shareholder agreed (i) to contribute all of its proceeds from the loan to the registered capital of QKL-China in order to increase the registered capital of QKL-China, (ii) to cause QKL-China to complete the process of registering the increase in its registered capital with PRC regulatory authorities within 30 days after receiving the loan, and (iii) to pledge their equity to Speedy Brilliant (Daqing) under the Equity Pledge Agreement described below.

The loan is repayable by the shareholders at the option of  Speedy Brilliant (Daqing) either by the transfer of QKL-China’s equity to Speedy Brilliant (Daqing) or through proceeds indirectly from the transfer of QKL-China assets to Speedy Brilliant (Daqing). The loan does not bear interest, except that if (x) Speedy Brilliant (Daqing) is able to purchase the equity or assets of QKL-China, and (y) the lowest allowable purchase price for that equity or those assets under PRC law is greater than the principal amount of the loan, then, insofar as it is allowable under PRC law, interest will be deemed to have accrued on the loan in an amount equal to the difference between the lowest allowable purchase price for QKL-China and the principal amount of the loan. The effect of this interest provision is that, if and when permitted under PRC law, Speedy Brilliant (Daqing) may acquire all of the equity or assets of QKL-China by forgiving the loan, without making any further payment. If the principal amount of the loan is greater than the lowest allowable purchase price for the equity or assets of QKL-China under PRC law, then Speedy Brilliant (Daqing) would exempt the shareholders from paying the difference between the two amounts. The effect of this provision is that (insofar as allowable under PRC law) the shareholders of QKL-China may satisfy their repayment obligations under the loan by transferring all of QKL-China’s equity or assets to Speedy Brilliant (Daqing), without making any further payment.

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The Loan Agreement also contains promises from the shareholders of QKL-China that during the term of the agreement they will elect as directors of QKL-China only candidates nominated by Speedy Brilliant (Daqing), and they will use their best efforts to ensure that QKL-China does not take certain actions without the prior written consent of Speedy Brilliant (Daqing), including (i) supplementing or amending the articles of association or rules of QKL-China, or of any subsidiary controlled or wholly owned by it, (ii) increasing or decreasing its registered capital or shareholding structure, (iii) transferring, mortgaging or disposing of any interests in its assets or income, or encumbering its assets or income in a way that would affect Speedy Brilliant (Daqing)’s security interest unless required for QKL-China’s normal business operations, (iv) incurring or succeeding to any debts and liabilities, (v) entering into any material contract (exceeding RMB 5.0 million, or approximately $0.7 million, in value); (vi) providing any loan or guarantee to any third party; (vii) acquiring or consolidating with any third party, or investing in any third party; and (viii) distributing any dividends to the shareholders in any manner. In addition, the Loan Agreement provides that at Speedy Brilliant (Daqing)’s request, QKL-China will promptly distribute all distributable dividends to its shareholders.

The funds that Speedy Brilliant (Daqing) used to make the loan came from the proceeds received by us, its indirect parent company, in the private placement transaction completed in March 2008.

Exclusive Purchase Option Agreement

The Exclusive Purchase Option Agreement, among Speedy Brilliant (Daqing), QKL-China, and all of the shareholders of QKL-China, provides that QKL-China will grant Speedy Brilliant (Daqing) or its designated third party an irrevocable and exclusive right to purchase all or part of QKL-China’s assets, and the shareholders of QKL-China will grant Speedy Brilliant (Daqing) or its designated third party an irrevocable and exclusive right to purchase all or part of their equity interests in QKL-China. Either right may be exercised by Speedy Brilliant (Daqing) in its sole discretion at any time that the exercise would be permissible under PRC law, and the purchase price for Speedy Brilliant (Daqing)’s acquisition of equity or assets will be the lowest price permissible under PRC law. QKL-China and its shareholders are required to execute purchase agreements and related documentation within 30 days of receiving notice from Speedy Brilliant (Daqing) that it intends to exercise its right to purchase.

The Exclusive Purchase Option Agreement contains promises from QKL-China and its shareholders that they will refrain from taking actions, such as voting to dissolve or declaring dividends, that could impair Speedy Brilliant (Daqing)’s security interest in the equity of QKL-China or reduce its value. These promises are substantially the same as those contained in the Loan Agreement described above.  The agreement will remain effective until Speedy Brilliant (Daqing) or its designees have acquired 100% of the equity interests of QKL-China or substantially all of the assets of QKL-China. The exclusive purchase options were granted under the agreement on the closing date.

Equity Pledge Agreement

The Equity Pledge Agreement, among Speedy Brilliant (Daqing), QKL-China, and all of the shareholders of QKL-China, provides that the shareholders of QKL-China will pledge all of their equity interests in QKL-China to Speedy Brilliant (Daqing) as a guarantee of the performance of the shareholders’ obligations and QKL-China’s obligations under each of the other PRC Restructuring Agreements. Under the Equity Pledge Agreement, the shareholders of QKL-China have also agreed (i) to cause QKL-China to have the pledge recorded at the appropriate office of the PRC Bureau of Industry and Commerce, (ii) to deliver any dividends received from QKL-China during the term of the agreement into an escrow account under the supervision of Speedy Brilliant (Daqing), and (iii) to deliver QKL-China’s official shareholder registry and certificate of equity contribution to Speedy Brilliant (Daqing).

The Equity Pledge Agreement contains promises from QKL-China and its shareholders that they will refrain from taking actions, such as voting to dissolve or declaring dividends, that could impair Speedy Brilliant (Daqing)’s security interest in the equity of QKL-China or reduce its value. These promises are substantially the same as those contained in the Loan Agreement described above.

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Completion of the PRC Restructuring

The PRC restructuring transaction closed on March 28, 2008 and after the closing date, Speedy Brilliant (Daqing) completed all required post-closing steps, including the payment and verification of all the installments of Speedy Brilliant (Daqing)’s registered capital.

The remaining portion of Speedy Brilliant (Daqing)’s registered capital was contributed and verified by August 1, 2009, two years after the issuance of its business license.

Share Exchange Transaction

In the share exchange transaction, Forme acquired control of Speedy Brilliant (BVI), a British Virgin Islands holding company and the parent company of Speedy Brilliant (Daqing), by issuing to the stockholders of Speedy Brilliant (BVI) shares of common stock in exchange for all of the outstanding capital stock of Speedy Brilliant (BVI). The stockholders of Speedy Brilliant (BVI) with whom we completed the share exchange were (i) the majority holder, Winning State International Limited, a British Virgin Islands holding company (“Winning State (BVI)”) all of whose stock was acquired by our Chief Executive Officer, Mr. Zhuangyi Wang, pursuant to a call option held by Mr. Wang and (ii) three minority stockholders, Ms. Fang Chen, Mr. Yang Miao, and Ms. Ying Zhang. Mr. Wang has exercised his call option and all of the shares of Winning State (BVI) were transferred from Mr. Yap to Mr. Wang on February 2, 2010.

Share Exchange Agreement

On March 28, 2008, Forme entered into a share exchange agreement with (i) Speedy Brilliant (BVI); (ii) Speedy Brilliant (Daqing); (iii) the owners of all of the outstanding voting stock of Speedy Brilliant (BVI), namely (a) Winning State (BVI) (a company that is wholly owned and controlled by Mr. Chin Yoke Yap (all of whose stock was acquired by our CEO, Mr. Zhuangyi Wang, pursuant to a call option held by Mr. Wang that he exercised on February 2, 2010), which owned approximately 98.5% of the Speedy Brilliant (BVI) stock, and (b) three individuals, Ms. Fang Chen, Ms. Yang Miao and Ms. Ying Zhang, who collectively owned approximately 1.5% of the Speedy Brilliant (BVI) stock; and (iv) Forme’s then controlling stockholders, Vision Opportunity China LP, Stallion Ventures, LLC, and Castle Bison, Inc. Under the terms of the share exchange agreement, the Speedy Brilliant (BVI) stockholders exchanged all of the outstanding shares of Speedy Brilliant (BVI) for a total of 807,596 newly issued shares of Forme common stock. As a result of the share exchange, Forme acquired Speedy Brilliant (BVI) as a wholly owned subsidiary, and the Speedy Brilliant (BVI) stockholders became holders of 92.8% of our common stock on a non-diluted basis (64.6% of our common stock assuming conversion of our newly-issued Series A Preferred Stock and 46.3% of our common stock assuming conversion of our newly-issued Series A Preferred Stock and exercise of all of the Series A Warrants and Series B Warrants).

In the PRC restructuring transaction described above, Speedy Brilliant (BVI) gained control of our operating company, QKL-China. Therefore, when we acquired control of Speedy Brilliant (BVI) in the share exchange, we acquired indirect control of QKL-China. As a result, at the time of the share exchange, (i) we ceased to be a shell company as that term is defined in Rule 12b-2 under the Exchange Act, (ii) Speedy Brilliant (BVI) became our wholly owned subsidiary, and (iii) through our newly-acquired indirect subsidiary Speedy Brilliant (Daqing) we now control, through the contractual arrangements described above.

On March 28, 2012, QKL-China formed QKL-LQ, a PRC company, together with 5 other affiliated individuals. Under certain contractual arrangements among QKL-China and these equity investors of QKL-LQ, QKL-China is entitled to income earned by QKL-LQ and is obligated to absorb a majority of the risk of loss from QKL-LQ, as if QKL-LQ were a wholly-owned subsidiary of QKL-China.

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The Company’s current structure is set forth in the diagram below:

Private Placement Transaction

The other transaction we completed on March 28, 2008 was a private placement in which we raised funds through a private sale of securities that was exempt from the registration requirements under Section 4(2) of the Securities Act as a result of our compliance with Rule 506 of Regulation D promulgated under the Securities Act. In the private placement we sold to certain accredited investors, for gross proceeds to us of $15.5 million, 379,902 units at a purchase price of $40.80 per unit, each unit consisting of one share of Series A Preferred Stock (each of which is convertible (subject to adjustment) into one share of our common stock), a 0.625 interest in a Series A Warrant and a 0.625 interest in a Series B Warrant.

The agreements through which the private placement were carried out are described in detail below, all of which were entered into on March 28, 2008 unless otherwise indicated.

Securities Purchase Agreement

The securities purchase agreement among Vision Opportunity Master Fund Ltd. (“Vision Master”), Vision Opportunity China Fund Limited (together with Vision Master, “Vision”) and certain other investors listed in Exhibit A thereto involved the sale of an aggregate of 379,902 units, each unit consisting of one share of Series A Preferred Stock, a 0.625 interest in a Series A Warrant and a 0.625 interest in a Series B Warrant. The closing of the private placement transaction and the securities purchase agreement was contingent upon and dependent on the closing of the reverse merger transaction. Each share of Series A Preferred Stock is convertible into one share of common stock subject to adjustment as described below. Each warrant is exercisable for one of common stock or an aggregate of up to 474,878 shares of common stock. The Series A Warrants are exercisable for up to 237,439 shares of common stock and have an exercise price of $81.60 per share, subject to adjustment. The Series B Warrants are exercisable for up to 237,439 shares of common stock and have an exercise price of $102.00 per share, subject to adjustment. The warrants expire on March 27, 2013, which is five years from the date of issuance.

The terms of our Series A Preferred Stock are set forth in a Certificate of Designations, which we filed with the Secretary of State of the State of Delaware on March 13, 2008.

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Securities Escrow Agreement

The securities escrow agreement among Vision, as representative of the purchasers under the securities purchase agreement, Winning State (BVI), and Loeb & Loeb LLP, as escrow agent, was entered into as an inducement to the purchasers to enter into the securities purchase agreement. Winning State (BVI) agreed to deliver 759,804 shares of our common stock owned by Winning State (BVI) as escrow shares (the “Escrow Shares”) to the escrow agent for the benefit of the purchasers, and to deliver some or all of those shares to the purchasers in the event the Company fails to achieve certain financial performance thresholds for the 12-month periods ending December 31, 2008 and December 31, 2009.

The financial performance thresholds for 2008 required that the Company achieve (i) both net income and cash from operations greater than $9.4 million and (ii) fully diluted earnings per share equal to or greater than $5.52. Under the terms of the agreement these thresholds were met if the Company achieved at least 95% thereof. The Company reported net income of $9.0 million, cash from operations of $18.7 million and diluted earnings per share of $6.96 for 2008, and therefore the thresholds for 2008 were met by the Company. Accordingly, all of the Escrow Shares remain in escrow, pending the performance of the 2009 performance thresholds described below.

The financial performance thresholds for 2009 will be satisfied if the Company achieves (i) both net income and cash from operations of greater than $11.15 million and (ii) fully diluted earnings per share of $6.48. On April 1, 2010 the securities escrow agreement was amended to exclude amounts recorded as liabilities under ASC815. At December 31, 2009, excluding amounts recorded as liabilities under ASC815, the Company had net income of $10.8 million, cash from operations of $10.8 million and fully diluted earnings per share of $8.16.

Because we achieved at least 95% of each of the 2009 performance thresholds, all of the 2009 escrow shares have been returned to Winning State (BVI).

For purposes of determining the performance thresholds described above, fully diluted earnings per share was calculated by (x) dividing the lesser of net income and cash from operations, as reported in our 2009 financial statements plus any amounts that may have been recorded as charges or liabilities on the 2009 financial statements due to the application of Emerging Issues Task Force Issue No. 00-19 that are associated with (1) any outstanding warrants issued in connection with the Securities Purchase Agreement or (2) any liabilities created as a result of the escrow shares being released to any of our officers or directors by (y) the aggregate number of shares of our then outstanding common stock on a fully-diluted basis which number includes, without limitation, the number of shares of common stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock and the number of shares of common stock issuable upon the exercise of any then outstanding preferred stock, warrants or options of the Company.

Investor and Public Relations Escrow Agreement

We also entered into an investor and public relations agreement with Vision Opportunity China LP, as representative of the purchasers under the securities purchase agreement, and Loeb & Loeb LLP, as escrow agent. Under the agreement, $300,000 of the proceeds of the private placement was deposited into an escrow account with Loeb & Loeb LLP for use in investor and public relations.

Settlement Agreement

On January 22, 2008, QKL terminated its engagement agreement with Kuhns Brothers to provide QKL with investment banking services, on an exclusive basis, with respect to the private placement transaction and the share exchange transaction, and the parties executed a settlement agreement. Under the terms of the settlement agreement, we were required to pay Kuhns Brothers (i) a cash fee equal to 8.5% of the gross proceeds invested in the financing by investors introduced to the Company by Kuhns Brothers, Inc. (“Introduced Investors”), and (ii) warrants to purchase up to a number of shares of common stock of the Company equal to 8.5% of the dollar amount of the shares purchased by the Introduced Investors divided by the per-share purchase price of the common stock or preferred stock in the financing. The warrants have the same terms as warrants received by the Introduced Investors. Accordingly, Kuhns Brothers received from us a cash fee of $1,300,500, Series A Warrants to purchase 7,969 shares of our common stock and Series B Warrants to purchase 6,375 shares of our common stock.

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Lock-Up Agreement

In connection with the private placement we also entered into an agreement with Winning State (BVI) under which, in order to induce Forme to enter into the share exchange agreement, certain stockholders including Mr. Zhuangyi Wang, our CEO and Mr. Xudong Wang, our former CFO, agreed that (i) they would not sell or transfer any shares of our common stock until at least 12 months after the effective date of a registration statement filed with the SEC registering for resale the shares of common stock underlying the Series A Preferred Stock issued in the private placement transaction and (ii) for an additional 24 months after the end of that 12 month period, would not sell or transfer more than one-twelfth of its total shares of that common stock during any one month.

Agreements Executed in Connection with Our Public Offering

Waiver to Registration Rights Agreement

On October 16, 2009, Vision Opportunity China LP, as representative of the purchasers listed on Schedule I to the Registration Rights Agreement dated as of March 28, 2008, agreed to waive the notice and piggyback registration rights provided by the Registration Rights Agreement solely with respect to our public offering in the fourth quarter of 2009 of 287,500 shares of our common stock at a price of $138.00 per share that raised aggregate net proceeds of $39.7 million.

Waiver to Securities Purchase Agreement

On October 16, 2009, Vision Opportunity China LP, as representative of the purchasers listed on Schedule A to the Securities Purchase Agreement dated as of March 28, 2008, agreed to waive the notice and preemption rights provided by the Securities Purchase Agreement, solely with respect to our public offering in the fourth quarter of 2009 of 287,500 shares of our common stock at a price of $138.00 per share that raised aggregate net proceeds of $39.7 million.

Amendment to Securities Escrow Agreement

On October 15, 2009, we entered into an Amendment to Securities Escrow Agreement, amending the Securities Escrow Agreement dated March 28, 2008, by and among the Company, Vision Opportunity China LP as representative of the Purchasers, Winning  State Investment Limited and Loeb & Loeb LLP, as escrow agent, to revise the definition of “Net income” and “Cash from Operations” for the fiscal year ended December 31, 2009 to exclude the one-time non-recurring cash expenses incurred by us in connection with our public offering in the fourth quarter of 2009 and the transactions contemplated by our public offering that were not contemplated by the Securities Escrow Agreement.

Lock-Up Letters

On October 15, 2009, in connection with our public offering and in order to induce Roth Capital Partners, LLC to act as our underwriter, each of our directors and executive officers, and Winning State (BVI) agreed that, without the prior written consent of Roth Capital Partners, LLC, they would not, during the period commencing on October 15, 2009 and ending 180 days after the date of the final prospectus relating to our public offering (i) either directly or indirectly sell, pledge, lend or transfer any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, subject to certain exclusions, or (ii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock.

Anti-dilution Agreements

On March 24, 2010, we entered into a Warrant Amendment (“Series A Warrant Amendment”) to the Series A Warrant to Purchase Shares of Common Stock of the Company (“Series A Warrant”) with Vision Opportunity China LP, pursuant to which certain anti-dilution provisions of the Series A Warrants were removed on behalf of the Series A Warrant holders.  Pursuant to the Series A Warrant Amendment, we agreed not to issue any additional shares of common stock or common stock equivalents, except as otherwise contemplated by the Series A Warrant, at a per share price less than the exercise price then in effect, without the prior written consent of holders of a majority of the Series A Warrants at such time.

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On March 24, 2010, we entered into a Warrant Amendment (“Series B Warrant Amendment”) to the Series B Warrant to Purchase Shares of Common Stock of the Company (“Series B Warrant”) with Vision Opportunity China LP, pursuant to which certain anti-dilution provisions of the Series A Warrants were removed on behalf of the Series A Warrant holders.  Pursuant to the Series B Warrant Amendment, we agreed not to issue any additional shares of common stock or common stock equivalents, except as otherwise contemplated by the Series B Warrant, at a per share price less than the exercise price then in effect, without the prior written consent of holders of a majority of the Series B Warrants at such time.

On March 25, 2010, we entered into a Waiver (“Waiver”) to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (“Certificate”) with the holders of our Series A Convertible Preferred Stock, pursuant to which certain anti-dilution protections of the Certificate were waived.  We plan to amend the Certificate to state that we will not issue any additional shares of common stock or common stock equivalents, except as otherwise contemplated by the Certificate, at a conversion price less than the conversion price then in effect for the Series A Preferred Stock, without the prior written consent of holders of a majority of the Series A Warrants at such time.

MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

On October 21, 2009, our common stock was quoted on the NASDAQ Capital Market under the symbol “QKLS.”   Prior to that date our common stock was quoted on the OTC Bulletin Board. We completed a 1-for-3 reverse stock split in June 2012 and subsequently a 1-for-8 reverse stock split in February 2013.

The following table sets forth the high and low sale prices as reported by the NASDAQ Capital Market, for each fiscal quarter during the fiscal years ended December 31, 2012 and 2011 for the subsequent periods.

Quarter Ended	High	Low
2013:
First Quarter	$8.10	$4.80
Second Quarter	7.00	2.79
Third Quarter	8.94	3.24
Fourth Quarter (through October 18, 2013)	5.96	4.45

2012:
First Quarter	$25.44	$15.60
Second Quarter	21.12	9.60
Third Quarter	13.60	5.04
Fourth Quarter	11.87	4.80

2011:
First Quarter	$91.68	$60.48
Second Quarter	69.12	25.68
Third Quarter	48.48	28.08
Fourth Quarter	30.00	15.60

As of October 18, 2013, the last reported sale price of our common stock was $5.35 per share.

As of October 18, 2013, there were 1,522,326 shares of our common stock and 529,412 shares of our Series A Preferred Stock issued and outstanding and we had approximately 671 shareholders of record of our common stock and two holders of record of our Series A Preferred Stock. This does not reflect the number of persons or entities who hold stock in nominee or “street” name through various brokerage firms.

Dividends

We have never declared or paid any cash dividends on our common stock and are restricted from paying dividends by virtue of the fact that we are a holding company. We currently intend to retain all earnings, if any, for use in business operations and we do not anticipate declaring any dividends in the near future.

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The payment of dividends is contingent on the ability of our PRC based operating subsidiary QKL-China to obtain approval to send monies out of the PRC. The PRC’s national currency, the Yuan or renminbi, is not a freely convertible currency. The PRC government imposes controls on the convertibility of renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends.

In addition, under the terms of Series A Preferred Stock set forth in a Certificate of Designation which was filed in the office of Secretary of State for the State of Delaware on March 13, 2008, if we pay dividends on the common stock the holders of Series A Preferred are entitled to receive dividends on an “as converted” basis.

Securities authorized for issuance under equity compensation plans

On September 14, 2009, we adopted the (the “Plan”). The Plan provides for the grant of incentive stock options and restricted stock awards (the “Awards”). The Plan has not been approved by our stockholders.

The following table provides information as of December 31, 2012 about the Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders	84,708	$106.56	71,542
Total	84,708	$106.56	71,542

The total number of shares of common stock that may be issued under the Plan may not exceed 156,250. The total number of shares may be increased annually based upon the total number of shares of common stock outstanding in subsequent years. In connection with the private placement we completed in March 2008, we agreed to limit the number of awards we grant under any stock option, restricted or other equity incentive plans to no more than 12.5% of the sum of the number of shares of common stock issued and outstanding and the number of shares of common stock into which the issued and outstanding shares of Series A Preferred Stock are convertible at any time.

Recent Sales of Unregistered Securities

None.

Issuer Purchases of Equity Securities

None.

Use of Proceeds from Registered Offering

On November 27, 2009, we consummated a public offering of 250,000 shares of common stock at a public offering price of $138.00 per share.  On December 4, 2009, we consummated a public offering of an additional 37,500 shares of common stock as a result of the exercise of the over-allotment option. Aggregate gross proceeds were $39,675,000 and we received net proceeds of approximately $37.4 million from the offering, after deducting underwriting discounts and estimated offering expenses of $2,275,000.

We offered the shares sold in the offering pursuant to our registration statement on Form S-1 (File No. 333-162150), which was declared effective by the SEC on November 19, 2009. We used $37.4 million of the net proceeds from the offering to open new distribution center, open or acquire new stores, store renovations and relocations.

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The offering was underwritten by Roth Capital Partners, LLC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock by (i) each person known to Company to own beneficially more than 5% of Company’s Common Stock, (ii) each director, (iii) each executive officers and (iv) all executive officers and directors as a group, as of October 18, 2013.  No director or officer has beneficial ownership of any of our convertible preferred stock. Except as otherwise noted, the persons identified have sole voting and investment powers with respect to their shares.

Name of Beneficial Owner	Number of Shares (1)	Percentage of Class (1)(2)
Owners of More than 5% of Class Winning State International Ltd (3)	795,096	52.2%
Prescott Group Capital Management L.L.C. (4)	124,513	9.5%
Phil Frohlich (4)	124,513	9.5%
Directors and Executive Officers (5)
Mr. Zhuangyi Wang (Director and CEO) (3) (5)	795,096	52.2%
Mr. Xishuang Fan (Director and COO) (5)(7)	4,104	*
Mr. Tsz-Kit Chan (CFO) (5)(8)	2,500	*
Mr. Tsz Fung Philip Lo (Independent Director) (5)	-0-	-0-
Mr. Jingyuan Gao (Independent Director) (5)	-0-	-0-
Mr. Chaoying Li (Independent Director) (5) (6)	833	*
All Directors and Executive Officers as a Group (6 persons)	802,533	52.7%

* Less than 1%.

(1)	As of the record date of the meeting there were 1,522,326 shares of our Common Stock issued and outstanding. In determining beneficial ownership of our Common Stock as of that date, the number of shares shown includes shares of our Common Stock which may be acquired within 60 days of that date on exercise of warrants or options or conversion of convertible securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares. None of the persons named in the table own any shares of preferred stock or warrants.

(2)	In determining the percent of our Common Stock owned by a person or entity on the record date of the meeting (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of outstanding warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of our common stock outstanding on that date 1,522,326, plus (ii) the total number of shares that the beneficial owner may acquire on conversion of preferred stock and on exercise of warrants and options.

(3)	The principal business address of Winning State International Ltd (the “Winning State (BVI)”) is Road Town, Tortola VG1110, British Virgin Islands. On March 28, 2008, the Company acquired Speedy Brilliant (BVI) in a share exchange transaction with Winning State (BVI) and the other stockholders of Speedy Brilliant (BVI). In the share exchange, we received the Speedy Brilliant BVI shares from Winning State (BVI) and the other stockholders of Speedy Brilliant (BVI) and in exchange we issued and delivered to them 807,596 of our newly issued shares of our Common Stock. Wining State (BVI) received 795,096 of those shares. Winning State (BVI) is wholly owned by Mr. Zhuangyi Wang, our CEO. Accordingly, the 795,096 shares of our Common Stock issued to Winning State (BVI) as a result of the consummation of the share exchange are beneficially owned by Mr. Wang.

(4)	The principal business address of Prescott Group Capital Management L.L.C (the “Prescott Capital”) is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104-6529. Information regarding this beneficial owner is furnished in reliance upon its Schedule 13G group filing, dated December 31, 2012, by Prescott Group Capital Management L.L.C., which included Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Samll Cap II, L.P., and Phil Frohlich. Prescott Capital and Mr. Phil Frohlich are the beneficial owners of 124,513 shares of Common Stock.

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(5)	The address of each of the officers and directors named in the table is c/o QKL Stores Inc. No.4, Nan Re Yuan Street, Dongfeng Road, Dongfeng Xincun, Daqing, Heilongjiang 163311, P.R. China.

(6)	Represents an option to purchase 833 shares of common stock at an exercise price of $180.00 per share.

(7)	Represents an option to purchase 4,104 shares of common stock at an exercise price of $105.60 per share..

(8)	Represents an option to purchase 2,500 shares of common stock at an exercise price of $82.08 per share.

DIRECTORS AND EXECUTIVE OFFICERS

Our current executive officers and directors as of the date of this report are as follows:

Name	Age	Other positions with Company; other directorships held in last five years (1)	Has served as Company director since
Zhuangyi Wang	53	Chief Executive Officer, Director	1998
Xishuang Fan	50	Chief Operating Officer, Director	2011
Tsz Fung Philip Lo	46	Director	2011
Chaoying Li	42	Director	2009
Jingyuan Gao	44	Director	2012

(1)	The biography of each of the nominees below contains information regarding the business experience of such nominee.

Mr. Zhuangyi Wang is the founder of Daqing Qingkelong Chain Commerce & Trade Co., Ltd. ( “QKL Chain”), a company that the Company controls through a series of contractual arrangements (“QKL-China”), and, since its inception in 1998, has been the Chief Executive Officer and Chairman of QKL China. From 1998 to the present, Mr. Wang has also worked as the store manager of one of our supermarket stores. Mr. Wang received his bachelor’s degree from Heilongjiang Radio & TV University in 1984. We believe that Mr. Wang’s knowledge of the supermarket chain industry in the PRC brings an unique expertise to the Board of Directors.

Ms. Xishuang Fan was appointed as Chief Operating Officer and a director of the Company in June 2011. Ms. Fan has been working at QKL-China for more than 12 years. Before her position as Chief Operating Officer, Ms. Fan was Assistant Chief Operating Officer of QKL-China from 2009 to 2011, Finance Director from 2006 to 2009, Security Director from 2003 to 2006, Audit Manager from 2002 to 2003, Assistant Manager in Finance Department from 2000 to 2003, and Accountant from 1999 to 2000. Ms. Fan obtained her bachelor’s degree from Jilin Agriculture University in 2005. She became a Certified Public Accountant in China in 2010. We believe that Ms. Fan’s knowledge of finance and accounting brings an unique expertise to the Board of Directors.

Mr. Tsz Fung Philip Lo was appointed as a director and Chairman of the Audit Committee and a member of the Compensation Committee and Corporate Governance Committee in November 2011. Mr. Lo has been serving as managing director of Shenzhen Xin Wei Managing Consultancy Limited since August 2011, independent non-executive director of Styland Holdings Limited (Hong Kong Exchange) since April 2009, and managing director of AW Financial Consultancy Limited since December 2007. Mr. Lo also served as chief financial officer of Wuhan General Group (China) Inc. (NASDAQ: WUHN) from February 2010 to January 2012, chief financial officer of Wuhan Zhongye Yangluo Heavy Machinery Co., Ltd from December 2007 to January 2009, and senior manager of Albert Wong & Co from June 2006 to December 2007. Mr. Lo received his bachelor’s degree from University of Wollongong, Australia. He is a member of CPA Australia and a member of HKICPA. We believe that Mr. Lo’s deep knowledge of finance and accounting matters brings an unique expertise to the Board of Directors.

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Mr. Chaoying Li was appointed as a director of the Company in September 2009. Mr. Li is a founding partner of the Han Kun Law Offices, where he has worked since January 2005. Mr. Li specializes in foreign direct investment, mergers and acquisitions, public and private financings (equity and debt), incorporation and corporate restructuring, as well as intellectual property protection. From August 2001 to December 2004, he was a partner at T&C Law Offices in Beijing. Prior to that, he was a founder and general counsel of Bookoo, Inc., a pioneer in the e-book marketplace and one of the first Internet companies in Greater China to emphasize the management of intellectual property rights. Before founding Bookoo, Mr. Li spent over four years working for Cha & Cha, an international law firm. Mr. Li received a Bachelor of Science in Mathematics in 1995, a Bachelor of Laws in 1996 and a Master of Laws in 1999 from Peking University. In 2003, he also obtained a Master of Laws from University of Ottowa. Mr. Li has written numerous academic and professional articles that have been widely published internationally and in Mainland China, Taiwan and Hong Kong. We believe that Mr. Li’s legal qualification and knowledge in the capital markets brings an unique expertise to the Board of Directors.

Mr. Jingyuan Gao was appointed as a director of the Company in October 2012. Mr. Gao, age 44, has served as the Chairman of CCSM Consulting Co., Ltd., the Chief Editor of Retail World, the Deputy Secretary-General of China Commercial Culture Research Committee, and has been a consultant to Beijing City University Academic Committee, since 2006. From 2001 through 2006, Mr. Gao served as the Assistant Managing Editor of Famous Brand Times, which is affiliated with the Economic Daily Press Group, and the Chief Editor of Supermarket Weekly. From 1992 through 2001, Mr. Gao served as the editor of China Business Herald. Mr. Gao received a master’s degree from Beijing Industry and Commerce University, China, and a bachelor’s degree from Shanxi University of Finance and Economics, China. We believe that Mr. Gao’s knowledge in retail business brings an unique expertise to the Board of Directors.

All of our directors will hold their positions on the Board until our next annual meeting of the stockholders and until their respective successors have been elected or appointed. Officers serve at the discretion of the Board.

There are no family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current Board.

Our directors and executive officers have not, during the past ten years:

•	had any bankruptcy petition filed by or against any business of which was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding;

•	been involved in any judicial or administrative proceeding (not subsequently reversed) in which the person was found to have committed mail or wire fraud;

•	been involved in any judicial or administrative proceeding (not subsequently reversed) in which the person was found to have violated any law respecting financial institutions or insurance companies or any settlement of such a proceeding (other than a settlement between private litigants);

•	been subject to any disciplinary sanction or order by a securities or commodities self-regulatory organization;

•	been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

The Board has determined that Messrs. Lo, Li and Gao are independent under Rule 5605(a)(2) of the NASDAQ Listing Rules.

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Corporate Governance

Board of Directors

We have five members serving on our Board, three of whom are considered “independent directors” as defined under NASDAQ Marketplace Rules. All actions of the Board require the approval of either a majority of the directors in attendance at a meeting, duly called and noticed, at which a quorum is present or the unanimous written consent of all of the members of the Board. In 2012, our Board held 4 meetings in person for regularly scheduled meetings, and acted by written consent 4 times. During 2012, no director attended fewer than 75% of the meetings of the Board and Board committees of which the director was a member.

Board Committees

The Board has standing audit, compensation, and nominating and corporate governance committees, comprised solely of independent directors each of which was formed on September 14, 2009.  Each committee has a charter, which is available at the Company’s website, www.qklstoresinc.com.

Audit Committee

The Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, recommends to the Board the annual engagement of a firm of independent accountants and reviews with the independent accountants the scope and results of audits, our internal accounting controls and audit practices and professional services rendered to us by our independent accountants. The Audit Committee operates under a written charter. The Audit Committee held 4 meetings during 2012.

The members of the Audit Committee are Tsz Fung Philip Lo, Chairman, Chaoying Li and Jingyuan Gao. The Board has determined that Mr. Lo is an audit committee financial expert, as defined in SEC rules.

Audit Committee Report

With respect to the audit of Company’s financial statements for the year ended December 31, 2012, the Audit Committee

•	has reviewed and discussed the audited financial statements with management;

•	has discussed with Company’s independent accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in Company annual report on Form 10-K for the year ended December 31, 2012.

Tsz Fung Philip Lo, Chairman
Chaoying Li
Jingyuan Gao

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in identifying qualified individuals to become members of our Board, in determining the composition of the Board and in monitoring the process to assess Board effectiveness. Messrs. Lo, Li and Gao are members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter. Mr. Gao is the Chairman of Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held no meeting during 2012.

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The Nominating and Corporate Governance Committee will consider director candidates recommended by security holders. Potential nominees to the Board are required to have such experience in business or financial matters as would make such nominee an asset to the Board and may, under certain circumstances, be required to be “independent”, as such term is defined under Rule 5605 of the listing standards of NASDAQ and applicable SEC regulations. Security holders wishing to submit the name of a person as a potential nominee to the Board must send the name, address, and a brief (no more than 500 words) biographical description of such potential nominee to the Nominating and Corporate Governance Committee at the following address: Nominating and Corporate Governance Committee of the Board of Directors, c/o QKL Stores Inc., 4 Nanreyuan Street, Dongfeng Road, Dongfeng Xincun, Daqing, Heilongjiang 163311 P.R. China. Potential director nominees will be evaluated by personal interview, such interview to be conducted by one or more members of the Nominating and Corporate Governance Committee, and/or any other method the Nominating and Corporate Governance Committee deems appropriate, which may, but need not, include a questionnaire. The Nominating and Corporate Governance Committee may solicit or receive information concerning potential nominees from any source it deems appropriate. The Nominating and Corporate Governance Committee need not engage in an evaluation process unless (i) there is a vacancy on the Board, (ii) a director is not standing for re-election, or (iii) the Nominating and Corporate Governance Committee does not intend to recommend the nomination of a sitting director for re-election. A potential director nominee recommended by a security holder will not be evaluated differently from any other potential nominee. Although it has not done so in the past, the Nominating and Corporate Governance Committee may retain search firms to assist in identifying suitable director candidates.

The Board does not have a formal policy on Board candidate qualifications. The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily. In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. “Diversity,” as such, is not a criterion that the Committee considers. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons. The directors will not evaluate candidates differently based on who has made the recommendation.

Compensation Committee

The Compensation Committee is responsible for (a) reviewing and providing recommendations to the Board on matters relating to employee compensation and benefit plans, and (b) assisting the Board in determining the compensation of the chief executive officer and making recommendations to the Board with respect to the compensation of the chief financial officer, other executive officers of the Company and independent directors. Messrs. Lo, Li and Gao are members of the Compensation Committee. The Compensation Committee operates under a written charter. Mr. Li is the Chairman of Compensation Committee. The Compensation Committee held one meeting during 2012 and did not act by written consent.

We intend to provide our named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in similar locations.

It is not uncommon for PRC private companies in northeastern China to have base salaries as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and consideration is given to the executive’s relative experience in his or her position. Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including, without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. We expect that this compensation program will be comparable to the programs of our peer companies and aimed to retain and attract talented individuals.

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Our non-independent directors are not compensated for their service as directors.

Compensation of Non-Employee Directors

Our independent directors are compensated $15,000 annually for their service as directors. In addition, in September 2009, we issued Mr. Li stock options to purchase 833 shares of Common Stock that vest and become exercisable in three approximately equal amounts on the three subsequent anniversary dates of the grant.

Procedures for Approval of Related Party Transactions

Our Board is charged with reviewing and approving all potential related party transactions. All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

Code of Ethics

We adopted a Code of Business Conduct and Ethics on February 6, 2009. The Code of Business Conduct and Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K, constitutes our Code of Ethics for our principal executive officer, our principal financial and accounting officer and our other senior financial officers. The Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. The code of Ethics is available at Company’s website, www.qklstoresinc.com. A printed copy of the Code of Ethics may be obtained free of charge by writing to us at QKL Stores Inc., 4 Nanreyuan Street, Dongfeng Road, Sartu District, 163300 Daqing, P.R. China.

Non-Director Executive Officer

Name	Age	Position
Tsz-Kit Chan	37	Chief Financial Officer

Mr. Chan was appointed as our Chief Financial Officer in October 2010. Mr. Chan is currently an independent, non-executive Director of New Smart Energy Group Limited, a Hong Kong main board-listed company, serving as the chairman and a member of the audit committee. Mr. Chan was a partner in a Hong Kong CPA firm, Albert Wong & Co, from 2007 to 2010, and was a manager at that firm from 2005 to 2007.  Mr. Chan graduated from the Hong Kong Polytechnic University with a bachelor degree in Accounting in 1998 and also obtained an MBA from the Chinese University of Hong Kong in 2001. Mr. Chan is a member of the Association of Chartered Certified Accountants (ACCA) and a fellow member of the Hong Kong Institute of Certified Public Accountants (HKICPA), and has the Practising Certificate of Hong Kong SAR. Mr. Chan is also a member of the American Institute of Certified Public Accountants (AICPA), and holds an active license in the Colorado State Board of Accountancy.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation of the named executive officers for each of the two fiscal years in the period ended December 31, 2012. Except as listed below, no executive officer received compensation in excess of $100,000 for any of the two years listed below.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Zhuangyi Wang,	2012	75,951	-0-	-0-	-0-	-0-	-0-	-0-	75,951
CEO (3)	2011	74,148	-0-	-0-	-0-	-0-	-0-	-0-	74,148

Tsz-Kit Chan,	2012	94,939	-0-	-0-	-0-	-0-	-0-	-0-	94,939
CFO (4)	2011	92,685	-0-	-0-	-0-	-0-	-0-	-0-	92,685

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(1)	The amounts reflect compensation provided to our named executive officers in their capacities as officers of QKL-China.

(2)	Represents the grant date fair value of the common stock option grants shown in the table under FASB ASC Topic 718 using assumptions set forth in the footnotes to the financial statements in the Company’s Annual Report on Form 10-K for 2012.

(3)	Zhuangyi Wang was appointed as the CEO effective March 28, 2008.

(4)	Tsz-Kit Chan was appointed as our CFO on October 18, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each named executive officer, information regarding unexercised stock options, unvested stock awards, and equity incentive plan awards outstanding as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012
OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zhuangyi Wang, CEO	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Tsz-Kit Chan, CFO(1)	2,500	-0-	1,667	$82.08	12/2/2018	-0-	-0-	-0-	-0-

(1) On December 2, 2010, the Company entered into a stock option agreement with Tsz-Kit Chan, granting Mr. Chan options to purchase 4,167 shares of the Company’s common stock at an exercise price of $82.08 per share. The options vest in equal amounts on the grant date and on the following four anniversary dates of the grant date and expire on December 2, 2018 or the date on which the option is fully exercised.

Employment Agreements

We have signed standard Chinese employment agreements as required by PRC Labor Contract Law with all of our employees, including executive officers, which have a term of two to five years.

Mr. Zhuangyi Wang entered into a two-year agreement on October 1, 1998 with QKL-China, which was renewed every two years until October 1, 2008. The current contract was signed in 2008 for five-year term and a salary of RMB 40,000 ($6,329) per month.

Mr. Tsz-Kit Chan entered into an employment contract for a term of two years that expired on October 17, 2012. The term automatically extended for two-year periods. Pursuant to the employment contract, Mr. Chan will receive an after-tax monthly salary of RMB 50,000 (approximately $7,912) per month. Mr. Chan will be granted stock options on an annual basis based on his work performance and the performance of the Company in accordance with the Company’s employee stock option plan.  According to the employment contract, the Company may terminate the employment with Mr. Chan for causes defined in the employment contract with thirty days’ advance written notice, in which event Mr. Chan will be entitled to receive compensation in accordance with relevant laws and regulations. Under certain circumstances provided in the employment contract, the Company may elect to pay an additional month’s salary to replace its written notice advancement obligation. Mr. Chan may terminate the employment with the Company by giving a thirty-day advance written notice to the Company.  Both the Company and Mr. Chan may terminate the employment for causes provided in the employment contract without advance written notice. The employment contract also contains covenants regarding non-competition and confidentiality.

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Ms. Xishuang Fan entered into a five-year employment contract with QKL Chain on June 16, 2011. Pursuant to this contract, Ms. Fan will receive a fixed annual salary of RMB 350,000 (approximately $55,381). At the discretion of the management, she may receive variable bonuses subject to her performance. The contract may be terminated at any time by either party by giving three months’ notice in writing, or by paying the relevant three-month salary in lieu of the notice. Extension of the contract is subject to mutual agreement by both parties.

Assuming the employment of the Company’s named executive officers were to be terminated without cause or for good reason or in the event of change in control, as of December 31, 2012, none of the named executive officers would have been entitled to any cash payments.

Additional Narrative Disclosure

We have no plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement, including, but not limited to, tax qualified defined benefit plans, supplemental executive retirement plans, tax qualified defined contribution plans and non-qualified defined contribution plans.

There are no contracts agreements, plans or arrangements, whether written or oral, that provide for payment to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer or a change in control of the Company or a change in the executive officers responsibilities following a change in control, with respect to each named executive officer.

Compensation of Directors

The following table sets forth information regarding compensation of each director, other than named executive officers, for fiscal 2012.  Our named executive officers do not receive any compensation for their role as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Zhiguo Jin (1)	4,533	-0-	-0-	-0-	-0-	-0-	4,533

Chaoying Li	15,000	-0-	-0-	-0-	-0-	-0-	15,000

Tsz Fung Philip Lo	15,000	-0-	-0-	-0-	-0-	-0-	15,000

Jingyuan Gao	3,750	-0-	-0-	-0-	-0-	-0-	3,750

Xishuang Fan	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) Zhiguo Jin resigned as a director in April 2012.

On October 11, 2012, we entered into an independent director agreement with Jingyuan Gao in connection with Mr. Gao’s appointment as an independent director, pursuant to which Mr. Gao will be entitled to receive an annual compensation of $15,000. Unless terminated earlier according to the relevant provisions, the term of this agreement is three years.

On November 8, 2011, we entered into an independent director agreement with Tsz Fung Philip Lo in connection with Mr. Lo’s appointment as an independent director, pursuant to which Mr. Lo will be entitled to receive an annual compensation of $15,000. Unless terminated earlier according to the relevant provisions, the term of this agreement is three years.

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On September 14, 2009, we entered into agreements with Zhiguo Jin, our former director, and Chaoying Li, our independent director. The agreements provide for annual cash compensation of $15,000 for Mr. Jin and Mr. Li. In addition, on September 14, 2009, we granted stock purchase options to each of them to purchase 833 shares of Common Stock at an exercise price of $180.00 per share (the stock price at the date of the grant). The options vest and become exercisable in three approximately equal amounts on the three subsequent anniversary dates of the grant. The Board approved such grants.

Xishuang Fan, our COO, other than a named executive officer, does not receive any additional compensation for her services provided as a director.

Certain Relationships and Related Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Particulars of significant transactions between the Company and related companies are disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on April 15, 2013.

It is the Company’s policy to not enter any transaction (other than compensation arrangements in the ordinary course) with any director, executive officer, employee, or principal stockholder or party related to them, unless authorized by a majority of the directors having no interest in the transaction, upon a favorable recommendation by the Audit Committee (or a majority of its disinterested members).

Procedures for Approval of Related Party Transactions

Our Board is charged with reviewing and approving all potential related party transactions. All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this prospectus. The following discussion is qualified in its entirety by reference to such exhibits.

General

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

As of October 18, 2013, we have 1,522,326 shares of common stock issued and outstanding. We have designated 10,000,000 shares of our preferred stock as Series A Convertible Preferred Stock, of which 529,412 were issued and outstanding as of October 18, 2013.

The following is a summary of the material terms of our capital stock.

Common Stock

Voting:   The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders and are not entitled to cumulate their votes in the election of directors.

Dividends:   Holders of common stock are entitled to any dividends that may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefore subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

The payment of dividends is contingent on the ability of our PRC based operating subsidiary QKL-China to obtain approval to send monies out of the PRC. The PRC’s national currency, the yuan or RMB, is not a freely convertible currency. The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends.

Liquidation:   In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

No Preemptive Rights:   Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock. As of October 18, 2013 there were 529,412 shares of Series A Preferred Stock issued and outstanding. Additional shares of our preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance any shares thereof. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

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Terms of Series A Preferred Stock

The terms of our Series A Preferred Stock are set forth in a Certificate of Designations, which we filed with the Secretary of State of the State of Delaware on March 13, 2008. Set for below are the material terms of our Series A Preferred Stock:

Conversion and Anti-Dilution:   Each share of Series A Preferred Stock is convertible at any time into one share of our common stock. A holder of Series A Preferred Stock may not convert those shares if as a result of the conversion, that holder would beneficially own more than 4.99% of our common stock outstanding at that time. A holder may, however, waive this provision by providing the Company with 61 days’ notice that such holder wishes to waive this restriction with regard to any or all shares of common stock issuable upon conversion of such holder’s Series A Preferred Stock.

Voting:   Holders of the Series A Preferred Stock vote on an “as converted” basis together with the common stock, as a single class, in connection with any proposal submitted to stockholders to: (i) increase the number of authorized shares, (ii) approve the sale of any capital stock of the Company, (iii) adopt an employee stock option plan, and (iv) effect any merger, consolidation, sale of all or substantially all of the assets of the Company, or related consolidation or combination transaction. Holders of the Series A Preferred Stock have a separate class vote on all matters that impact the rights, value, or ranking of the Series A Preferred Stock.

Liquidation Preference:   In the event of a liquidation, dissolution or winding up, voluntary or involuntary, of the Company, the holders of Series A Preferred Stock then outstanding will be entitled to receive, out of our assets available for distribution to our stockholders, an amount equal to $1.70 per share before any payment is made or any assets distributed to the holders of the common stock or any other stock that ranks junior to the Series A Preferred Stock. The holders rank (a) senior to the common stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments on a liquidation event and (b) pari passu with any other class or series of stock of the Company, the terms of which specifically provide that such class or series will rank pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments on a liquidation event.

Dividends :  The shares of Series A Preferred Stock are not entitled to dividends unless the Company pays dividends, in cash or other property, to holders of outstanding shares of common stock. If the Company does pay dividends, each outstanding share of Series A Preferred Stock will entitle its holder to receive dividends out of available funds equal to the dividends to which the common stock into which such share was convertible on the record date would have been entitled, had such common stock been issued.

LEGAL MATTERS

Our counsel, Loeb & Loeb LLP, located at 345 Park Avenue, New York, New York 10154, is passing upon the validity of the issuance of the common stock that the selling stockholders are offering under this prospectus.

With respect to certain matters involving the enforcement of foreign judgments in the PRC and the bringing of original actions in the PRC predicated solely on the federal securities laws of the United States, Deheng Law Firm of Beijing, PRC, has given us certain advice.

EXPERTS

Albert Wong & Co. LLP independent registered public accountants located in New York, NY have audited our financial statements for fiscal 2012 and 2011, included in this registration statement to the extent and for the periods set forth in their respective reports. We have relied on such reports given upon the authority of such firms as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No “expert” or “counsel” as defined by Item 509 of Regulation S-K promulgated under the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in us or our parents or subsidiaries, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

79

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

Some of our directors and officers reside in the PRC and substantially all of our assets are located in the PRC. In addition, certain “experts” named in this prospectus are located in the PRC. As a result, it may be difficult or impossible for you to effect service of process on our officers and directors or those experts within the U.S.

Deheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of the PRC would (1) recognize or enforce judgments of U.S. courts obtained against our officers or directors or the experts named in this prospectus based on the civil liability provisions of the securities laws of the U.S. or any state in the U.S., or (2) entertain original actions brought in the PRC against our officers or directors or the experts named in this prospectus based on the securities laws of the U.S. or any state in the U.S.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On February 13, 2012, we dismissed BDO China Shu Lun Pan Certified Public Accountants LLP (“BDO Shu Lun Pan”), as our principal accountant. The reports of BDO Shu Lun Pan on our financial statements for the interim periods from July 8, 2011 through February13, 2012 contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to dismiss BDO Shu Lun Pan and to retain Albert Wong was approved by the Company’s Audit Committee on February 9, 2012.

BDO Shu Lun Pan was engaged by us on July 8, 2011. During the interim periods from July 8, 2011 through February 13, 2012, we have had no disagreements with BDO Shu Lun Pan on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Shu Lun Pan, would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such interim periods.

BDO Shu Lun Pan has provided us with a letter dated February 13, 2012 addressed to the SEC stating that it agreed with the above statements. This letter was filed as an exhibit to our Current Report on Form 8-K, which was filed with the SEC on February 14, 2012.

On July 8, 2011, we dismissed BDO China Li Xin Da Hua CPA Co., Ltd. (“BDO Li Xin”) in Shenzhen, Guangdong, PRC as our independent registered public accountant. We were notified that the personnel of Division Four of BDO Li Xin had joined BDO China Shu Lun Pan, another BDO International Member Firm headquartered in Shanghai, PRC, effective June 30, 2011.

In order to retain our existing audit team and minimize the disruption, we appointed BDO Shu Lun Pan to serve as our independent registered public accountant as of July 8, 2011 and perform the audit for the fiscal year ended December 31, 2011. The decision to dismiss BDO Li Xin and engage BDO Shu Lun Pan was unanimously approved by our Board of Directors and Audit Committee.

The audit reports of BDO Li Xin regarding our financial statements as of and for the fiscal years ended December 31, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

BDO Li Xin was engaged by us on October 16, 2009. In connection with the audits of our financial statement for the fiscal years ended December 31, 2010 and 2009 and through July 13, 2011, there were no disagreements between us and BDO Li Xin on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BDO Li Xin, would have caused BDO Li Xin to make reference to the subject matter of the disagreements in connection with its reports.

BDO Li Xin has provided us with a letter dated July 12, 2011 addressed to the SEC stating that it agreed with the above statements. A copy of this letter was filed as Exhibit 16.1 to our Current Report on Form 8-K, which was filed with the SEC on July 13, 2011.

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During our two most recent fiscal years there have been no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

On February 13, 2012, we appointed Albert Wong as our new independent registered accounting firm. The appointment of Albert Wong was approved by our Audit Committee on February 9, 2012.

FINANCIAL STATEMENTS

Our consolidated audited financial statements for the fiscal year ended December 31, 2012 and 2011 are presented beginning at page F-1.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our bylaws provide that we will indemnify our directors and officers from all liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their acting as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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QKL STORES INC.

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash	$21,689,658	$8,479,413
Restricted cash	253	253
Accounts receivable	772,247	796,897
Inventories	39,544,056	59,812,645
Other receivables	16,834,786	18,042,360
Prepaid expenses	8,424,989	11,083,708
Advances to suppliers	2,045,650	9,525,250
Deferred income tax assets	6,064,661	6,327,932
Total current assets	95,376,300	114,068,458
Property, plant and equipment, net	43,512,666	45,439,360
Land use rights, net	709,106	724,760
Goodwill	-	-
Other assets	12,972	12,976
Total assets	$139,611,044	$160,245,554
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term loans	$-	$15,832,555
Accounts payable	26,780,245	30,900,586
Cash card and coupon liabilities	19,495,245	18,604,188
Customer deposits received	1,155,176	1,248,278
Accrued expenses and other payables	26,014,956	28,097,212
Income taxes payable	23,301	2,726
Total current liabilities	73,468,923	94,685,545

Total liabilities	73,468,923	94,685,545
Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 1,522,326 and 1,443,948 shares at June 30, 2013 and December 31, 2012* respectively	1,522	1,444
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 529,412 and 2,386,110 shares at June 30, 2013 and December 31, 2012 respectively	5,294	23,861
Additional paid-in capital	92,521,489	92,503,000
Retained earnings – appropriated	8,323,312	8,323,312
Retained earnings	(48,892,649)	(47,841,708)
Accumulated other comprehensive income	14,183,153	12,550,100
Total shareholders’ equity	66,142,121	65,560,009
Total liabilities and shareholders’ equity	$139,611,044	$160,245,554

*The number of shares of common stock has been retroactively restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013.

See notes to unaudited condensed consolidated financial statements.

F-1

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$58,995,918	$83,221,544	$156,053,109	$195,260,160
Cost of sales	48,862,015	68,653,106	129,279,758	161,636,596
Gross profit	10,133,903	14,568,438	26,773,351	33,623,564

Operating expenses:
Selling expenses	9,879,874	12,417,898	23,204,087	27,548,786
General and administrative expenses	2,080,136	2,089,501	4,598,472	4,465,275
Total operating expenses	11,960,010	14,507,399	27,802,559	32,014,061

Income (loss) from operations	(1,826,107)	61,039	(1,029,208)	1,609,503

Non-operating income (expense):
Interest income	261,991	78,243	455,564	104,771
Interest expense	(226,280)	(101,739)	(523,888)	(395,648)
Total non-operating income (expense)	35,711	(23,496)	(68,324)	(290,877)

Income (loss) before income taxes	(1,790,396)	37,543	(1,097,532)	1,318,626

Income taxes	(336,185)	27,932	(46,591)	478,414

Net income (loss)	$(1,454,211)	$9,611	$(1,050,941)	$840,212

Comprehensive income statement:
Net income (loss)	$(1,454,211)	$9,611	$(1,050,941)	$840,212
Foreign currency translation adjustment	447,273	88,676	1,633,053	951,153
Comprehensive income (loss)	$(1,006,938)	$98,287	$582,112	$1,791,365

Weighted average number of shares outstanding:
Basic*	1,522,326	1,312,531	1,516,140	1,309,296
Diluted*	1,522,326	1,543,304	1,516,140	1,543,319

Earnings (losses) per share:
Basic*	$(0.955)	$0.006	$(0.693)	$0.547
Diluted*	$(0.955)	$0.006	$(0.693)	$0.544

*The number of shares of common stock has been retroactively restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013.

See notes to unaudited condensed consolidated financial statements.

F-2

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,050,941)	$840,212
Depreciation – property, plant and equipment	3,280,567	3,284,259
Amortization	16,172	14,448
Share-based compensation	408,234	432,316
Deferred income tax	390,291	33,418
Loss on disposal of fixed assets	25,646	6,142
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	40,727	13,166
Inventories	21,299,200	13,391,747
Other receivables	1,669,983	(3,591,849)
Prepaid expenses	2,861,272	1,036,426
Advances to suppliers	7,603,073	3,089,043
Accounts payable	(4,713,502)	(940,910)
Cash card and coupon liabilities	501,696	188,706
Customer deposits received	(117,765)	(496,420)
Accrued expenses and other payables	(2,776,056)	5,193,327
Income taxes payable	20,322	(54,310)
Net cash provided by operating activities	29,458,919	22,439,721

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(538,595)	(2,354,873)
Net cash used in investing activities	(538,595)	(2,354,873)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank loan repayment	(16,005,275)	(3,164,707)
Net cash used in financing activities	(16,005,275)	(3,164,707)

Effect of foreign currency translation	295,196	83,083

Net increase in cash	12,915,049	16,920,141
Cash – beginning of period	8,479,413	9,037,550
Cash – end of period	$21,689,658	$26,040,774

Supplemental disclosures of cash flow information:
Interest paid	$523,888	$395,983
Income taxes paid	$205,035	$533,130

See notes to unaudited condensed consolidated financial statements.

F-3

QKL STORES INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

QKL Stores Inc. (“Store”) was incorporated under the laws of the State of Delaware on December 2, 1986. Store currently operates through a wholly owned subsidiary in the British Virgin Islands: Speedy Brilliant Group Ltd. (“Speedy Brilliant (BVI)”), wholly owned subsidiary of Speedy Brilliant (BVI) located in Mainland China: Speedy Brilliant (Daqing) Ltd. (“Speedy Brilliant (Daqing)” or “WFOE”), operating company located in Mainland China: Daqing Qingkelong Chain Commerce & Trade Co., Ltd. (“Qingkelong Chain”), which Store controls, through contractual arrangements between WFOE and Qingkelong Chain, as if Qingkelong Chain were a wholly owned subsidiary of Store, wholly owned operating subsidiary of Qingkelong Chain located in Mainland China:  Daqing Qinglongxin Commerce & Trade Co., Ltd (“Qinglongxin Commerce”) and wholly owned operating company located in Mainland China: Daqing Longqing Microcredit Co., Ltd. (“QKL-LQ”), which Qingkelong Chain controls, through arrangement that absorbs operations risk, as if QKL-LQ were a wholly-owned subsidiary of Qingkelong Chain.

The Store and its subsidiaries (hereinafter, collectively referred to as the “Company”) are engaged in the operation of retail chain stores in the PRC. The principal business activity of QKL-LQ is money lending.

The Company is a regional supermarket chain that currently operates 27 supermarkets, 14 hypermarkets and 4 department stores in northeastern China and Inner Mongolia. The Company’s supermarkets and hypermarkets sell a broad selection of merchandise including groceries, fresh food and non-food items. A supermarket offers various daily necessities on a self-service basis and averages 2,500 square meters in sales area. A hypermarket is similar to a supermarket but has a larger operating scale, and is typically over 4,500 square meters in sales area. The Company currently has three distribution centers servicing its supermarkets.

The Company is the first supermarket chain in northeastern China and Inner Mongolia that is a licensee of the Independent Grocers Alliance, or IGA, a United States-based global grocery network. As a licensee of IGA, the Company is able to engage in group bargaining with suppliers and have access to more than 2,000 private IGA brands, including many that are exclusive IGA brands.

Principles of Consolidation and Presentation

The condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The condensed consolidated financial statements include the financial statements of QKL Stores Inc., and its wholly owned subsidiaries.  All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

The accompanying interim unaudited condensed consolidated financial statements (“Interim Financial Statements”) of the Company and its wholly owned subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and are presented in accordance with the requirements of Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, these Interim Financial Statements do not include all of the information and notes required by GAAP for complete financial statements. These Interim Financial Statements should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended December 31, 2012 included in the Company’s Form 10-K. In the opinion of management, the Interim Financial Statements included herein contain all adjustments, including normal recurring adjustments, considered necessary, in management’s opinion, to present fairly the Company’s financial position, the results of operations and cash flows for the interim periods presented.  The operating results and cash flows of the interim periods presented herein are not necessarily indicative of the results to be expected for any other interim period or the full year.

F-4

QKL STORES INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Segment Reporting

The Company operates in one industry segment, operating retail chain stores.  ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Given the economic characteristics of the similar nature of the products sold, the type of customer and the method of distribution, the Company operates as one reportable segment as defined by ASC 280, Segment Reporting.

Revenue Recognition

The Company earns revenue by selling merchandise primarily through its retail stores. Revenue is recognized when merchandise is purchased by and delivered to the customer and is shown net of estimated returns during the relevant period. The allowance for sales returns is estimated based upon historical experience.

Cash received from the sale of cash cards (aka “gift cards”) is recorded as a liability, and revenue is recognized upon the redemption of the cash card or when it is determined that the likelihood of redemption is remote (“cash card breakage”) and no liability to relevant jurisdictions exists. The Company determines the cash card breakage rate based upon historical redemption patterns and recognizes cash card breakage on a straight-line basis over the estimated cash card redemption period.  The Company recognized approximately nil in cash card breakage revenue for the six months and three months ended June 30, 2013 and 2012.

The Company records sales tax collected from its customers on a net basis, and therefore excludes it from revenue as defined in ASC 605, Revenue Recognition.

Included in revenue are sales of returned merchandise to vendors specializing in the resale of defective or used products, which accounted for less than 0.5% of net sales in each of the periods reported.

Cost of Sales

Cost of sales includes the cost of merchandise, related cost of packaging and shipping cost, and the distribution center costs.

Selling Expenses

Selling expenses include store-related expense, other than store occupancy costs, as well as advertising, depreciation and amortization, utilities, labour costs, preliminary expenses and certain expenses associated with operating the Company’s corporate headquarters.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense, net of reimbursement from suppliers, amounted to $173,069 and $53,508 for the six months ended June 30, 2013 and 2012, and amounted to $75,897 and $22,932 for the three months ended June 30, 2013 and 2012, respectively. Advertising expense is included in selling expenses in the accompanying condensed consolidated statements of income. The Company receives co-operative advertising allowances from vendors in order to subsidize qualifying advertising and similar promotional expenditures made relating to vendors’ products. These advertising allowances are recognized as a reduction to selling expenses when the Company incurs the advertising cost eligible for the credit. Co-operative advertising allowances recognized as a reduction to selling expenses amounted to nil for the six months and three months ended June 30, 2013 and 2012.

F-5

Vendor Allowances

The Company receives allowances for co-operative advertising and volume purchase rebates earned through programs with certain vendors. The Company records a receivable for these allowances which are earned but not yet received when it is determined the amounts are probable and reasonably estimable, in accordance with ASC 605. Amounts relating to the purchase of merchandise are treated as a reduction of inventory cost and reduce cost of goods sold as the merchandise is sold. Amounts that represent a reimbursement of costs incurred, such as advertising, are recorded as a reduction in selling and administrative expense. The Company performs detailed analyses to determine the appropriate amount of vendor allowances to be applied as a reduction of merchandise cost and selling expenses.

Inventories

Inventories primarily consist of merchandise inventories and are stated at lower of cost or market and net realizable value. Cost of inventories is calculated on the weighted average basis which approximates cost.

Management regularly reviews inventories and records valuation reserves for damaged and defective returns, inventories with slow-moving or obsolescence exposure and inventories with carrying value that exceeds market value. Because of its product mix, the Company has not historically experienced significant occurrences of obsolescence.

Inventory shrinkage is accrued as a percentage of revenues based on historical inventory shrinkage trends. The Company performs physical inventory count of its stores once per quarter and cycle counts inventories at its distribution centers once per quarter throughout the year. The reserve for inventory shrinkage represents an estimate for inventory shrinkage for each store since the last physical inventory date through the reporting date.

These reserves are estimates, which could vary significantly, either favorably or unfavorably, from actual results if future economic conditions, consumer demand and competitive environments differ from expectations.

Income Taxes

The Company follows ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted ASC 740-10-25 on January 1, 2007, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position.  The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize any additional liabilities for uncertain tax positions as a result of the implementation of ASC 740-10-25.

Fair Value Measurements

ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  ASC 820 establishes three levels of inputs that may be used to measure fair value:

•	Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company holds. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 – Valuation based on quoted prices in markets that are not active for which all significant inputs are observable, either directly or indirectly.

F-6

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company adopted ASC 820, Fair Value Measurements and Disclosures, on January 1, 2008 for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Company has also adopted ASC 820, on January 1, 2009 for non financial assets and non financial liabilities, as these items are not recognized at fair value on a recurring basis. The adoption of ASC 820 for all financial assets and liabilities and non-financial assets and non-financial liabilities did not have any impact on the Company’s consolidated financial statements.

Financial instruments include cash, accounts receivable, prepayments and other receivables, short-term borrowings from banks, accounts payable and accrued expenses and other payables. The carrying amounts of cash, accounts receivable, prepayments and other receivables, short-term loans, accounts payable and accrued expenses approximate their fair value due to the short-term maturities of these instruments. See footnote 7 regarding the fair value of the Company’s warrants, which are classified as Level 3 liabilities in the fair value hierarchy.

Recently Issued Accounting Guidance

In January 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. This ASU clarifies that ordinary trade receivables and receivables are not in the scope of ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. Specifically, ASU 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the FASB Accounting Standards Codification™ (Codification) or subject to a master netting arrangement or similar agreement. The FASB undertook this clarification project in response to concerns expressed by U.S. stakeholders about the standard’s broad definition of financial instruments. After the standard was finalized, companies realized that many contracts have standard commercial provisions that would equate to a master netting arrangement, significantly increasing the cost of compliance at minimal value to financial statement users. An entity is required to apply the amendments in ASU 2013-01 for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The effective date is the same as the effective date of ASU 2011-11.

In February 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This ASU improves the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in this ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP.

The new amendments will require an organization to:

●	• Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.

●	• Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). A private company is required to meet the reporting requirements of the amended paragraphs about the roll forward of accumulated other comprehensive income for both interim and annual reporting periods. However, private companies are only required to provide the information about the effect of reclassifications on line items of net income for annual reporting periods, not for interim reporting periods. The amendments are effective for reporting periods beginning after December 15, 2012, for public companies and are effective for reporting periods beginning after December 15, 2013, for private companies. Early adoption is permitted.

F-7

In February 2013, FASB issued Accounting Standards Update (ASU) No. 2013-03, Financial Instruments (Topic 825). This ASU clarifies the scope and applicability of a disclosure exemption that resulted from the issuance of Accounting Standards Update No. 2011-04,Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendment clarifies that the requirement to disclose"the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)" does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position, but for which fair value is disclosed. This ASU is the final version of Proposed Accounting Standards Update 2013-200—Financial Instruments (Topic 825) which has been deleted. The amendments are effective upon issuance.

In February 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. This ASU provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this ASU also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2014, and interim periods and annual periods thereafter. The amendments in this ASU should be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements within the ASU’s scope that exist at the beginning of an entity’s fiscal year of adoption. An entity may elect to use hindsight for the comparative periods (if it changed its accounting as a result of adopting the amendments in this ASU) and should disclose that fact. Early adoption is permitted.

In March 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-05, Foreign Currency Matters (Topic 830). This ASU resolve the diversity in practice about whether Subtopic 810-10, Consolidation—Overall, or Subtopic 830-30, Foreign Currency Matters—Translation of Financial Statements, applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights)within a foreign entity. In addition, the amendments in this Update resolve the diversity in practice for the treatment of business combinations achieved in stages (sometimes also referred to as step acquisitions) involving a foreign entity. This ASU is the final version of Proposed Accounting Standards Update EITF11Ar—Foreign Currency Matters (Topic 830), which has been deleted. The amendments in this Update are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. For nonpublic entities the amendments in this Update are effective prospectively for the first annual period beginning after December 15, 2014, and interim and annual periods thereafter. The amendments should be applied prospectively to derecognition events occurring after the effective date. Prior periods should not be adjusted. Early adoption is permitted. If an entity elects to early adopt the amendments, it should apply them as of the beginning of the entity’s fiscal year of adoption.

In April 2013, FASB Accounting Standards Update 2013-07, Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting. This ASU clarifies when an entity should apply the liquidation basis of accounting. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. Liquidation is the process by which a company converts its assets to cash or other assets and settles its obligations with creditors in anticipation of ceasing all of its activities. An organization in liquidation must prepare its financial statements using a basis of accounting that communicates information to users of those financial statements to enable those users to develop expectations about how much the organization will have available for distribution to investors after disposing of its assets and settling its obligations. The ASU requires organization to prepare its financial statements using the liquidation basis of accounting when liquidation is “imminent.” Liquidation is considered imminent when the likelihood is remote that the organization will return from liquidation and either: (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties; or (b) a plan for liquidation is being imposed by other forces (e.g., involuntary bankruptcy). In cases where a plan for liquidation was specified in the organization’s governing documents at inception (e.g., limited-life entities), the organization should apply the liquidation basis of accounting only if the approved plan for liquidation differs from the plan for liquidation that was specified in the organization’s governing documents. The ASU requires financial statements prepared using the liquidation basis to present relevant information about a company’s resources and obligations in liquidation, including the following:

F-8

•     The organization’s assets measured at the amount of the expected cash proceeds from liquidation, including any items it had not previously recognized under U.S. GAAP that it expects to either sell in liquidation or use in settling liabilities (e.g., trademarks).

•     The organization’s liabilities as recognized and measured in accordance with existing guidance that applies to those liabilities.

•     Accrual of the costs it expects to incur and the income it expects to earn during liquidation, including any anticipated disposal costs. This ASU is effective for interim and annual reporting periods beginning after December 15, 2013, with early adoption permitted.

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

NOTE 3 – OTHER RECEIVABLES

Other receivables consisted of the following:

	June 30, 2013 (Unaudited)	December 31, 2012
Deposits	$2,613,157	$2,860,232
Purchase deposits	219,427	240,174
Input value added tax receivables	4,038,604	4,420,456
Rebates receivables	2,162,094	2,366,521
Loans to customers	7,517,774	7,844,421
Others	283,730	310,556

Total other receivables	$16,834,786	$18,042,360

 NOTE 4 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:

	June 30, 2013 (Unaudited)	December 31, 2012

Buildings	$6,913,305	$6,773,312
Shop equipment	20,108,558	19,483,024
Office equipment	4,323,285	4,243,396
Motor vehicles	1,490,510	1,460,327
Car park	20,813	20,392
Leasehold improvements	27,711,305	27,150,156
Construction in progress	9,925,444	10,008,740

Total property, plant and equipment	70,493,220	69,139,347
Less: accumulated depreciation and amortization	(26,980,554)	(23,699,987)

Total property, plant and equipment, net	$43,512,666	$45,439,360

The depreciation expenses for the six months period ended June 30, 2013 and 2012 were $3,280,567 and $3,284,259 respectively.

NOTE 5 – ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consisted of the following:

	June 30, 2013 (Unaudited)	December 31, 2012
Accrued expenses	$20,825,044	$16,146,809
VAT and other PRC tax payable	160,421	134,483
Shop equipment and leasehold improvements payables	645,227	500,280
Amount due to a director – unsecured, interest free and no repayment date(1)	-	7,916,277
Deposit from vendors and employees	4,384,264	3,399,363

Total accrued expenses and other payables	$26,014,956	$28,097,212

(1) The amount was used for the incorporation of QKL-LQ and was fully repaid in March 2013.

F-9

NOTE 6 – EARNINGS PER SHARE

The Company calculates earnings per share in accordance with ASC 260, Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Potentially dilutive common shares consist of convertible preferred stock (using the if-converted method) and exercisable warrants and stock options outstanding (using the treasury method). Holder of Series A convertible preferred stock participate in dividends of the Company on the same basis as holders of the Company’s common stock and is therefore included in the calculation of basic earnings per share using the two class method.

The following table sets forth the computation of basic and diluted net income per common share:

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net (loss) income to QKL Stores, Inc. for computing basic net income per share	$(1,454,211)	$9,611	$(1,050,941)	$840,212
Undistributed earnings allocated to Series A Convertible Preferred Stock	-	1,416	-	123,805
Net (loss) income attributable to ordinary shareholders for computing basic net (loss) income per ordinary share	$(1,454,211)	$8,195	$(1,050,941)	$716,407

Weighted-average shares of common stock outstanding
Basic	1,522,326	1,312,531	1,516,140	1,309,296
Dilutive shares:
Conversion of series A convertible preferred stock	22,059	230,773	28,043	234,023
Dilutive effect of stock warrants and options	-	-	-	-
Anti-dilutive effect of preferred stock	(22,059)	-	(28,043)	-

Diluted	1,522,326	1,543,304	1,476,735	1,543,319

Basic earnings per share	$(0.955)	$0.006	$(0.693)	$0.547
Diluted earnings per share	$(0.955)	$0.006	$(0.693)	$0.544

The 490,369 shares of stock warrants and 84,708 options were not included in the computation of diluted net earnings per share as their effects would have been anti-dilutive since the average share price for the three months ended June 30, 2013 and 2012 were lower than the options and warrants exercise price.

NOTE 7 – STOCK WARRANTS

Series A and Series B Stock Warrants

As a result of a completed sale of 9,117,647 units for cash proceeds of $15,500,000 on March 28, 2008, the Company issued Series A stock warrants of 242,611 and Series B stock warrants of 241,705 which can be converted on a one-for-one basis into shares of the Company’s common stock. The stock warrants have a five year life and the Series A warrants are exercisable at an equivalent price of $81.60 per share and the Series B are exercisable at an equivalent price of $102.00 per share. These stock warrants expired on March 28, 2013 pursuant to the warrant agreements.

The Company used the Black-Scholes option pricing model to determine the fair value of the Series A and B stock warrants on March 28, 2008 (assumptions used – expected life of 5 years, volatility of 89%, risk free interest rate of 2.51%, and expected dividend yield of 0%).

F-10

Effective January 1, 2009, the Company adopted the provisions of FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) (previously EITF 07-5, “Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock”). As a result of adopting ASC 815, warrants to purchase 484,315 of the Company’s common stock previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment as there was a down-round protection (full-ratchet down round protection).   As a result, the warrants were not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants were recognized in earnings until such time as the warrants are exercised or expire.  The Company reclassified the fair value of these warrants from equity to liability, as if these warrants were treated as a derivative liability. On January 1, 2009, the Company recorded as a cumulative effect adjustment of decreasing additional paid-in capital of $6,020,000 and beginning retained earnings of $2,792,017 and $8,812,017 to warrant liabilities to recognize the fair value of such warrants. The fair value of the warrants was $44,304,034 on December 31, 2009. The Company recognized $35,492,017 loss from the change in fair value of warrants for the year ended December 31, 2009.

The Company amended Series A and Series B stock warrant agreements deleting the down-round protection (full-ratchet down round protection) provision on March 24, 2010. As a result of this amendment, the Company is no longer required to treat Series A and Series B warrants as a liability and was reclassified to equity as of March 24, 2010 (assumption used – expected life of 3 years, volatility of 57%, and risk free interest rate of 1.67%, and expected dividend yield of 0%). Based on the revaluation, the Company recognized $7,801,649 of income related to this transaction and reclassified $36,502,385 to equity for the year ended December 31, 2010.

Warrant C

On January 22, 2010, the Company issued a warrant (“Warrant C”) to a non-related individual in exchange for consulting services relating to operational and managerial experience. Warrant C can be converted into 8,333 shares of the Company’s common stock at an exercise price of $120 per share. Warrants C has a five year term and became exercisable 180 days from the date of issuance of Warrant C.

The Company recognized share-based compensation cost based on the grant-date fair value estimated in accordance with ASC 505-50 “equity based payments to non-employees”. The fair value of these stock warrants on the date of grant was estimated using the Black-Scholes method (assumption used – expected life of 2.75 years, volatility of 54%, and risk free interest rate of 1.25%, and expected dividend yield of 0%). The Company recognized $558,180 of compensation expense related to this transaction.

A summary of the Company’s stock warrant activities are as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance – December 31, 2012	490,369	$92.24	$0.27
Exercised	-	-	-
Cancelled	-	-	-

Balance – June 30, 2013	490,369	$92.24	$0.00

NOTE 8 – SHARED BASED COMPENSATION

Under the 2009 Omnibus Securities and Incentive Plan, on September 14, 2009, the Company entered into stock option agreements with its three independent directors, granting each director options to purchase 833 shares of the Company’s common stock at an exercise price of $192.00 per share. The options vest in approximately equal amounts on the three subsequent anniversary dates of the grant and expire on the fifth anniversary of the date of agreement of or the date the option is fully exercised. On January 30, 2010, the Company entered into amendment agreements with its three directors to correct the exercise price to $180.00, which was the fair market value on the date of the grant. The correction of this error was considered immaterial.

Under the 2009 Omnibus Securities and Incentive Plan, on June 26, 2010, the Company granted its Chief Operating Officer, Alan Stewart and 20 employees options to acquire 86,250 shares of the Company's common stock at an exercise price of $105.60 per share. The options vest in approximately equal amounts on the four subsequent anniversary dates of the grant and expire on the eighth anniversary of the date of agreement of or the date the option is fully exercised. On June 17, 2011, Mr. Alan Stewart resigned from his position as Chief Operating Officer of QKL Stores Inc. This has no material impact on the Company’s consolidated financial statements.

F-11

Under the 2009 Omnibus Securities and Incentive Plan, on December 2, 2010, the Company granted its Chief Financial Officer, Tsz-Kit Chan options to acquire 4,167 shares of the Company's common stock at an exercise price of $82.08 per share. The options vest in approximately equal amounts on the four subsequent anniversary dates of the grant and expire on the eighth anniversary of the date of agreement of or the date the option is fully exercised.

The Company accounts for its share-based compensation in accordance with ASC 718 and recognizes compensation expense using the fair-value method on a straight-line basis over the requisite service period for share option awards and non-vested share awards granted which vested during the period.  The fair value for these awards was estimated using the Black-Scholes option pricing model on the date of grant with the following assumptions:

	September 14, 2009	June 26, 2010	December 2, 2010
Expected life (years)	3.5	3.25	3.25
Expected volatility	41.2%	53%	44.9%
Risk-free interest rate	1.69%	1.49%	0.96%
Dividend yield	-	-	-

The expected volatilities are based on the historical volatility of the Company’s common stock.  The observation is made on a weekly basis.  The observation period covered is consistent with the expected life of the options.  The expected life of stock options is based on the minimum vesting period required.  The risk-free rate is consistent with the expected terms of the stock options and is based on the United States Treasury yield curve in effect at the time of grant.

Stock-based compensation expenses recognized was $408,234 and $204,117 for the six months and three months ended June 30, 2013 respectively. A summary of the Company’s stock options activities under the 2009 Omnibus Securities and Incentive Plan are as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term(Years)	Intrinsic Value
Outstanding – December 31, 2012	84,708	$106.64	1.46	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
	-	-	-	-
Outstanding– June 30, 2013	84,708	$106.64	0.96	$-

Exercisable – June 30, 2013	51,825	$108.08	0.93	$-

As of June 30, 2013, there was $816,191 of total unrecognized compensation cost related to non-vested share option awards granted.  Such cost is expected to be recognized over a weighted-average period of 1-2 years.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Operating Leases

Certain of our real properties and equipment are operated under lease agreements. Rental expense under operating leases was as follows:

	(Unaudited)		(Unaudited)
	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Rent expense	$2,119,348	$2,625,645	$4,167,722	$5,389,482
Less: Sublease income	(498,763)	(555,780)	(995,536)	(1,140,812)
Total rent expense, net	$1,620,585	$2,069,865	$3,172,186	$4,248,670

Annual minimum payments under operating leases are as follows:

As of June 30,	Minimum Lease Payment	Sublease Income	Net Minimum Lease Payment
2014	$8,604,663	1,121,262	7,483,401
2015	8,601,664	4,166	8,597,498
2016	8,505,244	-	8,505,244
2017	8,304,125	-	8,304,125
2018	8,101,014	-	8,101,014
Thereafter	74,502,454	-	74,502,454

Total	$116,619,164	1,125,428	115,493,736

F-12

ALBERT WONG & CO. LLP

CERTIFIED PUBLIC ACCOUNTANTS

139 Fulton Street, Suite 818B

New York, NY 10038-2532

Tel : 1-212-226-9088

Fax: 1-212-437-2193

Report of Independent Registered Public Accounting Firm

To: The Board of Directors and Shareholders of

QKL Stores Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of QKL Stores Inc. and Subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Albert Wong & Co. LLP
New York, United States of America	Albert Wong & Co. LLP
April 15, 2013	Certified Public Accountants

F-13

QKL STORES INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2012	December 31, 2011

ASSETS
Cash	$8,479,413	$9,037,550
Restricted cash	253	253
Accounts receivable	796,897	115,163
Inventories	59,812,645	54,336,501
Other receivables	18,042,360	11,991,134
Prepaid expenses	11,083,708	6,085,379
Advances to suppliers	9,525,250	10,160,552
Deferred income tax assets	6,327,932	2,972,570

Total current assets	114,068,458	94,699,102
Property, plant equipment, net	45,439,360	43,042,136
Land use rights, net	724,760	748,410
Goodwill	-	26,346,942
Other assets	12,976	520,559

Total assets	$160,245,554	$165,357,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short term bank loans	15,832,555	10,998,162
Accounts payable	30,900,586	28,417,894
Cash card and coupon liabilities	18,604,188	16,024,437
Customer deposits received	1,248,278	931,604
Accrued expenses and other payables	28,097,212	14,328,656
Income taxes payable	2,726	227,016

Total current liabilities	94,685,545	70,927,769
Warrant liabilities		-

Total liabilities	94,685,545	70,927,769

Commitments and contingencies		-

Shareholders’ equity
Common stock, $.001 par value per share, authorized 100,000,000, shares, issued and outstanding 11,551,587 and 10,448,197 at December 31, 2012 and December 31, 2011, respectively	11,552	10,448
Series A convertible preferred stock, par value $0.01, 10,000,000 shares authorized, 2,386,110 and 5,694,549 shares outstanding at December 31, 2012 and December 31, 2011, respectively	23,861	56,945
Additional paid-in capital	92,492,892	91,610,531
Retained earnings – appropriated	8,323,312	7,282,560
Retained earnings	(47,841,708)	(15,758,416)
Accumulated other comprehensive income	12,550,100	11,227,312

Total shareholders’ equity	65,560,009	94,429,380

Total liabilities and shareholders’ equity	$160,245,554	$165,357,149

*The number of shares of common stock has been retroactively restated to reflect the Reverse Stock Split effected on June 11, 2012.

See notes to audited consolidated financial statements.

F-14

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
	2012	2011

Net sales	$365,624,781	$370,500,420
Cost of sales	303,198,690	306,770,553
Gross profit	62,426,091	63,729,867

Operating expenses:
Selling expenses	59,084,865	51,651,713
General and administrative expenses	9,231,987	8,543,023
Impairment of goodwill	26,697,561	19,219,870
Total operating expenses	95,014,413	79,414,606

Loss from operations	(32,588,322)	(15,684,739)

Non-operating income(expense):
Interest income	259,713	676,186
Interest expense	(1,014,145)	(121,425)
Total non-operating income	(754,432)	554,761

Loss before income tax	(33,342,754)	(15,129,978)

Income taxes	(2,300,214)	1,453,403

Net loss	$(31,042,540)	$(16,583,381)

*Basic earnings per share of common stock	$(2.95)	$(1.63)
*Diluted earnings per share	$(2.95)	$(1.63)

*Weighted average shares used in calculating net income per ordinary share – basic	10,509,469	10,166,618
*Weighted average shares used in calculating net income per ordinary share – diluted	10,509,469	10,166,618

**Basic earnings per share of common stock	$(23.63)	$(13.05)
**Diluted earnings per share	$(23.63)	$(13.05)

**Weighted average shares used in calculating net income per ordinary share – basic	1,313,684	1,270,827
**Weighted average shares used in calculating net income per ordinary share – diluted	1,313,684	1,270,827

* The earnings (losses) per share data and the weighted average shares outstanding for all periods have been retroactively restated to reflect the 1-for-3 Reverse Stock Split effected on June 11, 2012.

**Reference for amount restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013. See note 17 Subsequent Events.

See notes to audited consolidated financial statements.

F-15

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

	Common stock		Series A convertible preferred stock		Additional paid-in	Retained Earnings –	Retained earnings	Accumulated other comprehensive
	Share	Amount	Share	Amount	capital	appropriated	(accumulated deficit)	income	Total

January 1, 2011	9,914,604	9,915	7,295,328	72,953	90,730,448	6,012,675	2,094,850	7,194,141	106,114,982
Net income	-	-	-	-	-	-	(16,583,381)	-	(16,583,381)
Compensation expense for stock option granted	-	-	-	-	864,608	-	-	-	864,608
Preferred stock convert to common stock	533,593	533	(1,600,779)	(16,008)	15,475	-	-	-	-
Appropriation to statutory reserves	-	-	-	-	-	1,269,885	(1,269,885)	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	-	4,033,171	4,033,171
December 31, 2011	10,448,197	10,448	5,694,549	56,945	91,610,531	7,282,560	(15,758,416)	11,227,312	94,429,380

January 1, 2012	10,448,197	10,448	5,694,549	56,945	91,610,531	7,282,560	(15,758,416)	11,227,312	94,429,380
Net income	-	-	-	-	-	-	(31,042,540)	-	(31,042,540
Compensation expense for stock option granted	-	-	-	-	850,381	-	-	-	850,381
Preferred stock convert to common stock	1,103,390	1,104	(3,308,439)	(33,084)	31,980	-	-	-	-
Appropriation to statutory reserves	-	-	-	-	-	1,040,752	(1,040,752)	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	-	1,322,788	1,322,788
December 31, 2012	11,551,587	11,552	2,386,110	23,861	92,492,892	8,323,312	(47,841,708)	12,550,100	65,560,009

*The number of shares of common stock has been retroactively restated to reflect the Reverse Stock Split effected on June 11, 2012.

See notes to audited consolidated financial statements.

F-16

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(31,042,540)	$(16,583,381)
Depreciation-property, plant and equipment	6,702,740	6,065,858
Amortization	29,391	28,693
Deferred income tax	(3,330,517)	(2,403,124)
Loss on disposal of property, plant and equipment	(303,396)	27,310
Share-based compensation	850,381	864,608
Impairment of goodwill	26,697,561	19,219,870
Provision on inventory and sales return	453,311	-
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	(680,445)	58,849
Inventories	(5,481,236)	(8,142,931)
Other receivables	(5,289,513)	17,341,478
Prepaid expenses	(4,437,289)	(833,463)
Advances to suppliers	713,061	(6,275,018)
Accounts payable	2,262,687	(12,038,941)
Cash card and coupon liabilities	2,454,996	4,790,050
Customer deposits received	309,322	(621,496)
Accrued expenses and other payables	13,357,512	4,069,493
Income taxes payable	(225,903)	(2,230,766)
Net cash provided by operating activities	3,040,123	3,337,089

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(9,411,202)	(23,640,152)
Sales proceeds of fixed assets disposal	947,049	155,310
Decrease of restricted cash	-	76,952
Net cash used in investing activities	(8,464,153)	(23,407,890)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank repayment	(11,076,230)	-
Bank borrowings	15,823,185	10,998,162
Net cash provided by financing activities	4,746,955	10,998,162

Net decrease in cash	(677,075)	(9,072,639)

Effect of foreign currency translation	118,938	650,155

Cash at beginning of period	9,037,550	17,460,034
Cash at end of period	$8,479,413	$9,037,550

Supplemental disclosures of cash flow information:
Interest paid	1,014,145	121,425
Income taxes paid	$822,923	$5,995,442

See notes to audited consolidated financial statements .

F-17

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

QKL Stores, Inc. (“QKL”) (formerly known as Forme Capital, Inc.) was incorporated under the laws of the State of Delaware on December 2, 1986. From 1989 to 2000, Store created and spun off to its stockholders nine blind pool companies for two years, then operated as a real estate company for eight years, then sold substantially all of its assets and ceased operations. From 2000 until March 28, 2008, QKL was a shell company with no substantial operations or assets. QKL currently operates through (1) itself, (2) one directly wholly-owned subsidiary in the British Virgin Islands: Speedy Brilliant Group Ltd. (“Speedy Brilliant (BVI)”), (3) one directly wholly-owned subsidiary of Speedy Brilliant (BVI) located in Mainland China: Speedy Brilliant (Daqing) Ltd. (“Speedy Brilliant (Daqing)” or “WFOE”), (4) one operating company located in Mainland China: Daqing Qingkelong Chain Commerce & Trade Co., Ltd. (“QKL-China”), which QKL controls, through contractual arrangements between WFOE and QKL-China, as if QKL-China were a wholly-owned subsidiary of QKL, (5) one wholly-owned operating subsidiary of QKL-China located in Mainland China:  Daqing Qinglongxin Commerce & Trade Co., Ltd (“Qinglongxin Commerce”), and (6) one operating company located in Mainland China: Daqing Longqing Microcredit Co., Ltd. (“QKL-LQ”), which QKL-China controls, through arrangement that absorbs operations risk, as if QKL-LQ were a wholly-owned subsidiary of QKL-China.

Speedy Brilliant (BVI) was established in the British Virgin Islands as a BVI business company on February 23, 2007. Speedy Brilliant (Daqing) was established in the Heilongjiang Province of the People’s Republic of China (the PRC) as a limited company on August 1, 2007. QKL-China was established in the Heilongjiang Province of the PRC as a limited company on November 2, 1998. Qinglongxin Commerce was established in the Heilongjiang Province of the PRC as a limited company on July 10, 2006.

QKL and its subsidiaries (hereinafter, collectively referred to as “the Company”) are engaged in the operation of retail chain stores in the PRC.

The Company is a regional supermarket chain that currently operates 30 supermarkets, 14 hypermarkets and 4 department stores in northeastern China and Inner Mongolia. The Company’s supermarkets and hypermarkets sell a broad selection of merchandise including groceries, fresh food and non-food items. A supermarket offers various daily necessities on a self-service basis and averages 2,500 square meters in sales area. A hypermarket is similar to a supermarket but has a larger operating scale, and is typically over 4,500 square meters in sales area. The Company currently has three distribution centers servicing its supermarkets.

The Company is the first supermarket chain in northeastern China and Inner Mongolia that is a licensee of the Independent Grocers Alliance, or IGA, a United States-based global grocery network. As a licensee of IGA, the Company is able to engage in group bargaining with suppliers and have access to more than 2,000 private IGA brands, including many that are exclusive IGA brands.

The Company completed the initial steps in the execution of its expansion plan in March 2008, when the Company raised financing through the combination of a reverse merger and private placement, and also raised additional financing in our public offering in the fourth quarter of 2009. Under that plan, the Company opened one new store in 2012 that has approximately 5,700 square meters of space, fourteen new stores in 2011 that have, in the aggregate, approximately 101,000 square meters of space, nine new stores in 2010 that have, in the aggregate, approximately 74,189 square meters of space, seven new stores in 2009 that have, in the aggregate, approximately 32,000 square meters of space, and ten new stores in 2008 that have, in the aggregate, approximately 42,000 square meters of space.

F-18

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

PRC Restructuring Agreements

The PRC restructuring transaction was effected by the execution of five agreements between Speedy Brilliant (Daqing), on the one hand, and QKL-China (and in some cases the shareholders of QKL-China), on the other hand. Those five agreements and their consequences are described below.

•	Consigned Management Agreement

The Consigned Management Agreement among Speedy Brilliant (Daqing), QKL-China and all of the shareholders of QKL-China, provides that Speedy Brilliant (Daqing) will provide financial, business management and human resources management services to QKL-China that will enable Speedy Brilliant (Daqing) to control QKL-China’s operations, assets and cash flow, and in exchange, QKL-China will pay a management fee to Speedy Brilliant (Daqing) equal to 4.5% of QKL-China’s annual revenue. The management fee for each year is due by January 31 of the following year. The agreement will remain effective until Speedy Brilliant (Daqing) or its designees have acquired 100% of the equity interests of QKL-China or substantially all of the assets of QKL-China.

•	Technology Service Agreement

The Technology Service Agreement among Speedy Brilliant (Daqing), QKL-China and all of the shareholders of QKL-China, provides that Speedy Brilliant (Daqing) will provide technology services, including the selection and maintenance of QKL-China’s computer hardware and software systems and training of QKL-China employees in the use of those systems, and in exchange QKL-China will pay a technology service fee to Speedy Brilliant (Daqing) equal to 1.5% of QKL-China’s annual revenue. The technology service fee for each year is due by January 31 of the following year. The agreement will remain effective until Speedy Brilliant (Daqing) or its designees have acquired 100% of the equity interests of QKL-China or substantially all of the assets of QKL-China.

•	Loan Agreement

The Loan Agreement among Speedy Brilliant (Daqing) and all of the shareholders of QKL-China, provides that Speedy Brilliant (Daqing) will make a loan in the aggregate principal amount of RMB 77 million (approximately $11.2 million) to the shareholders of QKL-China, each shareholder receiving a share of the loan proceeds proportional to its shareholding in QKL-China, and in exchange each shareholder agreed (i) to contribute all of its proceeds from the loan to the registered capital of QKL-China in order to increase the registered capital of QKL-China, (ii) to cause QKL-China to complete the process of registering the increase in its registered capital with PRC regulatory authorities within 30 days after receiving the loan, and (iii) to pledge their equity to Speedy Brilliant (Daqing) under the Equity Pledge Agreement described below.

F-19

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The loan is repayable by the shareholders at the option of Speedy Brilliant (Daqing) either by the transfer of QKL-China’s equity to Speedy Brilliant (Daqing) or through proceeds indirectly from the transfer of QKL-China assets to Speedy Brilliant (Daqing). The loan does not bear interest, except that if (x) Speedy Brilliant (Daqing) is able to purchase the equity or assets of QKL-China, and (y) the lowest allowable purchase price for that equity or those assets under PRC law is greater than the principal amount of the loan, then, insofar as it is allowable under PRC law, interest will be deemed to have accrued on the loan in an amount equal to the difference between the lowest allowable purchase price for QKL-China and the principal amount of the loan. The effect of this interest provision is that, if and when permitted under PRC law, Speedy Brilliant (Daqing) may acquire all of the equity or assets of QKL-China by forgiving the loan, without making any further payment. If the principal amount of the loan is greater than the lowest allowable purchase price for the equity or assets of QKL-China under PRC law, then Speedy Brilliant (Daqing) would exempt the shareholders from paying the difference between the two amounts. The effect of this provision is that (insofar as allowable under PRC law) the shareholders of QKL-China may satisfy their repayment obligations under the loan by transferring all of QKL-China’s equity or assets to Speedy Brilliant (Daqing), without making any further payment.

The Loan Agreement also contains promises from the shareholders of QKL-China that during the term of the agreement they will elect as directors of QKL-China only candidates nominated by Speedy Brilliant (Daqing), and they will use their best efforts to ensure that QKL-China does not take certain actions without the prior written consent of Speedy Brilliant (Daqing), including (i) supplementing or amending the articles of association or rules of QKL-China, or of any subsidiary controlled or wholly owned by it, (ii) increasing or decreasing its registered capital or shareholding structure, (iii) transferring, mortgaging or disposing of any interests in its assets or income, or encumbering its assets or income in a way that would affect Speedy Brilliant (Daqing)’s security interest unless required for QKL-China’s normal business operations, (iv) incurring or succeeding to any debts and liabilities, (v) entering into any material contract (exceeding RMB 5.0 million, or approximately $0.7 million, in value); (vi) providing any loan or guarantee to any third party; (vii) acquiring or consolidating with any third party, or investing in any third party; and (viii) distributing any dividends to the shareholders in any manner. In addition, the Loan Agreement provides that at Speedy Brilliant (Daqing)’s request, QKL-China will promptly distribute all distributable dividends to its shareholders.

The funds that Speedy Brilliant (Daqing) used to make the loan came from the proceeds received by us, its indirect parent company, in the private placement transaction completed in March 2008.

•	Exclusive Purchase Option Agreement

The Exclusive Purchase Option Agreement, among Speedy Brilliant (Daqing), QKL-China, and all of the shareholders of QKL-China, provides that QKL-China will grant Speedy Brilliant (Daqing) or its designated third party an irrevocable and exclusive right to purchase all or part of QKL-China’s assets, and the shareholders of QKL-China will grant Speedy Brilliant (Daqing) or its designated third party an irrevocable and exclusive right to purchase all or part of their equity interests in QKL-China. Either right may be exercised by Speedy Brilliant (Daqing) in its sole discretion at any time that the exercise would be permissible under PRC law, and the purchase price for Speedy Brilliant (Daqing)’s acquisition of equity or assets will be the lowest price permissible under PRC law. QKL-China and its shareholders are required to execute purchase agreements and related documentation within 30 days of receiving notice from Speedy Brilliant (Daqing) that it intends to exercise its right to purchase.

The Exclusive Purchase Option Agreement contains promises from QKL-China and its shareholders that they will refrain from taking actions, such as voting to dissolve or declaring dividends, that could impair Speedy Brilliant (Daqing)’s security interest in the equity of QKL-China or reduce its value. These promises are substantially the same as those contained in the Loan Agreement described above.

The agreement will remain effective until Speedy Brilliant (Daqing) or its designees have acquired 100% of the equity interests of QKL-China or substantially all of the assets of QKL-China. The exclusive purchase options were granted under the agreement on the closing date.

F-20

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

•	Equity Pledge Agreement

The Equity Pledge Agreement, among Speedy Brilliant (Daqing), QKL-China, and all of the shareholders of QKL-China, provides that the shareholders of QKL-China will pledge all of their equity interests in QKL-China to Speedy Brilliant (Daqing) as a guarantee of the performance of the shareholders’ obligations and QKL-China’s obligations under each of the other PRC Restructuring Agreements. Under the Equity Pledge Agreement, the shareholders of QKL-China have also agreed (i) to cause QKL-China to have the pledge recorded at the appropriate office of the PRC Bureau of Industry and Commerce, (ii) to deliver any dividends received from QKL-China during the term of the agreement into an escrow account under the supervision of Speedy Brilliant (Daqing), and (iii) to deliver QKL-China’s official shareholder registry and certificate of equity contribution to Speedy Brilliant (Daqing).

The Equity Pledge Agreement contains promises from QKL-China and its shareholders that they will refrain from taking actions, such as voting to dissolve or declaring dividends, that could impair Speedy Brilliant (Daqing)’s security interest in the equity of QKL-China or reduce its value. These promises are substantially the same as those contained in the Loan Agreement described above.

Under the advice of our PRC legal counsel, we believe each of the significant control and economic benefits agreements is enforceable under PRC and local law. ASC 810-10-50-2AA through 50-2AC collectively require the reporting entity to disclose the significant judgments and assumptions used in determining whether to consolidate a variable interest entity. One of the most significant assumptions the Company applied in consolidating its VIE is the interpretation of the provisions of applicable PRC laws and regulations. However, any changes in PRC laws and regulations that affect our ability to control QKL-China might preclude us from consolidating QKL-China in the future.

Mr. Zhuangyi Wang, our Chairman of the board and Chief Executive Officer owns 96% of QKL China. Through contractual arrangements between Speedy Brilliant (Daqing) and QKL-China and its respective registered shareholders, we bear the economic risks and receive the economic benefits of QKL-China as their primary beneficiary. The financial results of QKL-China are consolidated into our financial statements despite the lack of our equity interest in them. We believe the consolidation is necessary to fairly present the financial position and results of operations of our company, because of the existence of a parent-subsidiary relationship through contractual arrangements. Speedy Brilliant (Daqing) has entered into contractual arrangements with QKL-China and its respective registered shareholders. Consigned Management Agreement and Technology Service Agreement enable us to receive substantially all of the economic benefits from QKL-China. Loan Agreement and Equity Pledge Agreement enable us to exercise effective control over QKL-China. And Exclusive Purchase Option Agreement enables us to have an exclusive option to purchase all of the equity interests in QKL-China when and to the extent permitted by PRC law.

QKL-China is financed by means of capital contributions from its shareholders. Subsequent to the payment of funds under the Loan Agreement, we have provided additional financial support by means of loan of approximately $1.2 million to QKL-China in November 2010 for the provision of working capital to our principal business in PRC. There are no specific terms or arrangements that require the Company to provide financial support to QKL-China. The creditors of QKL-China do not have recourse to the general credit of the QKL Stores Inc., Speedy Brilliant (BVI) or Speedy Brilliant (Daqing).

Under PRC law, QKL-China must set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other things, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, companies may not distribute the reserve funds as cash dividends except upon a liquidation of these subsidiaries.

Noncontrolling interest

Effective January 1, 2009, the Company adopted an authoritative pronouncement issued by the Financial Accounting Standards Board (the "FASB") regarding noncontrolling interests in consolidated financial statements. The pronouncement requires noncontrolling interests to be separately presented as a component of equity in the consolidated financial statements. The presentation regarding noncontrolling interest was retroactively applied for all the presented periods. As at December 31, 2012 and 2011, the Company did not have any noncontrolling interests.

The following consolidated financial statement balances and amounts of the Company's VIE and its subsidiary were included in the accompanying consolidated balance sheets as of and for the years ended:

	December 31,
	2012	2011
Total current assets	$68,332,510	$94,572,493
Total noncurrent assets	46,177,096	70,658,046
Total assets	114,509,606	165,230,539
Total current liabilities	101,340,678	77,475,533
Total noncurrent liabilities	-	-
Total liabilities	$101,340,678	$77,475,533

F-21

QKL STORES INC. AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

	December 31,
	2012	2011
Net sales	$365,624,781	$370,500,420
Gross profit	62,426,091	63,729,867
Loss from operations	(32,107,932)	(13,643,245)
Net loss	(29,807,718)	(15,096,648)

VIE retained earnings	$(2,634,541)	$31,288,763

As a result of the contractual arrangements above, Speedy Brilliant (Daqing) bears the majority of economic risks and receives the economic benefits of the VIE, QKL-China, and is the primary beneficiary of the VIE. Therefore, the Company has consolidated the financial results of the VIE and their subsidiary in its consolidated financial statements.

The Company believes that Speedy Brilliant (Daqing)'s contractual arrangements with the VIE are in compliance with PRC law and are legally enforceable. The majority shareholder of the VIE, our Chairman and CEO, Mr. Wang, is also the majority shareholder of the Company and therefore has no current interest in seeking to act contrary to the contractual arrangements. However, uncertainties in the PRC legal system could limit the Company's ability to enforce these contractual arrangements, which in turns, may lead to the potential of deconsolidation.

Completion of the PRC Restructuring

The PRC restructuring transaction closed on March 28, 2008 and after the closing date, Speedy Brilliant (Daqing) completed all required post-closing steps, including the payment and verification of all the installments of Speedy Brilliant (Daqing)’s registered capital.

The remaining portion of Speedy Brilliant (Daqing)’s registered capital was contributed and verified by August 1, 2009, two years after the issuance of its business license.

Share Exchange Transaction

In the share exchange transaction, Forme acquired control of Speedy Brilliant (BVI), a British Virgin Islands holding company and the parent company of Speedy Brilliant (Daqing), by issuing to the stockholders of Speedy Brilliant (BVI) shares of common stock in exchange for all of the outstanding capital stock of Speedy Brilliant (BVI). The stockholders of Speedy Brilliant (BVI) with whom we completed the share exchange were (i) the majority holder, Winning State International Limited, a British Virgin Islands holding company (“Winning State (BVI)”) all of whose stock was acquired by our Chief Executive Officer, Mr. Zhuangyi Wang, pursuant to a call option held by Mr. Wang and (ii) three minority stockholders, Ms. Fang Chen, Mr. Yang Miao, and Ms. Ying Zhang, Mr. Wang has exercised his call option and all of the shares of Winning State (BVI) were transferred from Mr. Yap to Mr. Wang on February 2, 2010.

F-22

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Share Exchange Agreement

On March 28, 2008, Forme entered into a share exchange agreement with (i) Speedy Brilliant (BVI); (ii) Speedy Brilliant (Daqing); (iii) the owners of all of the outstanding voting stock of Speedy Brilliant (BVI), namely (a) Winning State (BVI) (a company that is wholly owned and controlled by Mr. Chin Yoke Yap (all of whose stock was acquired by our CEO, Mr. Zhuangyi Wang, pursuant to a call option held by Mr. Wang that he exercised on February 2, 2010)), which owned approximately 98.5% of the Speedy Brilliant (BVI) stock, and (b) three individuals, Ms. Fang Chen, Ms. Yang Miao and Ms. Ying Zhang, who collectively owned approximately 1.5% of the Speedy Brilliant (BVI) stock; and (iv) Forme’s then controlling stockholders, Vision Opportunity China LP, Stallion Ventures, LLC, and Castle Bison, Inc. Under the terms of the share exchange agreement, the Speedy Brilliant (BVI) stockholders exchanged all of the outstanding shares of Speedy Brilliant (BVI) for a total of 6,460,766 (**807,596) newly issued shares of Forme common stock. As a result of the share exchange, Forme acquired Speedy Brilliant (BVI) as a wholly owned subsidiary, and the Speedy Brilliant (BVI) stockholders became holders of 92.8% of our common stock on a non-diluted basis (64.6% of our common stock assuming conversion of our newly-issued Series A Preferred Stock and 46.3% of our common stock assuming conversion of our newly-issued Series A Preferred Stock and exercise of all of the Series A Warrants and Series B Warrants).

In the PRC restructuring transaction described above, Speedy Brilliant (BVI) gained control of our operating company, QKL-China. Therefore, when we acquired control of Speedy Brilliant (BVI) in the share exchange, we acquired indirect control of QKL-China. As a result, at the time of the share exchange, (i) we ceased to be a shell company as that term is defined in Rule 12b-2 under the Exchange Act, (ii) Speedy Brilliant (BVI) became our wholly owned subsidiary, and (iii) through our newly-acquired indirect subsidiary Speedy Brilliant (Daqing) we now control, through the contractual arrangements described above.

On March 28, 2012, QKL-China formed QKL-LQ, a PRC company, together with 5 other affiliated individuals. Under certain contractual arrangements among QKL-China and these equity investors of QKL-LQ, QKL-China is entitled to income earned by QKL-LQ and is obligated to absorb a majority of the risk of loss from QKL-LQ, as if QKL-LQ were a wholly-owned subsidiary of QKL-China.

**Reference for amount restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013. See note 17 Subsequent Events.

F-23

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company’s current structure is set forth in the diagram below:

Private Placement Transaction

The other transaction we completed on March 28, 2008 was a private placement in which we raised funds through a private sale of securities that was exempt from the registration requirements under Section 4(2) of the Securities Act as a result of our compliance with Rule 506 of Regulation D promulgated under the Securities Act. In the private placement we sold to certain accredited investors, for gross proceeds to us of $15.5 million, 9,117,647 units at a purchase price of $1.70 per unit, each unit consisting of one share of Series A Preferred Stock (each of which is convertible (subject to adjustment) into one share of our common stock), a 0.625 interest in a Series A Warrant and a 0.625 interest in a Series B Warrant.

The agreements through which the private placement were carried out are described in detail below, all of which were entered into on March 28, 2008 unless otherwise indicated.

Securities Purchase Agreement

The securities purchase agreement among Vision Opportunity Master Fund Ltd. (“Vision Master”), Vision Opportunity China Fund Limited (together with Vision Master, “Vision”) and certain other investors listed in Exhibit A thereto involved the sale of an aggregate of 9,117,647 units, each unit consisting of one share of Series A Preferred Stock, a 0.625 interest in a Series A Warrant and a 0.625 interest in a Series B Warrant. The closing of the private placement transaction and the securities purchase agreement was contingent upon and dependent on the closing of the reverse merger transaction. Each share of Series A Preferred Stock is convertible into one share of common stock subject to adjustment as described below. Each warrant is exercisable for one of common stock or an aggregate of up to 3,799,020 (**474,877) shares of common stock. The Series A Warrants are exercisable for up to 1,899,510 (**237,439) shares of common stock and have an exercise price of $10.20 (**$81.60) per share, subject to adjustment. The Series B Warrants are exercisable for up to 1,899,510 (**237,439) shares of common stock and have an exercise price of $12.75 (**$102.00) per share, subject to adjustment. The warrants expire on March 28, 2013, which is five years from the date of issuance.

**Reference for amount restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013. See note 17 Subsequent Events.

F-24

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The terms of our Series A Preferred Stock are set forth in a Certificate of Designations, which we filed with the Secretary of State of the State of Delaware on March 13, 2008. For more information regarding the material terms of Series A Preferred Stock, see the section of this report entitled “Description of our Securities” under the subheadings “Preferred Stock” and “Terms of Series A Preferred Stock.”

Securities Escrow Agreement

The securities escrow agreement among Vision, as representative of the purchasers under the securities purchase agreement, Winning State (BVI), and Loeb & Loeb LLP, as escrow agent, was entered into as an inducement to the purchasers to enter into the securities purchase agreement. Winning State (BVI) agreed to deliver 6,078,431 (**759,804) shares of our common stock owned by Winning State (BVI) as escrow shares (the “Escrow Shares”) to the escrow agent for the benefit of the purchasers, and to deliver some or all of those shares to the purchasers in the event the Company fails to achieve certain financial performance thresholds for the 12-month periods ending December 31, 2008 and December 31, 2009.

The financial performance thresholds for 2008 required that the Company achieve (i) both net income and cash from operations greater than $9.4 million and (ii) fully diluted earnings per share equal to or greater than $0.69. Under the terms of the agreement these thresholds were met if the Company achieved at least 95% thereof. The Company reported net income of $9.0 million, cash from operations of $18.7 million and diluted earnings per share of $0.87 (**$6.96) for 2008, and therefore the thresholds for 2008 were met by the Company. Accordingly, all of the Escrow Shares remain in escrow, pending the performance of the 2009 performance thresholds described below.

The financial performance thresholds for 2009 will be satisfied if the Company achieves (i) both net income and cash from operations of greater than $11.15 million and (ii) fully diluted earnings per share of $0.81(**$6.48). On April 1, 2010 the securities escrow agreement was amended to exclude amounts recorded as liabilities under ASC815. At December 31, 2009, excluding amounts recorded as liabilities under ASC815, the Company had net income of $10.8 million, cash from operations of $10.8 million and fully diluted earnings per share of $1.02(**$8.16).

Because we achieved at least 95% of each of the 2009 performance thresholds, all of the 2009 escrow shares have been returned to Winning State (BVI).

For purposes of determining the performance thresholds described above, fully diluted earnings per share was calculated by (x) dividing the lesser of net income and cash from operations, as reported in our 2009 financial statements plus any amounts that may have been recorded as charges or liabilities on the 2009 financial statements due to the application of Emerging Issues Task Force Issue No. 00-19 that are associated with (1) any outstanding warrants issued in connection with the Securities Purchase Agreement or (2) any liabilities created as a result of the escrow shares being released to any of our officers or directors by (y) the aggregate number of shares of our then outstanding common stock on a fully-diluted basis which number includes, without limitation, the number of shares of common stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock and the number of shares of common stock issuable upon the exercise of any then outstanding preferred stock, warrants or options of the Company.

**Reference for amount restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013. See note 17 Subsequent Events.

F-25

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Investor and Public Relations Escrow Agreement

We also entered into an investor and public relations agreement with Vision Opportunity China LP, as representative of the purchasers under the securities purchase agreement, and Loeb & Loeb LLP, as escrow agent. Under the agreement, $300,000 of the proceeds of the private placement was deposited into an escrow account with Loeb & Loeb LLP for use in investor and public relations.

Settlement Agreement

On January 22, 2008, QKL terminated its engagement agreement with Kuhns Brothers to provide QKL with investment banking services, on an exclusive basis, with respect to the private placement transaction and the share exchange transaction, and the parties executed a settlement agreement. Under the terms of the settlement agreement, we were required to pay Khuns Brothers (i) a cash fee equal to 8.5% of the gross proceeds invested in the financing by investors introduced to the Company by Kuhns Brothers, Inc. (“Introduced Investors”), and (ii) warrants to purchase up to a number of shares of common stock of the Company equal to 8.5% of the dollar amount of the shares purchased by the Introduced Investors divided by the per-share purchase price of the common stock or preferred stock in the financing. The warrants have the same terms as warrants received by the Introduced Investors. Accordingly, Kuhns Brothers received from us a cash fee of $1,300,500, Series A Warrants to purchase 63,750 (**7,969) shares of our common stock and Series B Warrants to purchase 51,000 (**6,375) shares of our common stock.

Lock-Up Agreement

In connection with the private placement we also entered into an agreement with Winning State (BVI) under which, in order to induce Forme to enter into the share exchange agreement, certain stockholders including Mr. Zhuangyi Wang, our CEO and Mr. Xudong Wang, our former CFO, agreed that (i) they would not sell or transfer any shares of our common stock until at least 12 months after the effective date of a registration statement filed with the SEC registering for resale the shares of common stock underlying the Series A Preferred Stock issued in the private placement transaction and (ii) for an additional 24 months after the end of that 12 month period, would not sell or transfer more than one-twelfth of its total shares of that common stock during any one month.

Agreements Executed in Connection with Our Public Offering

Waiver to Registration Rights Agreement

On October 16, 2009, Vision Opportunity China LP, as representative of the purchasers listed on Schedule I to the Registration Rights Agreement dated as of March 28, 2008, agreed to waive the notice and piggyback registration rights provided by the Registration Rights Agreement solely with respect to our public offering in the fourth quarter of 2009 of 2,300,000 (**287,500) shares of our common stock at a price of $17.25 ($138.00) per share that raised aggregate net proceeds of $39.7 million.

**Reference for amount restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013. See note 17 Subsequent Events.

F-26

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Waiver to Securities Purchase Agreement

On October 16, 2009, Vision Opportunity China LP, as representative of the purchasers listed on Schedule A to the Securities Purchase Agreement dated as of March 28, 2008, agreed to waive the notice and preemption rights provided by the Securities Purchase Agreement, solely with respect to our public offering in the fourth quarter of 2009 of 2,300,000 (**287,500) shares of our common stock at a price of $17.25 (**$138.00) per share that raised aggregate net proceeds of $39.7 million.

Amendment to Securities Escrow Agreement

On October 15, 2009, we entered into an Amendment to Securities Escrow Agreement, amending the Securities Escrow Agreement dated March 28, 2008, by and among the Company, Vision Opportunity China LP as representative of the Purchasers, Winning  State Investment Limited and Loeb & Loeb LLP, as escrow agent, to revise the definition of “Net income” and “Cash from Operations” for the fiscal year ended December 31, 2009 to exclude the one time non-recurring cash expenses incurred by us in connection with our public offering in the fourth quarter of 2009 and the transactions contemplated by our public offering that were not contemplated by the Securities Escrow Agreement.

Lock-Up Letters

On October 15, 2009, in connection with our public offering and in order to induce Roth Capital Partners, LLC to act as our underwriter, each of our directors and executive officers, and Winning State (BVI) agreed that, without the prior written consent of Roth Capital Partners, LLC, they would not, during the period commencing on October 15, 2009 and ending 180 days after the date of the final prospectus relating to our public offering (i) either directly or indirectly sell, pledge, lend or transfer any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, subject to certain exclusions, or (ii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock.

Anti-dilution Agreements

On March 24, 2010, we entered into a Warrant Amendment (“Series A Warrant Amendment”) to the Series A Warrant to Purchase Shares of Common Stock of the Company (“Series A Warrant”) with Vision Opportunity China LP, pursuant to which certain anti-dilution provisions of the Series A Warrants were removed on behalf of the Series A Warrant holders.  Pursuant to the Series A Warrant Amendment, we agreed not to issue any additional shares of common stock or common stock equivalents, except as otherwise contemplated by the Series A Warrant, at a per share price less than the exercise price then in effect, without the prior written consent of holders of a majority of the Series A Warrants at such time.

On March 24, 2010, we entered into a Warrant Amendment (“Series B Warrant Amendment”) to the Series B Warrant to Purchase Shares of Common Stock of the Company (“Series B Warrant”) with Vision Opportunity China LP, pursuant to which certain anti-dilution provisions of the Series A Warrants were removed on behalf of the Series A Warrant holders.  Pursuant to the Series B Warrant Amendment, we agreed not to issue any additional shares of common stock or common stock equivalents, except as otherwise contemplated by the Series B Warrant, at a per share price less than the exercise price then in effect, without the prior written consent of holders of a majority of the Series B Warrants at such time.

**Reference for amount restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013. See note 17 Subsequent Events.

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QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On March 25, 2010, we entered into a Waiver (“Waiver”) to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (“Certificate”) with the holders of our Series A Convertible Preferred Stock, pursuant to which certain anti-dilution protections of the Certificate were waived.  We plan to amend the Certificate to state that we will not issue any additional shares of common stock or common stock equivalents, except as otherwise contemplated by the Certificate, at a conversion price less than the conversion price then in effect for the Series A Preferred Stock, without the prior written consent of holders of a majority of the Series A Warrants at such time.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Presentation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The consolidated financial statements include the financial statements of QKL Stores Inc, and its wholly-owned subsidiaries (collectively referred to herein as the “Company”).  All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

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QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Foreign Currency Translation

The Company’s financial statements are presented in the U.S. dollar ($), which is the Company’s reporting currency, while its functional currency is Chinese Renminbi (RMB). Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of income. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency rate of exchange ruling at the balance sheet date. Any differences are taken to profit or loss as a gain or loss on foreign currency translation in the statements of income.

In accordance with ASC 830, Foreign Currency Matters, the Company translated the assets and liabilities into US $  using the rate of exchange prevailing at the applicable balance sheet date and the statements of income and cash flows are translated at an average rate during the reporting period.  Adjustments resulting from the translation are recorded in shareholders’ equity as part of accumulated other comprehensive income.

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QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Foreign Currency Translation (continued)

Below is a table with foreign exchange rates used for translation:

	(Average Rate) Years Ended December 31,
	2012		2011

Chinese Renminbi (RMB)	RMB	6.3198	RMB	6.4735
United States dollar ($)		$1.0000		$1.0000

As of December 31,	2012		2011

Chinese Renminbi (RMB)	RMB	6.3161	RMB	6.3647
United States dollar ($)		$1.0000		$1.0000

Segment Reporting

The Company operates in one industry segment, operating retail chain stores.  ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Given the economic characteristics of the similar nature of the products sold, the type of customer and the method of distribution, the Company operates as one reportable segment as defined by ASC 280, Segment Reporting.

Revenue Recognition

The Company earns revenue by selling merchandise primarily through its retail stores. Revenue is recognized when merchandise is purchased by and delivered to the customer and is shown net of estimated returns during the relevant period. The allowance for sales returns is estimated based upon historical experience.

Cash received from the sale of cash card (aka “gift card”) is recorded as a liability, and revenue is recognized upon the redemption of the cash card or when it is determined that the likelihood of redemption is remote (“cash card breakage”) and no liability to relevant jurisdictions exists. The Company determines the cash card breakage rate based upon historical redemption patterns and recognizes cash card breakage on a straight-line basis over the estimated cash card redemption period.  The Company recognized approximately nil in cash card breakage revenue for fiscal 2012 and 2011, respectively.

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QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company records sales tax collected from its customers on a net basis, and therefore excludes it from revenue as defined in ASC 605, Revenue Recognition.

Included in revenue are sales of returned merchandise to vendors specializing in the resale of defective or used products, which accounted for less than 0.5% of net sales in each of the periods reported.

Cost of Sales

Cost of sales includes the cost of merchandise, related cost of packaging and shipping cost and the distribution center costs.

Selling Expenses

Selling expenses include store-related expense, other than store occupancy costs, as well as advertising, depreciation and amortization, and certain expenses associated with operating the Company’s corporate headquarters.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense, net of reimbursement from suppliers, amounted to $135,877 and $192,779 for fiscal 2012 and 2011, respectively. Advertising expense is included in selling expense in the accompanying consolidated statements of income. The Company receives co-operative advertising allowances from product vendors in order to subsidize qualifying advertising and similar promotional expenditures made relating to vendors’ products. These advertising allowances are recognized as a reduction to selling expense when the Company incurs the advertising cost eligible for the credit. Co-operative advertising allowances recognized as a reduction to selling and administrative expense amounted to nil for fiscal 2012 and 2011 respectively.

Vendor Allowances

The Company receives allowances for co-operative advertising and volume purchase rebates earned through programs with certain vendors. The Company records a receivable for these allowances which are earned but not yet received when it is determined the amounts are probable and reasonably estimable, in accordance with ASC 605. Amounts relating to the purchase of merchandise are treated as a reduction of inventory cost and reduce cost of goods sold as the merchandise is sold. Amounts that represent a reimbursement of costs incurred, such as advertising, are recorded as a reduction in selling and administrative expense. The Company performs detailed analyses to determine the appropriate amount of vendor allowances to be applied as a reduction of merchandise cost and selling expenses.

F-31

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Leases

The Company accounts for its leases under the provisions of ASC 840, Leases. Certain of the Company’s operating leases provide for minimum annual payments that change over the life of the lease. The aggregate minimum annual payments are expensed on the straight-line basis over the minimum lease term. The Company recognizes a deferred rent liability for minimum step rents when the amount of rent expense exceeds the actual lease payments and it reduces the deferred rent liability when the actual lease payments exceeds the amount of straight-line rent expense. Rent holidays and tenant improvement allowances for store remodels are amortized on the straight-line basis over the initial term of the lease and any option period that is reasonably assured of being exercised.

F-32

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Restricted Cash

Restricted cash are cash deposited in a trust account maintained in the United States for the purpose of investor and public relation affairs.

Accounts Receivable

Accounts receivable consist primarily of third party purchasing card receivables, amounts due from inventory vendors for returned products or co-operative advertising and amounts due from lessors for tenant improvement allowances. Accounts receivable have not historically resulted in any material credit losses. An allowance for doubtful accounts is provided when accounts are determined to be uncollectible.

Inventories

Inventories primarily consist of merchandise inventories and are stated at lower of cost or market and net realizable value. Cost of inventories is calculated on the weighted average basis which approximates cost.

Management regularly reviews inventories and records valuation reserves for damaged and defective returns, inventories with slow-moving or obsolescence exposure and inventories with carrying value that exceeds market value. Because of its product mix, the Company has not historically experienced significant occurrences of obsolescence.

Inventory shrinkage is accrued as a percentage of revenues based on historical inventory shrinkage trends. The Company performs physical inventory count of its stores once per quarter and cycle counts inventories at its distribution centers once per quarter throughout the year. The reserve for inventory shrinkage represents an estimate for inventory shrinkage for each store since the last physical inventory date through the reporting date.

These reserves are estimates, which could vary significantly, either favorably or unfavorably, from actual results if future economic conditions, consumer demand and competitive environments differ from expectations.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Significant additions or improvements extending useful lives of assets are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

F-33

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Buildings	30 to 40 years
Shop equipment	5 years
Office equipment	3 years
Motor vehicles	5 years
Car park	43 years
Leasehold improvements	Shorter of estimated useful life or term of lease

Land Use Rights

According to the laws of the PRC, the government owns all the land in the PRC.  Companies or individuals are authorized to possess and use the land only through the land use rights granted by the government. The land use rights represent cost of the rights to use the land in respect of properties located in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 30 to 40 years.

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired. Under ASC 350, Intangibles — Goodwill and Other, goodwill is not amortized but evaluated for impairment annually or whenever events or changes in circumstances indicate that the value may not be recoverable.

The Company performed an annual impairment test as of the end of fiscal 2012 and 2011, and determined that an impairment loss in the amount of $26,697,561 and $19,219,870 were recorded in 2012 and 2011 respectively.

Long-lived Assets

The Company reviews long-lived assets for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Long-lived assets are reviewed for recoverability at the lowest level in which there are identifiable cash flows, usually at the store level. The carrying amount of a long-lived asset is not considered recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. If the asset is determined not to be recoverable, then it is considered to be impaired and the impairment to be recognized is the amount by which the carrying amount of the asset exceeds the fair value of the asset, determined using discounted cash flow valuation techniques, as defined in ASC 360, Property, Plant, and Equipment.

F-34

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company determined the sum of the undiscounted cash flows expected to result from the use of the asset by projecting future revenue and operating expense for each store under consideration for impairment. The estimates of future cash flows involve management judgment and are based upon assumptions about expected future operating performance. The actual cash flows could differ from management’s estimates due to changes in business conditions, operating performance and economic conditions.

The Company’s evaluation resulted in no long-lived asset impairment charges during fiscal 2012 and 2011.

Concentration of Credit Risk

The Company maintains cash in bank deposit accounts in PRC, except one restricted cash deposit account in the U.S. for the sole purpose of disbursements of investor relations expenses.  The account in the U.S. is uninsured by the Federal Deposit Insurance Corporation (“FDIC”) up to nil. The Company performs ongoing evaluations of this institution to limit its concentration risk exposure.

The Company operates retail stores located principally in the Northeast China. Because of this, the Company is subject to regional risks, such as the economy, regional financial conditions and unemployment, weather conditions, power outages, and other natural disasters specific to the region in which the Company operates.

The Company relies on three distribution centers located in Daqing, Shenyang and Harbin, China, which service its stores. Any natural disaster or other serious disruption to the distribution center due to fire, earthquake or any other cause could damage a significant portion of inventory and could materially impair the Company’s ability to adequately stock its stores.

Accrual and Disclosure of Loss Contingencies

We determine whether to disclose or accrue for loss contingencies based on an assessment of whether the risk of loss is remote, reasonably possible or probable, and whether it can be reasonably estimated. We analyze, if any, our litigation and regulatory matters based on available information to assess the potential liabilities. Our assessment is developed based on an analysis of possible outcomes under various strategies. We accrue for loss contingencies when such amounts are probable and reasonably estimable. If a contingent liability is only reasonably possible, we will disclose the potential range of the loss, if estimable. We record losses related to contingencies in cost of operations or selling, general and administrative expenses, depending on the nature of the underlying transaction leading to the loss contingency.

Retirement Benefit Plans

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Company to make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Company accounts the mandated defined contribution plan under the vested benefit obligations approach based on the guidance of ASC 715, Compensation—Retirement Benefits.

The total amounts for such employee benefits which were expensed were $4,708,372 and $3,370,869 for the years ended December 31, 2012 and 2011, respectively.

F-35

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Retained Earnings - Appropriated

The income of the Company’s PRC subsidiaries is distributable to their shareholder after transfer to reserves as required by relevant PRC laws and regulations and the subsidiary’s Articles of Association.  As stipulated by the relevant laws and regulations in the PRC, these PRC subsidiaries are required to maintain reserves which are non-distributable to shareholders. Appropriations to the reserves are approved by the respective boards of directors.

Reserves include statutory surplus reserves and discretionary reserves.  Statutory surplus reserves can be used to make good previous years’ losses, if any, and may be converted into capital in proportion to the existing equity interests of shareholders, provided that the balance after such conversion is not less than 25% of the registered capital.  The appropriation to the statutory surplus reserves must not be less than 10% of net profit after taxation.  Such appropriation may cease to apply if the balance of the fund is equal to 50% of the entity’s registered capital.  The annual appropriations of reserves of QKL-China and Qinglongxin Commerce are 10% and 10% for the years ended December 31, 2012 and 2011, respectively.

Income Taxes

The Company follows ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted ASC 740-10-25 on January 1, 2007, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position.  The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize any additional liabilities for uncertain tax positions as a result of the implementation of ASC 740-10-25.

F-36

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Fair Value Measurements

ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  ASC 820 establishes three levels of inputs that may be used to measure fair value:

•	Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company holds. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
•	Level 2 – Valuation based on quoted prices in markets that are not active for which all significant inputs are observable, either directly or indirectly.
•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company adopted ASC 820, Fair Value Measurements and Disclosures, on January 1, 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Company has also adopted ASC 820, on January 1, 2009 for non financial assets and non financial liabilities, as these items are not recognized at fair value on a recurring basis. The adoption of ASC 820 for all financial assets and liabilities and non-financial assets and non-financial liabilities did not have any impact on the Company’s consolidated financial statements.

Financial instruments include cash, accounts receivable, prepayments and other receivables, short-term borrowings from banks, accounts payable and accrued expenses and other payables. The carrying amounts of cash, accounts receivable, prepayments and other receivables, short-term loans, accounts payable and accrued expenses approximate their fair value due to the short term maturities of these instruments. See footnote 10 regarding the fair value of the Company’s warrants, which are classified as Level 3 liabilities in the fair value hierarchy.

The fair value of warrants was calculated using the Black-Scholes option pricing model. The assumptions that were used to calculate fair value as of December 31, 2009 were as follows:

Investor Warrants:	12/31/2009
Expected volatility	54%
Risk free rate	1.82%
Expected terms	3.24
Expected dividend yield	-

Expected volatility is based on average peer group volatility with comparable size and operations. The Company did not have enough historical share trade period and was thinly traded. The Company believes this method produces an estimate that is representative of the Company’s expectations of future volatility over the expected term of these warrants. The Company has no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on U.S. Treasury securities according to the remaining term of the warrants.

F-37

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Recently Issued Accounting Guidance

In July 2012, FASB has issued Accounting Standards Update (ASU) No. 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. This ASU states that an entity has the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with Codification Subtopic 350-30, Intangibles—Goodwill and Other, General Intangibles Other than Goodwill. Under the guidance in this ASU, an entity also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period. The amendments in this ASU are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance.

In August 2012, FASB has issued Accounting Standards Update (ASU) No. 2012-03, Technical Amendments and Corrections to SEC Sections. This ASU amends various SEC paragraphs pursuant to SAB 114, SEC Release No. 33-9250, and ASU 2010-22, which amend or rescind portions of certain SAB Topics.

In October 2012, FASB has issued Accounting Standards Update (ASU) No. 2012-04, Technical Corrections and Improvements. This ASU make technical corrections, clarifications, and limited-scope improvements to various Topics throughout the Codification. The amendments in this ASU that will not have transition guidance will be effective upon issuance for both public entities and nonpublic entities. For public entities, the amendments that are subject to the transition guidance will be effective for fiscal periods beginning after December 15, 2012. For nonpublic entities, the amendments that are subject to the transition guidance will be effective for fiscal periods beginning after December 15, 2013.

In October 2012, FASB has issued Accounting Standards Update (ASU) No. 2012-05, Statement of Cash Flows (Topic 230). This ASU addresses how cash receipts arising from the sale of certain donated financial assets, such as securities, should be classified in the statement of cash flows of not-for-profit entities (NFPs). Some NFPs classify those cash receipts as investing cash inflows, while other entities classify them as either operating cash inflows or financing cash inflows, consistent with their treatment of inflows arising from cash contributions. The objective of this Update is for an NFP to classify cash receipts from the sale of donated financial assets consistently with cash donations received in the statement of cash flows if those cash receipts were from the sale of donated financial assets that upon receipt were directed without the NFP imposing any limitations for sale and were converted nearly immediately into cash. The amendments in the ASU are effective prospectively for fiscal years, and interim fiscal periods within those years, beginning after June 15, 2013. Retrospective application to all periods presented upon the date of adoption is permitted. Early adoption from the beginning of the fiscal year of adoption is permitted.

F-38

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3 – OTHER RECEIVABLES

Other receivables consisted of the following:

December 31,	2012	2011

Deposits (1)	$2,860,232	$666,207
Purchase deposits (2)	240,174	1,324,056
Input value added tax recoverable (3)	4,420,456	7,331,965
Rebates receivables (4)	2,366,521	2,363,854
Loans to customers (5)	7,844,421	-
Others	310,556	305,052

Total	$18,042,360	$11,991,134

(1)	Deposits are cash held by cashiers of retail stores for day to day operations.
(2)	Purchase deposits are cash held by employees in retail stores for the equipment purchase.
(3)	Input VAT arises when the group purchases products from suppliers and input VAT can be deducted from output VAT on sales.
(4)	Rebates receivables represent promotional allowances provided by vendors for promotions incurred by the company.
(5)	Loans to customers are short term loans with interest rates ranging from 0.6% to 1.0% per month made by QKL-LQ. All loans to customers will be collected within one year.

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:

December 31,	2012	2011

Buildings	$6,773,312	$6,861,043
Shop equipment	19,483,024	19,815,360
Office equipment	4,243,396	4,028,789
Motor vehicles	1,460,327	1,642,125
Car park	20,392	20,237
Leasehold improvements	27,150,156	27,515,996
Construction in progress	10,008,740	2,087,368

Total property, plant and equipment	69,139,347	61,970,918
Less: accumulated depreciation and amortization	(23,699,987)	(18,928,782)

Total property, plant and equipment, net	$45,439,360	$43,042,136

F-39

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Buildings with net book value of approximately $5,255,580 were used as collateral of short term bank loans.

The depreciation expenses for the years ended December 31, 2012 and 2011 were $6,702,740 and $6,065,858, respectively

NOTE 5 – LAND USE RIGHTS

Land use rights consisted of the following:

December 31,	2012	2011

Land use rights	$930,118	$923,016
Less – accumulated amortization	(205,358)	(174,606)

Total intangible assets, net	$724,760	$748,410

The amortization expenses of land use rights for the years ended December 31, 2012 and 2011 were $29,391 and $28,693 respectively.

Future amortization of land use rights is as follows:

Years ending December 31,	Amount
2013	$29,391
2014	29,391
2015	29,391
2016	29,391
2017	29,391
Thereafter	577,805

Total	$724,760

Land use rights with net book value of $724,760 were used as collateral of short term bank loans.

NOTE 6 – GOODWILL

Goodwill represents the excess of cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination at the date of acquisition.

Goodwill for impairment has been tested annually, or whenever events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying amount. The test to evaluate for impairment is a two-step process. In the first step, we compare the fair value of each of our reporting units to its carrying value. If the fair value of any reporting unit is less than its carrying value, we perform a second step to determine the implied fair value of goodwill associated with that reporting unit. If the carrying value of goodwill exceeds the implied fair value of goodwill, such excess represents the amount of goodwill impairment.

In 2012, we recorded an impairment loss in the amount $26,697,561 reducing goodwill attributed to our acquisition of business operations in 2010 and 2008 from a carrying amount of $26,346,942 to a fair value of $0. The circumstances leading to the impairment are attributed to the changes in the competitive environment and forecasted results of our business operations. The material assumptions used for the income approach for 2012 were a discount rate of 19.5% and a long-term growth rate of 8% for the first 5 years and 3% hereafter. We considered historical rates and current market conditions when determining the discount and growth rates to use in our analyses.

In 2011, we recorded an impairment loss in the amount $19,219,870 reducing goodwill attributed to our acquisition of business operations in 2010 and 2008 from a carrying amount of $45,566,812 to a fair value of $26,346,942. The circumstances leading to the impairment are attributed to the changes in the competitive environment and forecasted results of our business operations. The material assumptions used for the income approach for 2011 were a discount rate of 19.5% and a long-term growth rate of 8% for the first 5 years and 3% hereafter. We considered historical rates and current market conditions when determining the discount and growth rates to use in our analyses. If these estimates or their related assumptions change in the future, we may be required to record further impairment charges for goodwill.

F-40

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

A summary of changes in the Company’s goodwill is as follows:

	2012		2011
	(RMB)	(USD)	(RMB)	(USD)
Balance – beginning of year:
Goodwill	290,019,086	45,566,812	290,019,086	43,863,929
Accumulated impairment charges	(122,328,706)	(19,219,870)	-	-
	167,690,380	$26,346,942	290,019,086	$43,863,929
Activity during the year:
Additions	-	-	-	-
Impairment charge	(167,690,380)	$(26,533,960)	(122,328,706)	(19,219,870)
Other adjustments*	-	187,018	-	1,702,883
	(167,690,380)	$(26,346,942)	(122,328,706)	(17,516,987)
Balance – end of year:
Goodwill	290,019,086	45,917,431	290,019,086	45,566,812
Accumulated impairment charges	(290,019,086)	(45,917,431)	(122,328,706)	(19,219,870)
	-	-	167,690,380	$26,346,942

* Other adjustments are the exchange differences arising during the year.

The goodwill was generated from the acquisition of a number of businesses in Northeast China through the purchases of assets and the business operations from unrelated parties. According to ASC 805 “business combinations”, the acquisition of these businesses should be treated as acquisition of a business.

During 2008, the Company purchased the business operations and certain assets of stores that sell grocery, food and non-food products in the local region from five independent third parties: (1) Heilongjiang Longmei Commerce Co., Ltd (the “Anda Store”); (2) Nehe Wanlong Commercial Building Co., Ltd. (the “Nehe Store”); (3) Fuyu Xinshuguang Real Estate Development Co., Ltd (the “Fuyu Store”); (4) Daqing Xinguangtiandi Shopping Center Co., Ltd (the “Xinguang tiandi Store”); and (5) Hulunbeier Huahui Department Store Co., Ltd. (the “Hailaer Store”).  The consideration for the acquisitions was settled in cash and was accounted for as follows (presented in RMB):

No.	Store Name	Acquisition Date	Consideration	The fair value of net assets	Goodwill
			(RMB)	(RMB)	(RMB)	(USD)*
1	Anda Store	08/31/2008	22,740,000	970,404	21,769,596	$3,180,272
2	Nehe Store	09/30/2008	16,800,000	828,500	15,971,500	2,329,871
3	Fuyu Store	10/31/2008	17,400,000	1,042,010	16,357,990	2,387,324
4	Xinguangtiandi Store	09/30/2008	13,800,000	880,000	12,920,000	1,884,728
5	Hailaer Store	10/31/2008	66,000,000	1,580,000	64,420,000	9,401,607
	Total		136,740,000	5,300,914	131,439,086

*converted into U.S. dollars using the date of acquisition exchange rate

F-41

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

During 2010, the Company acquired the business operations and certain assets of stores that sell grocery, food and non-food products in the local region from seven independent third parties:(1) Jian County Great Wall Operating Management Co., Ltd  (the “Jian Store”); (2) Inner Mongolia Fada Property Development Group Co., Ltd (the “Manzhouli Store”); (3) Taian County Jiahemei Commercial Co., Ltd (the “Taian Store”); (4) ARongQi Naji Town Shopping Center (the “Arongqi Store”); (5) Tianlong Shopping Mall (the “Mulan Store”); (6) Liaoyang LeWanJia Shopping Center (the “Liaoyang Store”); and (7) Siping Wanxi Commercial Co., Ltd (the “Siping Store”). After the closing of the acquisition, these businesses ceased their operations as retail stores and the Company was licensed to operate in these locations. The operating results of these businesses have been included in the consolidated financial statements since the acquisition dates. The consideration for the acquisitions was settled in cash and was accounted for as follows (presented in RMB):

No.	Store Name	Acquisition Date	Consideration	The fair value of the net assets	Goodwill
			(RMB)	(RMB)	(RMB)	(USD)*
1	Jian Store	08/01/10	31,500,000	-	31,500,000	$4,647,080
2	Manzhouli Store	07/01/10	18,380,000	-	18,380,000	2,705,611
3	Taian Store	07/01/10	28,000,000	-	28,000,000	4,121,714
4	Arongqi Store	11/01/10	16,100,000	-	16,100,000	2,409,927
5	Mulan Store	12/01/10	14,000,000	-	14,000,000	2,096,923
6	Liaoyang Store	10/01/10	27,600,000	-	27,600,000	4,117,866
7	Siping Store	11/01/10	23,000,000	-	23,000,000	3,442,753
	Total		158,580,000	-	158,580,000

*   converted into U.S. dollars using the date of acquisition exchange rate

No supplemental pro forma information is presented for the acquisitions due to the immaterial effect of each acquisition on the Company’s results of operations.

Acquisition-related expenses in connection with the 2010 acquisitions are classified within the general and administrative expenses and amounted to $117,747, which included the expenses for investigating and researching, evaluating, coordinating and directing the acquisition transactions.

NOTE 7 – SHORT TERM BANK LOANS

Short term bank loans consisted of the following:

December 31,			2012	2011
	Due date	Interest rate
Longjiang Commercial Bank	4/18/2013	6.941%	$7,916,278	$7,855,830
Longjiang Commercial Bank	4/25/2013	7.544%	7,916,277	3,142,332

Total short term bank loans			$15,832,555	$10,998,162

The loans provided by Longjiang Commercial Bank were secured by buildings and land use rights with net book value of approximately $5,255,580 and $724,760 respectively.

NOTE 8 – ACCRUED EXPENSES AND OTHER PAYABLES

Other payables consisted of the following:

December 31,	2012	2011

Accrued expenses	$16,146,809	$8,184,785
VAT and other PRC tax payable	134,483	1,695,669
Repair, maintenance, and purchase of equipment payable	500,280	2,535,486
Amount due to a director – unsecured, interest free and no repayment date	7,916,277	-
Employee promoters bond deposit	3,399,363	1,912,716

Total other payables	$28,097,212	$14,328,656

F-42

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 9 – EARNINGS PER SHARE

The Company calculates earnings per share in accordance with ASC 260, Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Potentially dilutive common shares consist of convertible preferred stock (using the if-converted method) and exercisable warrants and stock options outstanding (using the treasury method).  Holder of Class A convertible preferred stock participate in dividends of the Company on the same basis as holders of the Company’s common stock and is therefore included in the calculation of basic earnings per share using the two class method. The following table sets forth the computation of basic and diluted net income per common share:

The following table sets forth the computation of basic and diluted net income per common share:

Years Ended December 31,	2012	2011

Net loss to QKL Stores, Inc. for computing basic net loss per share	$(31,042,540)	$(16,583,381)
Undistributed earnings allocated to Series A Convertible Preferred Stock	-	-
Net loss attributable to ordinary shareholders for computing basic net loss per ordinary share	$(31,042,540)	$(16,583,381)
Weighted-average shares of common stock outstanding in computing net loss per common stock
Basic	10,509,469	10,166,618
Dilutive shares:
Conversion of Series A Convertible Preferred Stock	1,837,215	2,179,761
Dilutive effect of stock warrants and options	-	-
Anti-dilutive effect of preferred stock	(1,837,215)	(2,179,761)
Diluted	10,509,469	10,166,618
Basic earnings per share of common stock	$(2.95)	$(1.63)
Diluted earnings per share	$(2.95)	$(1.63)

The 3,922,953 shares of stock warrants and 677,666 options were not included in the computation of diluted net earnings per share as their effects would have been anti-dilutive since the average share price for the years ended December, 2012 and 2011 were lower than the options and warrants exercise price.

The following earnings per share computation data are restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013. See also note 17 Subsequent Events.

Weighted-average shares of common stock outstanding in computing net loss per common stock
Basic	1,313,684	1,270,827
Dilutive shares:
Conversion of Series A Convertible Preferred Stock	229,652	272,470
Dilutive effect of stock warrants and options	-	-
Anti-dilutive effect of preferred stock	(229,652)	(272,470)
Diluted	1,313,684	1,270,827
Basic earnings per share of common stock	$(23.63)	$(13.05)
Diluted earnings per share	$(23.63)	$(13.05)

F-43

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 10 – PREFERRED STOCK AND STOCK WARRANTS

Series A Preferred Stock

The terms of the Company’s Series A Preferred Stock are set forth in a Certificate of Designations, which we filed with the Secretary of State of the State of Delaware on March 13, 2008. Set forth below are the material terms of our Series A Preferred Stock:

Conversion and Anti-Dilution: Each share of Series A Preferred Stock is convertible at any time into one share of the Company’s common stock. A holder of Series A Preferred Stock may not convert those shares if as a result of the conversion, that holder would beneficially own more than 4.99% of the Company’s common stock outstanding at that time. A holder may, however, waive this provision by providing the Company with 61 days’ notice that such holder wishes to waive this restriction with regard to any or all shares of common stock issuable upon conversion of such holder’s Series A Preferred Stock.

Voting: Holders of the Series A Preferred Stock vote on an “as converted” basis together with the common stock, as a single class, in connection with any proposal submitted to stockholders to: (i) increase the number of authorized shares, (ii) approve the sale of any capital stock of the Company, (iii) adopt an employee stock option plan, and (iv) effect any merger, consolidation, sale of all or substantially all of the assets of the Company, or related consolidation or combination transaction. Holders of the Series A Preferred Stock have a separate class vote on all matters that impact the rights, value, or ranking of the Series A Preferred Stock.

Liquidation Preference: In the event of a liquidation, dissolution or winding up, voluntary or involuntary, of the Company, the holders of Series A Preferred Stock then outstanding will be entitled to receive, out of the Company’s assets available for distribution to the Company’s stockholders, an amount equal to $5.10 (**40.80) per share before any payment is made or any assets distributed to the holders of the common stock or any other stock that ranks junior to the Series A Preferred Stock. The holders rank (a) senior to the common stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments on a liquidation event and (b) pari passu with any other class or series of stock of the Company, the terms of which specifically provide that such class or series will rank pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments on a liquidation event.

Dividends: The shares of Series A Preferred Stock are not entitled to dividends unless the Company pays dividends, in cash or other property, to holders of outstanding shares of common stock. If the Company does pay dividends, each outstanding share of Series A Preferred Stock will entitle its holder to receive dividends out of available funds equal to the dividends to which the common stock into which such share was convertible on the record date would have been entitled, had such common stock been issued.

Series A and Series B Stock Warrants

As a result of a completed sale of 9,117,647 units for cash proceeds of $15,500,000 on March 28, 2008, the Company issued Series A stock warrants of 1,940,885 and Series B stock warrants of 1,933,637 which can be converted on a one-for-one basis into shares of the Company’s common stock.  The stock warrants have a five year life and the Series A warrants are exercisable at an equivalent price of $10.20 (**$81.60) per share and the Series B are exercisable at an equivalent price of $12.75 (**$102.00) per share.  These stock warrants will expire on March 28, 2013 pursuant to the warrant agreements.

The Company used the Black-Scholes option pricing model to determine the fair value of the Series A and B stock warrants on March 28, 2008 (assumptions used – expected life of 5 years, volatility of 89%, risk free interest rate of 2.51%, and expected dividend yield of 0%).

Effective January 1, 2009, the Company adopted the provisions of FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) (previously EITF 07-5, “Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock”). As a result of adopting ASC 815, warrants to purchase 11,623,566 of the Company’s common stock previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment as there was a down-round protection (full-ratchet down round protection).   As a result, the warrants were not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants were recognized in earnings until such time as the warrants are exercised or expire.  The Company reclassified the fair value of these warrants from equity to liability, as if these warrants were treated as a derivative liability. On January 1, 2009, the Company recorded as a cumulative effect adjustment of decreasing additional paid-in capital of $6,020,000 and beginning retained earnings of $2,792,017 and $8,812,017 to warrant liabilities to recognize the fair value of such warrants. The fair value of the warrants was $44,304,034 on December 31, 2009. The Company recognized $35,492,017 loss from the change in fair value of warrants for the year ended December 31, 2009.

**Reference for amount restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013. See note 17 Subsequent Events.

F-44

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company amended Series A and Series B stock warrant agreements deleting the down-round protection (full-ratchet down round protection) provision on March 24, 2010. As a result of this amendment, the Company is no longer required to treat Series A and Series B warrants as a liability and was reclassified to equity as of March 24, 2010 (assumption used – expected life of 3 years, volatility of 57%, and risk free interest rate of 1.67%, and expected dividend yield of 0%). Based on the revaluation, the Company recognized $7,801,649 of income related to this transaction and reclassified $36,502,385 to equity.

Warrant C

On January 22, 2010, the Company issued a warrant (“Warrant C”) to a non-related individual in exchange for consulting services relating to operational and managerial experience. Warrant C can be converted into 66,666 (**8,333) shares of the Company’s common stock at an exercise price of $15.00 (**$120) per share. Warrants C has a five year term and became exercisable 180 days from the date of issuance of Warrant C.

The Company recognized share-based compensation cost based on the grant-date fair value estimated in accordance with ASC 505-50   “equity based payments to non-employees”.  The fair value of these stock warrants on the date of grant was estimated using the Black-Scholes method (assumption used – expected life of 2.75 years, volatility of 54%, and risk free interest rate of 1.25%, and expected dividend yield of 0%).  The Company recognized $558,180 of compensation expense related to this transaction.

A summary of the Company’s stock warrant activities are as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance – December 31, 2011	3,922,953	$11.53	$1.27
Exercised	-	-	-
Cancelled	-	-	-
Balance – December 31, 2012	3,922,953	$11.53	$0.27

The following summary of the Company’s stock warrant activities are restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013. See also note 17 Subsequent Events.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance – December 31, 2011	490,369	$92.24	$1.27
Exercised	-	-	-
Cancelled	-	-	-
Balance – December 31, 2012	490,369	$92.24	$0.27

**Reference for amount restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013. See note 17 Subsequent Events.

F-45

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 11 – SHARE BASED COMPENSATION

Under the 2009 Omnibus Securities and Incentive Plan, on September 14, 2009, the Company entered into stock option agreements with its three independent directors, granting each director options to purchase 6,666 (**833) shares of the Company’s common stock at an exercise price of $24.00 (**$192.00) per share.  The options vest in approximately equal amounts on the three subsequent anniversary dates of the grant and expire on the fifth anniversary of the date of agreement of or the date the option is fully exercised. On January 30, 2010, the Company entered into amendment agreements with its three directors to correct the exercise price to $22.50(**$180.00), which was the fair market value on the date of the grant. The correction of this error was considered immaterial.

Under the 2009 Omnibus Securities and Incentive Plan, on June 26, 2010, the Company granted the its Chief Operating Officer, Alan Stewart and 20 employees options to acquire 690,000 (**86,250) shares of the Company's common stock at an exercise price of $13.20 (**$105.60) per share.  The options vest in approximately equal amounts on the four subsequent anniversary dates of the grant and expire on the eighth anniversary of the date of agreement of or the date the option is fully exercised.

Under the 2009 Omnibus Securities and Incentive Plan, on December 2, 2010, the Company granted its Chief Financial Officer, Tsz-Kit Chan options to acquire 33,333 (**4,167) shares of the Company's common stock at an exercise price of $10.26 (**$82.08) per share.  The options vest in approximately equal amounts on the four subsequent anniversary dates of the grant and expire on the eighth anniversary of the date of agreement of or the date the option is fully exercised.

The Company accounts for its share-based compensation in accordance with ASC 718 and recognizes compensation expense using the fair-value method on a straight-line basis over the requisite service period for share option awards and non-vested share awards granted which vested during the period.  The fair value for these awards was estimated using the Black-Scholes option pricing model on the date of grant with the following assumptions:

	September 14, 2009	June 26, 2010	December 2, 2010
Expected life (years)	3.5	3.25	3.25
Expected volatility	41.2%	53%	44.9%
Risk-free interest rate	1.69%	1.49%	0.96%
Dividend yield	-	-	-

The expected volatilities are based on the historical volatility of the Company’s common stock.  The observation is made on a weekly basis.  The observation period covered is consistent with the expected life of the options.  The expected life of stock options is based on the minimum vesting period required.  The risk-free rate is consistent with the expected terms of the stock options and is based on the United States Treasury yield curve in effect at the time of grant.

Stock-based compensation expenses recognized was $850,381 for the year ended December 31, 2012. A summary of the Company’s stock options activities under the 2009 Omnibus Securities and Incentive Plan are as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term(Years)	Intrinsic Value
Outstanding – December 31, 2011	677,666	$13.33	2.52	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-

Outstanding– December 31, 2012	677,666	$13.33	1.46	$-

Exercisable - December 31, 2012	414,600	$13.51	1.43	$-

**Reference for amount restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013. See note 17 Subsequent Events.

F-46

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following summary of the Company’s stock options activities under the 2009 Omnibus Securities and Incentive Plan are restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013. See also note 17 Subsequent Events.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term(Years)	Intrinsic Value
Outstanding – December 31, 2011	84,708	$106.64	2.52	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-

Outstanding– December 31, 2012	84,708	$106.64	1.46	$-

Exercisable - December 31, 2012	51,825	$108.08	1.43	$-

The weighted average grant date fair value of options granted during year of 2012 and 2011 were nil.

As of December 31, 2012, there was $1,224,525 of total unrecognized compensation cost related to non-vested share option awards granted.  Such cost is expected to be recognized over a weighted-average period of 1-2 years.

NOTE 12 – INCOME TAXES

The income tax provision consisted of the following:

Years Ended December 31,	2012	2011

Current:
Foreign	$(198,092)	$3,856,527
Federal	-	-
State	-	-

Deferred:
Foreign	(2,102,122)	(2,403,124)
Federal	-	-
State	-	-

Provision for income taxes	$(2,300,214)	$1,453,403

F-47

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Deferred tax assets and liabilities reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components that give rise to deferred tax as of December 31, 2012 and 2011 were as follows:

December 31,	2012	2011

Current:
Accrued liabilities	$2,877,333	$394,977
Inventory provision	191,470	-
Non-current:
Depreciation on property, plant and equipment	70,442	77,347
Net operating loss carry-forward	3,188,687	2,500,246

Total deferred income taxes	6,327,932	2,972,570
Less: valuation allowance	-	-

Net deferred income taxes	$6,327,932	$2,972,570

The difference between the effective income tax rate and the expected federal statutory rate was as follows:

Years Ended December 31,	2012	2011

Statutory rate	34.0%	34.0%
Income tax rate reduction	(9.0)%	(9.0)%
Permanent differences	-%	-%
Valuation allowance	-%	-%
Impairment of goodwill	(20.0)%	(31.8)%
Warrant liability	-%	-%
Other	1.9%	(2.8)%

Effective income tax rate	6.9%	(9.6)%

The permanent differences were related to the non-deductible expenses under China taxation law.

Dividends paid by Speedy Brilliant (Daqing) to Speedy Brilliant BVI are subject to the withholding tax of 10%. Distributions made out of pre January 1, 2008 retained earnings will not be subject to the withholding tax. The Company's PRC entities historically have not declared or paid any dividends.

Aggregate losses of the Company's subsidiary, variable interests entity and its subsidiary located in the PRC that are available for distribution to the Company of approximately $2.63 million at December 31, 2012 are considered to be indefinitely reinvested, and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to the Company.

F-48

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 13 – SEGMENT INFORMATION

The Company is principally engaged in the operation of retail chain store in the PRC. Nearly all identifiable assets of the Company are located in the PRC. All revenues are derived from customers in the PRC. Accordingly, no analysis of the Company’s sales and assets by geographical market is presented.

For the years ended December 31, 2012 and 2011, the Company’s net revenues from external customers for products and services are as follows:

Years Ended December 31,	2012	2011

Sale of general merchandise	$359,625,745	$365,230,321
Department store income	4,832,718	4,060,540
Other income	1,166,318	1,209,559

Total	$365,624,781	$370,500,420

For the years ended December 31, 2012 and 2011, the Company’s net revenues from external customers for sale of general merchandise by categories of product are as follows:

Years Ended December 31,	2012	2011

Grocery	$134,599,622	$125,176,060
Fresh food	172,059,718	172,554,315
Non-food	52,966,405	67,499,946

Total	$359,625,745	$365,230,321

NOTE 14 –COMPREHENSIVE INCOME

Total comprehensive income includes, in addition to net income, changes in equity that are excluded from the consolidated statements of income and are recorded directly into a separate section of shareholders’ equity on the consolidated balance sheets.  Comprehensive income and its components consist of the following:

Years Ended December 31,	2012	2011

Net income	$(31,042,540)	$(16,583,381)
Other comprehensive income, net of tax
Foreign currency translation adjustment	1,322,788	4,033,171

Comprehensive income	$(29,719,752)	$(12,550,210)

F-49

QKL STORES INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Operating Leases

Certain of our real properties and equipment are operated under lease agreements. Rental expense under operating leases was as follows:

Years Ended December 31,	2012	2011

Rent expense	$9,846,142	$9,857,879
Less: Sublease income	2,135,839	1,983,347

Total rent expense, net	$7,710,303	$7,874,532

Annual minimum payments under operating leases are as follows:

Years Ended December 31,	Minimum Lease Payment	Sublease Income	Net Minimum Lease Payment

2013	$8,430,420	$1,098,557	7,331,863
2014	8,427,482	4,082	8,423,400
2015	8,333,014	-	8,333,014
2016	8,135,968	-	8,135,968
2017	7,936,970	-	7,936,970
Thereafter	72,993,791	-	72,993,791

Total	$114,257,645	$1,102,639	$113,155,006

NOTE 16 – AMENDMENT TO ARTICLES OF INCORPORATION

On June 11, 2012, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation, as amended to date, with the Secretary of State of the State of Delaware to effect a one-for-three reverse stock split (the “Reverse Stock Split”) of the issued and outstanding common stock of the Company, so that every three (3) outstanding shares of common stock before the Reverse Stock Split represents one (1) share of common stock after the Reverse Stock Split. The Reverse Stock Split became effective on and as of June 11, 2012. The Reverse Stock Split was duly approved by the Board of Directors of the Company and the Company’s shareholders entitled to vote a majority of the shares of common stock pursuant to Delaware General Corporation Law.

As a result of the Reverse Stock Split, the number of outstanding shares of common stock of the Company was reduced to 10,527,637 shares. Fractional stockholdings were rounded up to the nearest whole number. Each shareholder's percentage ownership interest in the Company and proportional voting power remains unchanged after the Reverse Stock Split except for minor changes and adjustments resulting from rounding of fractional interests. The rights and privileges of the holders of common stock are substantially unaffected by the Reverse Stock Split.

All common stock based data in our consolidated financial statements and the accompanying notes has been retroactively restated to reflect this Reverse Stock Split.

NOTE 17 – SUBSEQUENT EVENTS

On February 4, 2013, QKL Stores Inc. (the “Company”) filed a Certificate of Amendment to the Company’s Certificate of Incorporation, as amended to date (the “Certificate of Amendment”), with the Secretary of State of the State of Delaware to effect a one-for-eight reverse stock split (the “Reverse Split”) of the issued and outstanding common stock of the Company, so that every eight (8) outstanding shares of common stock before the Reverse Split represents one (1) share of common stock after the Reverse Split. The Reverse Split became effective on and as of February 4, 2013. As a result of the Reverse Split, the number of outstanding shares of common stock of the Company will be reduced to approximately 1.44 million shares. The rights and privileges of the holders of common stock are substantially unaffected by the Reverse Split.

F-50

QKL STORES INC. AND SUBSIDIARIES

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to		Balance at
	Beginning of	Costs and		End of
	Period	Expenses	Deductions	Period

December 31, 2011
Allowance for doubtful receivables	$-	$-	$-	$-
Allowance for sales returns	15,077	2,379,040	2,347,160	46,957
Inventory reserves	55,780	372,777	97,366	331,191
December 31, 2012
Allowance for doubtful receivables	$-	$-	$-	$-
Allowance for sales returns	46,957	2,407,567	2,427,381	27,143
Inventory reserves	331,191	434,690	-	765,882

F-51